As filed with the U.S. Securities and Exchange Commission on May 24, 2007

Registration No. 333-126754

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3
TO FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Nevada	NeoGenomics, Inc.	74-2897368
(State or Other Jurisdiction of Incorporation or Organization)	(Name of Registrant in Our Charter)	(I.R.S. Employer Identification No.)

Robert P. Gasparini
12701 Commonwealth Drive, Suite 9		12701 Commonwealth Drive, Suite 9
Fort Myers, Florida 33913		Fort Myers, Florida 33913
(239) 768-0600	8731	(239) 768-0600
(Address and telephone number of Principal Executive Offices and Principal Place of Business)	(Primary Standard Industrial Classification Code Number)	(Name, address and telephone number of agent for service)

With a copy to:
Clayton E. Parker, Esq.
Matthew Ogurick, Esq.
Kirkpatrick & Lockhart
Preston Gates Ellis LLP
201 S. Biscayne Boulevard, Suite 2000
Miami, Florida 33131
Telephone: (305) 539-3300
Facsimile: (305) 358-7095

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act of 1933, as amended registration statement number of the earlier effective registration statement for the same offering. /_/

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until this Registration Statement shall become effective on such date as the U. S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

NEOGENOMICS, INC.
10,000,000 shares of Common Stock

This prospectus relates to the sale of up to 10,000,000 shares of the common stock of NeoGenomics, Inc. (referred to individually as the “Parent Company” or, collectively with all of its subsidiaries, as the “Company”, “NeoGenomics”, or “we”, “us”, or “ours”) by certain persons who are stockholders of the Parent Company.  We initially filed a Registration Statement with the SEC on July 20, 2005 (No. 333-126754), which was declared effective on August 1, 2005 (the “Initial Registration Statement”) and subsequently filed a Post-Effective Amendment on July 5, 2006, which was declared effective on July 18, 2006.  The selling stockholders consist of:

•
Selling stockholders who intend to sell up to 4,265,185 shares of our common stock previously issued by the Parent Company in private placements.  As of the date of this Post-Effective Amendment No. 2, such selling stockholders have sold 1,914,500  shares of our common stock pursuant to this offering;

•
Other selling stockholders who may sell up to 325,649 shares of our common stock underlying previously issued warrants. As of the date of this Post-Effective Amendment No. 2, such selling stockholders have sold 144,000 shares of our common stock underlying those warrants pursuant to this offering;

•
Cornell Capital Partners, LP (“Cornell Capital Partners”), which intends to sell up to 5,381,888 shares of common stock, 5,000,000 of which are being issued under a Standby Equity Distribution Agreement (also referred to herein as the “SEDA”) and 381,888 shares of which were issued on June 6, 2005 as a commitment fee under the SEDA in the amount of $140,000.  As of the date of this Post-Effective Amendment No. 2, the Company has issued to Cornell Capital Partners, and Cornell Capital Partners has sold 1,786,669 shares of our common stock (excluding the 381,888 commitment fee shares) pursuant to this offering; and

•
Spartan Securities Group, Ltd. (“Spartan Securities”), which intends to sell up to 27,278 shares of our common stock issued on June 6, 2005 as a placement agent fee under the SEDA.  As of the date of this Post-Effective Amendment No. 2, Spartan Securities has sold all 27,278 of its shares of our common stock pursuant to this offering.

Please refer to “Selling Stockholders” beginning on page 18.

The Company is not selling any shares of its common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by the Company.

Shares of our common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board (the “OTCBB”) during the term of this offering.  On May 21, 2007, the last reported sale price of our common stock was $1.80 per share.  Our common stock is quoted on the OTCBB under the symbol “NGMN.OB”.  These prices will fluctuate based on the demand for the shares of our common stock.

Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the sale of our common stock under the SEDA. Cornell Capital Partners will pay to the Company ninety-eight percent (98%) of, or a two percent (2%) discount to, the lowest volume weighted average price of our common stock during the five (5) consecutive trading day period immediately following the notice date. In addition, Cornell Capital Partners will retain five percent (5%) of each advance under the SEDA. Cornell Capital Partners also received a commitment fee in the form of 381,888 shares of our common stock (in the amount of $140,000) on June 6, 2005 pursuant to the SEDA.  In addition, on June 6, 2005 we issued a one (1) year promissory note to Cornell Capital Partners for an additional commitment fee of $50,000, which was paid in July 2006.  The two percent (2%) discount, the five percent (5%) retainage fee, the 381,888 commitment fee shares and the additional commitment fee ($50,000) are all underwriting discounts payable to Cornell Capital Partners.  As of the date of this Post-Effective Amendment No. 2, we have received $1,728,000 of gross proceeds since the Initial Registration Statement was declared effective through the issuance and sale of 1,786,669, shares (excluding the commitment fee shares) to Cornell Capital Partners pursuant to the Standby Equity Distribution Agreement.

The Company engaged Spartan Securities, an unaffiliated registered broker-dealer, to advise us in connection with the SEDA. Spartan Securities was paid a fee of $10,000 through the issuance of 27,278 shares of our common stock on June 6, 2005 under the SEDA.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

These securities are speculative and involve a high degree of risk.

Please refer to “Risk Factors” beginning on page 9.

The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

With the exception of Cornell Capital Partners, which is an “underwriter” within the meaning of the Securities Act, no other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering. This offering will terminate on August 1, 2007.  None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

The SEC and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______, 2007.

TABLE OF CONTENTS	Page
PROSPECTUS SUMMARY	1
THE OFFERING	5
SUMMARY CONSOLIDATED FINANCIAL INFORMATION	8
RISK FACTORS	9
FORWARD-LOOKING STATEMENTS	17
SELLING STOCKHOLDERS	18
USE OF PROCEEDS	22
DILUTION	23
STANDBY EQUITY DISTRIBUTION AGREEMENT	24
PLAN OF DISTRIBUTION	27
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	28
DESCRIPTION OF BUSINESS	42
MANAGEMENT	52
PRINCIPAL STOCKHOLDERS	58
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS	60
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE	63
DESCRIPTION OF CAPITAL STOCK	65
LEGAL MATTERS	67
AVAILABLE INFORMATION	67
FINANCIAL STATEMENTS OF NEOGENOMICS, INC	F-1
PART II	II
SIGNATURES	6

PROSPECTUS SUMMARY

The following is only a summary of the information, Financial Statements and the Notes thereto included in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our Financial Statements and the Notes thereto before making any investment decision.

Our Company

NeoGenomics operates cancer-focused testing laboratories that specifically target the rapidly growing genetic and molecular testing segment of the medical laboratory industry. Headquartered in Fort Myers, Florida, the Company’s growing network of laboratories currently offers the following types of testing services to pathologists, oncologists, urologists, hospitals, and other laboratories throughout the United States:

•	cytogenetics testing, which analyzes human chromosomes;

•	Fluorescence In-Situ Hybridization (FISH) testing, which analyzes abnormalities at the chromosomal and gene levels;

•	flow cytometry testing, which analyzes gene expression of specific markers inside cells and on cell surfaces; and

•	molecular testing which involves analysis of DNA and RNA to diagnose and predict the clinical significance of various genetic sequence disorders.

All of these testing services are widely utilized in the diagnosis and prognosis of various types of cancer.

The genetic and molecular testing segment of the medical laboratory industry is the most rapidly growing niche of the market. Approximately six years ago, the World Health Organization reclassified cancers as genetic anomalies. This growing awareness of the genetic root behind most cancers combined with advances in technology and genetic research, including the complete sequencing of the human genome, have made possible a whole new set of tools to diagnose and treat diseases. This has opened up a vast opportunity for laboratory companies that are positioned to address this growing market segment.

The medical testing laboratory market can be broken down into three (3) primary segments:

•	clinical lab testing,

•	anatomic pathology testing, and

•	genetic and molecular testing.

Clinical laboratories are typically engaged in high volume, highly automated, lower complexity tests on easily procured specimens such as blood and urine. Clinical lab tests often involve testing of a less urgent nature, for example, cholesterol testing and testing associated with routine physical exams. This type of testing yields relatively low average revenue per test. Anatomic Pathology (“AP”) testing involves evaluation of tissue, as in surgical pathology, or cells as in cytopathology. The most widely performed AP procedures include the preparation and interpretation of pap smears, skin biopsies, and tissue biopsies. The higher complexity AP tests typically involve more labor and are more technology intensive than clinical lab tests. Thus AP tests generally result in higher average revenue per test than clinical lab tests.

Genetic and molecular testing typically involves analyzing chromosomes, genes or base pairs of DNA or RNA for abnormalities. Genetic and molecular testing have become important and highly accurate diagnostic tools over the last five years. New tests are being developed at an accelerated pace, thus this market niche continues to expand rapidly. Genetic and molecular testing requires highly specialized equipment and credentialed individuals (typically MD or PhD level) to certify results and typically yields the highest average revenue per test of the three market segments. The following chart shows the differences between the genetic and molecular niche and other segments of the medical laboratory industry. Up until approximately five years ago, the genetic and molecular testing niche was considered to be part of the AP segment, but given its rapid growth, it is now more routinely broken out and accounted for as its own segment.

COMPARISON OF THE MEDICAL LABORATORY MARKET SEGMENTS(1)

Attributes	Clinical	Anatomic Pathology	Genetic/Molecular
Testing Performed On	Blood, Urine	Tissue/Cells	Chromosomes/Genes/DNA
Testing Volume	High	Low	Low
Physician Involvement	Low	High - Pathologist	Low - Medium
Malpractice Ins. Required	Low	High	Low
Other Professionals Req.	None	None	Cyto/Molecular geneticist
Level of Automation	High	Low-Moderate	Moderate
Diagnostic in Nature	Usually Not	Yes	Yes
Types of Diseases Tested	Many Possible	Primarily to Rule out Cancer	Rapidly Growing
Typical per Price/Test	$5 - $35/Test	$25 - $500/Test	$200 - $1,000/Test
Estimated Size of Market	$25 - $30 Billion	$10 - $12 Billion	$4 - $5 Billion (2)
Estimated Annual Growth Rate	4% -5%	6% - 7%	25+%
EstablishedCompetitors	Quest Diagnostics	Quest Diagnostics	Genzyme Genetics
	LabCorp	LabCorp	Quest Diagnostics
	Bio Reference Labs	Genzyme Genetics	LabCorp
	DSI Laboratories	Ameripath	Major Universities
	Hospital Labs	Local Pathologists
Regional Labs
(1) Derived from industry analyst reports. (2) Includes flow cytometry testing, which historically has been classified under anatomic pathology.

Our primary focus is to provide high complexity laboratory testing for the community-based pathology and oncology marketplace. Within these key market segments, we currently provide our services to pathologists and oncologists in the United States that perform bone marrow and/or peripheral blood sampling for the diagnosis of liquid tumors (leukemias and lymphomas) and archival tissue referral for analysis of solid tumors such as breast cancer. A secondary strategic focus targets community-based urologists due to the availability of UroVysion®, a FISH-based test for the initial diagnosis of bladder cancer and early detection of recurrent disease. We focus on community-based practitioners for two (2) reasons: First, academic pathologists and associated clinicians tend to have their testing needs met within the confines of their university affiliation. Secondly, most of the cancer care in the United States is administered by community based practitioners, not in academic centers, due to ease of local access.  Moreover, within the community-based pathologist segment it is not our intent to willingly compete with our customers for testing services that they may seek to perform themselves. Fee-for-service pathologists for example, derive a significant portion of their annual revenue from the interpretation of biopsy specimens. Unlike other larger laboratories, which strive to perform 100% of such testing services themselves, we do not intend to compete with our customers for such specimens. Rather, our high complexity cancer testing focus is a natural extension of and complementary to many of the services that our community-based customers often perform within their own practices. As such, we believe our relationship as a non-competitive consultant, empowers these physicians to expand their testing breadth and provide a menu of services that matches or exceeds the level of service found in academic centers of excellence around the country.

We continue to make progress growing our testing volumes and revenue beyond our historically focused effort in Florida due to our expanding field sales footprint. As of March 31, 2007, NeoGenomics’ sales organization totaled nine (9) individuals. Recent, key hires included our Vice President of Sales & Marketing and various sales managers and representatives in the Northeastern, Southeastern and Western states. We intend to continue adding sales representatives on a quarterly basis throughout the year.  As more sales representatives are added, the base of our business outside of Florida will continue to grow and ultimately eclipse that which is generated within the state.

We are successfully competing in the marketplace based on the quality and comprehensiveness of our test results, and our innovative flexible levels of service, industry-leading turn-around times, regionalization of laboratory operations and ability to provide after-test support to those physicians requesting consultation. 2006 saw the introduction of our Genetic Pathology Solutions (GPS) product that provides summary interpretation of multiple testing platforms all in one consolidated report. Response from clients has been very favorable and provides another option for those customers that require a higher degree of customized service.

Another important service was initiated in December 2006 when we became the first laboratory to offer technical-component only (tech-only) FISH testing to the key community-based pathologist market segment. NeoFISH has been enthusiastically received and has provided our sales team with another differentiating product to meet the needs of our target community-based pathologists. With NeoFISH these customers are able to retain a portion of the overall testing revenue from such FISH specimens themselves, which serves to much better align their interests with those of NeoGenomics than what might otherwise be possible with larger laboratory competitors.

We believe NeoGenomics average 3-5 day turn-around time for our cytogenetics services remains an industry-leading benchmark. The timeliness of results continues to increase the usage patterns of cytogenetics and act as a driver for other add-on testing requests by our referring physicians. Based on anecdotal information, we believe that typical cytogenetics labs have 7-14 day turn-around times on average with some labs running as high as twenty-one (21) days. Traditionally, longer turn-around times for cytogenetics tests have resulted in fewer tests being ordered since there is an increased chance that the test results will not be returned within an acceptable diagnostic window when other adjunctive diagnostic test results are available. We believe our turn-around times result in our referring physicians requesting more of our testing services in order to augment or confirm other diagnostic tests, thereby giving us a significant competitive advantage in marketing our services against those of other competing laboratories.

In 2006 we began an aggressive campaign to form new laboratories around the country that will allow us to regionalize our operations to be closer to our customers. High complexity laboratories within the cancer testing niche have frequently operated a core facility on one or both coasts to service the needs of their customers around the country. Informal surveys of customers and prospects uncovered a desire to do business with a laboratory with national breadth but with a more local presence. In such a scenario, specimen integrity, turnaround-time of results, client service support, and interaction with our medical staff are all enhanced. In 2006, NeoGenomics achieved the milestone of opening two (2) other laboratories to complement our headquarters in Fort Myers, Florida.  NeoGenomics facilities in Nashville, Tennessee and Irvine, California received the appropriate state and CLIA licensure and are now receiving live specimens. As situations dictate and opportunities arise, we will continue to develop and open new laboratories, seamlessly linked together by our optimized Laboratory Information System (LIS), to better meet the regionalized needs of our customers.

2006 also saw the initial establishment of the NeoGenomics Contract Research Organization (“CRO”) division based at our Irvine, CA facility. This division was created to take advantage of our core competencies in genetic and molecular high complexity testing and act as a vehicle to compete for research projects and clinical trial support contracts in the biotechnology and pharmaceutical industries. The CRO division will also act as a development conduit for the validation of new tests which can then be transferred to our clinical laboratories and be offered to our clients. We envision the CRO as a way to infuse some intellectual property into the mix of our services and in time create a more “vertically integrated” laboratory that can potentially offer additional clinical services of a more proprietary nature.  Our agreement with Power3 further expanded the scope of this entity and provides us with joint venture partner.  We will launch this venture in the third or fourth quarter of FY 07.

As NeoGenomics grows, we anticipate offering additional tests that broaden our focus from genetic and molecular testing to more traditional types of anatomic pathology testing that are complementary to our current test offerings. At no time do we expect to intentionally compete with fee-for-service pathologists for services of this type and Company sales efforts will operate under a strict “right of first refusal” philosophy that supports rather than undercuts the practice of community-based pathology. We believe that by adding additional types of tests to our product offering we will be able to capture increases in our testing volumes through our existing customer base as well as more easily attract new customers via the ability to package our testing services more appropriately to the needs of the market.

Historically, the above approach has borne out well for the Company. For most of FY 2004, the Company only performed one type of test in-house, cytogenetics, which resulted in only one test being performed per customer requisition for most of the year and average revenue per requisition of approximately $490. With the subsequent addition of FISH testing in FY 2005 and flow cytometry to our pre-existing cytogenetics testing in FY 2006, our average revenue/requisition increased by 35.6% in FY 2005 to approximately $632 and a further 7% in FY 2006 to approximately $677/requisition. We believe with focused sales and marketing efforts and the recent launch of GPS reporting, NeoFISH tech-only FISH services, and the future addition of additional testing platforms, the Company can continue to increase our average revenue per customer requisition.

	FY 2006	FY 2005	% Inc (Dec)

Customer Requisitions Rec’d (Cases)	9,563	2,982	220.7%
Number of Tests Performed	12,838	4,082	214.5%
Average Number of Tests/Requisition	1.34	1.37	(2.1%)

Total Testing Revenue	$6,475,996	$1,885,324	243.5%
Average Revenue/Requisition	$677.19	$632.23	7.1%
Average Revenue/Test	$504.44	$461.86	9.2%

The following is a summary of our key operating metrics for the three month periods ended March 31, 2007 and March 31, 2006, respectively:

	FY 2007	FY 2006	% Inc (Dec)

Customer Requisitions Rec’d (Cases)	3,083	1,984	55.4%
Number of Tests Performed	4,196	2,664	57.5%
Average Number of Tests/Requisition	1.36	1.37	(0.7%)

Total Testing Revenue	$2,242,661	$1,885,324	66.9%
Average Revenue/Requisition	$727.43	$689.83	5.5%
Average Revenue/Test	$534.48	$504.42	6.0%

We believe this bundled approach to testing represents a clinically sound practice. In addition, as the average number of tests performed per requisition increases, this should drive large increases in our revenue and afford the Company significant synergies and efficiencies in our operations and sales and marketing activities. For instance, initial testing for many hematologic cancers may yield total revenue ranging from approximately $1,800 - $3,600/requisition and is generally comprised of a combination of some or all of the following tests: cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry and, per client request, morphology testing. Whereas in FY 2004, we only addressed approximately $500 of this potential revenue per requisition; in FY 2005 we addressed approximately $1,200 - $1,900 of this potential revenue per requisition; and in FY 2006, we could address this revenue stream (see below), dependent on medical necessity criteria and guidelines:

Average Revenue/Test
Cytogenetics	$400-$500
Fluorescence In Situ Hybridization (FISH)
- Technical component	$300-$1000
- Professional component	$200-$500
Flow cytometry
- Technical component	$400-$700
- Professional component	$100-$200
Morphology	$400-$700
Total	$1,800-$3,600

About Us

Our principal executive offices are located at 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913. Our telephone number is (239) 768-0600.  Our website can be accessed at www.neogenomics.org.

THE OFFERING

This offering relates to the sale of the Parent Company’s common stock by certain persons who are, or will become, our stockholders. We initially filed a Registration Statement with the SEC on July 20, 2005 (No. 333-126754), which was declared effective on August 1, 2005 (the Initial Registration Statement).  The selling stockholders consist of:

•
Selling stockholders who intend to sell up to 4,265,185 shares of our common stock previously issued by the Parent Company in private placements.  As of the date of this Post-Effective Amendment No. 2, such selling stockholders have sold 1,914,500  shares of our common stock pursuant to this offering;

•
Other selling stockholders who may sell up to 325,649 shares of our common stock underlying previously issued warrants. As of the date of this Post-Effective Amendment No. 2, such selling stockholders have sold 144,000 shares of our common stock underlying those warrants pursuant to this offering;

•
Cornell Capital Partners, LP (“Cornell Capital Partners”), which intends to sell up to 5,381,888 shares of common stock, 5,000,000 of which are being issued under a Standby Equity Distribution Agreement (also referred to herein as the “SEDA”) and 381,888 shares of which were issued on June 6, 2005 as a commitment fee under the SEDA in the amount of $140,000.  As of the date of this Post-Effective Amendment No. 2, the Company has issued to Cornell Capital Partners, and Cornell Capital Partners has sold 1,786,669 shares of our common stock (excluding the 381,888 commitment fee shares) pursuant to this offering; and

•
Spartan Securities Group, Ltd. (“Spartan Securities”), which intends to sell up to 27,278 shares of our common stock issued on June 6, 2005 as a placement agent fee under the SEDA.  As of the date of this Post-Effective Amendment No. 2, Spartan Securities has sold all 27,278 of its shares of our common stock pursuant to this offering.

The commitment amount of the Standby Equity Distribution Agreement is $5.0 million.  At an assumed price of $1.746 per share (calculated based on a recent stock price of $1.80 by taking into account the two percent (2%) discount to Cornell Capital Partners), we would be able to receive gross proceeds of $7,595,000 using the 5,000,000 shares being registered in this registration statement under the Standby Equity Distribution Agreement.

Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of our common stock for a total purchase price of $5.0 million. The amount of each advance is subject to a maximum advance amount of $750,000, and we may not submit any advance within five (5) trading days of a prior advance. Cornell Capital Partners will pay to the Company ninety-eight percent (98%) of, or a two percent (2%) discount to, the lowest volume weighted average price of the common stock during the five (5) consecutive trading day period immediately following the notice date. For each advance made by the Company, Cornell Capital Partners shall retain five percent (5%) of the gross proceeds of such advance. In addition, Cornell Capital Partners received a one-time commitment fee in the form of 381,888 shares of our common stock in the amount of $140,000 on June 6, 2005 under the Standby Equity Distribution Agreement.  In addition, on June 6, 2005, we issued a one (1) year promissory note to Cornell Capital Partners for an additional commitment fee of $50,000, which was paid in July 2006.  The two percent (2%) discount, the five percent (5%) retainage fee, the commitment fee shares and the additional commitment fee ($50,000) are all underwriting discounts payable to Cornell Capital Partners.  Cornell Capital Partners intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then prevailing market price. Among other things, this prospectus relates to the shares of our common stock to be issued under the Standby Equity Distribution Agreement.  As of the date of this Post-Effective Amendment No. 2, we have received $1,978,000 of gross proceeds since the Initial Registration Statement was declared effective through the issuance and sale of 1,786,669 shares (excluding the commitment fee shares) to Cornell Capital Partners pursuant to the Standby Equity Distribution Agreement

There is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following tables, which show the net cash to be received by the Company and the number of shares to be issued under the Standby Equity Distribution Agreement at two percent (2%), twenty-five percent (25%), fifty percent (50%) and seventy-five percent (75%) discounts to a recent price of $1.80 per share.

Net Cash To The Company Assuming Remaining 3,213,331 Shares Registered Hereunder Are Sold:

Market Discount:	2%	25%	50%	75%
Market Price:	$1.800	$1.800	$1.800	$1.800
Purchase Price:	$1.764	$1.350	$0.900	$0.450
No. of Shares(1):	3,213,331	3,213,331	3,213,331	3,213,331
Total Outstanding(2):	31,274,521	31,274,521	31,274,521	31,274,521
Percent Outstanding(3):	10.27%	10.27%	10.27%	10.27%
Net Cash to the Company(4):	$5,668,316	$4,337,997	$2,891,998	$1,445,999

(1)	Represents the balance of shares of our common stock which have been registered hereunder and which could be issued to Cornell Capital Partners under the SEDA at the prices set forth in the table.

(2)	Represents the total number of shares of our common stock outstanding after the issuance of the shares to Cornell Capital Partners under the SEDA as of a recent date.

(3)	Represents shares of our common stock to be issued as a percentage of the total number shares outstanding.

(4)
As of the date of this Post-Effective Amendment No. 2, we are entitled to receive only up to the remaining balance of $3,022,000 in gross proceeds from sales of our common stock to Cornell Capital Partners pursuant to the SEDA.  Net cash equals the gross proceeds minus the five percent (5%) retainage fee and $85,000 in estimated offering expenses and does not take into consideration the value of the 381,888 shares of our common stock issued to Cornell Capital Partners as a commitment fee and the additional commitment fee in the form of a promissory note in the principal amount of $50,000, which such note was paid in July 2006.

Number of Shares To Be Issued Assuming The Company Raises The Remaining Gross Proceeds Of $3,022,000:

Market Discount:	2%	25%	50%	75%
Market Price:	$1.800	$1.800	$1.800	$1.800
Purchase Price:	$1.764	$1.350	$0.900	$0.450
No. of Shares(1)(2):	1,713,152	2,238,519	3,357,778 (2,6)	6,715,556(2,6)
Total Outstanding (3):	29,774,342	30,299,709	31,418,968	34,776,776
Percent Outstanding (4):	5.75%	7.39%	10.69%	19.31%
Net Cash to the Company(5):	$2,785,900	$2,785,900	$2,785,900	$2,785,900

(1)
We are only registering 5,000,000 shares of our common stock pursuant to the SEDA under this prospectus and as of the date of this Post-Effective Amendment No.2, 3, 213,331 shares remain available for future issuance under the SEDA.

(2)	Represents that total number of shares of our common stock which would need to be issued at the stated purchase price to receive the remaining balance of $3,022,000available under the SEDA.

(3)	Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners under the SEDA as of a recent date.

(4)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

(5)
We are entitled to receive a remaining balance of $3,022,000 in gross proceeds from sales of our common stock to Cornell Capital Partners pursuant to the SEDA as of the date of this Post-Effective Amendment.  Net cash equals the gross proceeds minus the five percent (5%) retainage fee and $85,000 in estimated offering expenses and does not take into consideration the value of the 381,888 shares of common stock issued to Cornell Capital Partners as a commitment fee and the additional commitment fee in the form of a promissory note in the principal amount of $50,000, which such note was paid in July 2006.

(6)	At this stated price we will need to register additional shares of our common stock to obtain the remaining balance of $3,022,000 available under the SEDA.

Common Stock Offered	10,000,000 shares by selling stockholders
Offering Price	Market price
Common Stock Currently Outstanding(1)	28,061,190 shares as of May 21, 2007
Use of Proceeds
We will not receive any proceeds of the shares offered by the selling stockholders. Any proceeds we receive from the sale of common stock under the Standby Equity Distribution Agreement to Cornell Capital Partners will be used for general working capital purposes. See “Use of Proceeds”.

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors” and “Dilution”.
Over-the-Counter Bulletin Board Symbol	NGNM.OB

(1)
Excludes up to 3,213,331 remaining shares of our common stock to be issued under this Prospectus pursuant to the Standby Equity Distribution Agreement, 5,237,613 shares of common stock issuable upon the exercise of warrants and up to 2,874,833 shares of our common stock issuable upon the exercise of stock options.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The Summary Consolidated Financial Information set forth below was excerpted from the Company’s Annual Report on Form 10-KSB for the years ended December 31, 2006 and 2005, as filed with the SEC on April 2, 2007and April 3, 2006 repetitively.

	For the Years Ended December 31,
	2006	2005

Statement of Operations Data:
Net revenue	$6,475,996	$1,885,324
Cost of revenue	2,759,190	1,132,671
Gross margin	3,716,806	752,653

Other operating expense	3,576,812	1,553,017
Interest Income/Expense	269,655	196,796
Net income (loss)	$(129,661)	$(997,160)

Net income (loss) per share - basic and diluted	$(0.00)	$0.04
Weighted average number of shares outstanding – basic and diluted	26,166,031	22,264,435

	As of December 31,
	2006	2005
Balance Sheet Data:
Assets:
Cash and cash equivalents	$126,266	$10,944
Accounts receivable (net of allowance for doubtful accounts of $103,463 as of December 31, 2006 and $37,807 as of December 31, 2005)	1,549,758	551,099
Inventories	117,362	60,000
Other current assets	102,172	58,509
Total current assets	1,895,558	680,552

Furniture and equipment (net of accumulated depreciation of $494,942 as of December 31, 2006 and $261,311 as of December 31, 2005)	1,202,487	381,556
Other assets	33,903	17,996
Total assets	$3,131,948	$1,080,104

Liabilities & Stockholders’ Equity (Deficit):
Total current liabilities	$2,628,487	$665,849
Long term liabilities: Long term portion of equipment capital leases at December 31, 2006 and due to affiliates (net of discount of $90,806) at December 31, 2005	448,947	1,409,194
Total liabilities	3,077,434	2,075,043

Common Stock, $0.001 par value, 100,000,000 shares authorized; 27,061,476 shares issued and outstanding as of December31, 2006; 22,836,754 shares issued and outstanding as of December 31, 2005	27,061	22,836
Additional paid-in capital	11,300,135	10,005,308
Deferred Stock Compensation	(122,623)	(2,685)
Accumulated deficit	(11,150,059)	(11,020,398)
Total stockholders’ equity (deficit)	54,514	(994,939)

Total Liabilities and Stockholders’ Equity	3,131,948	$1,080,104

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. An investor should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline or we may be forced to cease operations.

Risks Related To Our Business

We Have A Limited Operating History Upon Which You Can Evaluate Our Business

We commenced revenue operations in 2002 and are just beginning to generate meaningful revenue. Accordingly, we have a limited operating history upon which an evaluation of us and our prospects can be based. We and our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the rapidly evolving market for healthcare and medical laboratory services. To address these risks, we must, among other things, respond to competitive developments, attract, retain and motivate qualified personnel, implement and successfully execute our sales strategy, develop and market additional services, and upgrade our technological and physical infrastructure in order to scale our revenues. We may not be successful in addressing such risks. Our limited operating history makes the prediction of future results of operations difficult or impossible.

We May Not Be Able To Implement Our Business Strategies Which Could Impair Our Ability to Continue Operations

Implementation of our business strategies will depend in large part on our ability to (i) attract a significant number of customers; (ii) effectively introduce acceptable products and services to our customers; (iii) obtain adequate financing on favorable terms to fund our business strategies; (iv) maintain appropriate procedures, policies, and systems; (v) hire, train, and retain skilled employees; (vi) continue to operate with increasing competition in the medical laboratory industry; (vii) establish, develop and maintain name recognition; and (viii) establish and maintain beneficial relationships with third-party insurance providers and other third party payers. Our inability to obtain or maintain any or all these factors could impair our ability to implement our business strategies successfully, which could have material adverse affect on our results of operations and financial condition.

We May Be Unsuccessful In Managing Our Growth Which Could Prevent the Company From Being Profitable

Our recent growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources.  To manage our potential growth, we continue to implement and improve our operational and financial systems and to expand, train and manage our employee base.  We may not be able to effectively manage the expansion of our operations and our systems, procedures or controls may not be adequate to support our operations.  Our management may not be able to achieve the rapid execution necessary to fully exploit the market opportunity for our products and services. Any inability to manage growth could have a material adverse effect on our business, results of operations, potential profitability and financial condition.

Part of our business strategy may be to acquire assets or other companies that will complement our business.  At this time, we are unable to predict whether or when any material transaction will be completed should negotiations commence.  If we proceed with any such transaction, we may not effectively integrate the acquired operations with our own operations.  We may also seek to finance any such acquisition by debt financings or issuances of equity securities and such financing may not be available on acceptable terms or at all.

We May Incur Greater Costs Than Anticipated, Which Could Result in Sustained Losses

We used reasonable efforts to assess and predict the expenses necessary to pursue our business plan. However, implementing our business plan may require more employees, capital equipment, supplies or other expenditure items than management has predicted. Similarly, the cost of compensating additional management, employees and consultants or other operating costs may be more than we estimate, which could result in sustained losses.

We May Face Fluctuations in Results of Operations Which Could Negatively Affect Our Business Operations and We are Subject to Seasonality in our Business

As a result of our limited operating history and the relatively limited information available on our competitors, we may not have sufficient internal or industry-based historical financial data upon which to calculate anticipated operating expenses. Management expects that our results of operations may also fluctuate significantly in the future as a result of a variety of factors, including, but not limited to:  (i) the continued rate of growth, usage and acceptance of our products and services; (ii) demand for our products and services; (iii) the introduction and acceptance of new or enhanced products or services by us or by competitors; (iv) our ability to anticipate and effectively adapt to developing markets and to rapidly changing technologies; (v) our ability to attract, retain and motivate qualified personnel; (vi) the initiation, renewal or expiration of significant contracts with our major clients; (vii) pricing changes by us, our suppliers or our competitors; (viii) seasonality; and (ix) general economic conditions and other factors.

Accordingly, future sales and operating results are difficult to forecast. Our expenses are based in part on our expectations as to future revenues and to a significant extent are relatively fixed, at least in the short-term. We may not be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in relation to our expectations would have an immediate adverse impact on our business, results of operations and financial condition. In addition, we may determine from time to time to make certain pricing or marketing decisions or acquisitions that could have a short-term material adverse affect on the our business, results of operations and financial condition and may not result in the long-term benefits intended. Furthermore, in Florida, currently our primary referral market for lab tests, a meaningful percentage of the population returns to homes in the Northern U.S. for the spring and summer months.  This results in seasonality in our business. We estimate that our operating results during the second and third quarter of each year will be somewhat impacted by these seasonality factors until such time as we can generate more clients from outside of Florida. Because of all of the foregoing factors, our operating results could be less than the expectations of investors in future periods.

We Substantially Depend Upon Third Parties for Payment of Services, Which Could Have A Material Adverse Affect On Our Cash Flows And Results Of Operations

The Company is a clinical medical laboratory that provides medical testing services to doctors, hospitals, and other laboratories on patient specimens that are sent to the Company.  In the case of most specimen referrals that are received for patients that are not in-patients at a hospital or institution or otherwise sent by another reference laboratory, the Company generally has to bill the patient’s insurance company or a government program for its services.  As such it relies on the cooperation of numerous third party payers, including but not limited to Medicare, Medicaid and various insurance companies, in order to get paid for performing services on behalf of the Company’s clients.  Wherever possible, the amount of such third party payments is governed by contractual relationships in cases where the Company is a participating provider for a specified insurance company or by established government reimbursement rates in cases where the Company is an approved provider for a government program such as Medicare.  However, the Company does not have a contractual relationship with many of the insurance companies with whom it deals, nor is it necessarily able to become an approved provider for all government programs.  In such cases, the Company is deemed to be a non-participating provider and there is no contractual assurance that the Company is able to collect the amounts billed to such insurance companies or government programs.  Currently, the Company is not a participating provider with the majority of the insurance companies it bills for its services.  Until such time as the Company becomes a participating provider with such insurance companies, there can be no contractual assurance that the Company will be paid for the services it bills to such insurance companies, and such third parties may change their reimbursement policies for non-participating providers in a manner that may have a material adverse affect on the Company’s cash flow or results of operations.

Our Business Is Subject To Rapid Scientific Change, Which Could Have A Material Adverse Affect On Our Operations

The market for genetic and molecular biology testing products and services is characterized by rapid scientific developments, evolving industry standards and customer demands, and frequent new product introductions and enhancements.  Our future success will depend in significant part on our ability to continually improve our offerings in response to both evolving demands of the marketplace and competitive product offerings, and we may be unsuccessful in doing so.

The Market For Our Services Is Highly Competitive, Which Could Have A Material Adverse Affect On Our Business, Results Of Operations And Financial Condition

The market for genetic and molecular biology testing services is highly competitive and competition is expected to continue to increase. We compete with other commercial medical laboratories in addition to the in-house laboratories of many major hospitals. Many of our existing competitors have significantly greater financial, human, technical and marketing resources than we do. Our competitors may develop products and services that are superior to ours or that achieve greater market acceptance than our offerings. We may not be able to compete successfully against current and future sources of competition and competitive pressures faced by us may have a material adverse affect on our business, results of operations and financial condition.

We Face The Risk of Capacity Constraints, Which Could Have A Material Adverse Affect On Our Business, Results Of Operations And Financial Condition

We compete in the market place primarily on three (3) factors: (a) the quality and accuracy of our test results; (b) the speed or turn-around times of our testing services; and (c) our ability to provide after-test support to those physicians requesting consultation. Any unforeseen increase in the volume of customers could strain the capacity of our personnel and systems, which could lead to inaccurate test results, unacceptable turn-around times, or customer service failures. In addition, as the number of customers and cases increases, our products, services, and infrastructure may not be able to scale accordingly.  Any failure to handle higher volume of requests for our products and services could lead to the loss of established customers and have a material adverse affect on our business, results of operations and financial condition.

If we produce inaccurate test results, our customers may choose not to use us in the future. This could severally harm our operations. In addition, based on the importance of the subject matter of our tests, inaccurate results could result in improper treatment of patients, and potential liability for us.

The Steps Taken By Us To Protect Our Proprietary Rights May Not Be Adequate, Which Could Have A Material Adverse Affect On Our Business, Results Of Operations And Financial Condition

We regard our copyrights, trademarks, trade secrets and similar intellectual property as critical to our success, and we rely upon trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. The steps taken by us to protect our proprietary rights may not be adequate and third parties could infringe on or misappropriate our copyrights, trademarks, trade dress and similar proprietary rights, which could have a material adverse affect on our business, results of operations and financial condition. In addition, other parties may assert infringement claims against us.

We are Dependent On Key Personnel And Need To Hire Additional Qualified Personnel

Our performance is substantially dependent on the performance of our senior management and key technical personnel. In particular, our success depends substantially on the continued efforts of our senior management team. We do not carry key person life insurance on any of our senior management personnel. The loss of the services of any of our executive officers, our laboratory director or other key employees could have a material adverse affect on the business, results of operations and our financial condition. Our future success also depends on our continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel is intense and we may not be able to retain our key managerial and technical employees or that it will be able to attract and retain additional highly qualified technical and managerial personnel in the future. The inability to attract and retain the necessary technical and managerial personnel could have a material and adverse affect upon our business, results of operations and financial condition.

The Failure to Obtain Necessary Additional Capital to Finance Growth and Capital Requirements, Could Adversely Affect Our Business, Financial Condition and Results of Operations

We may seek to exploit business opportunities that require more capital than what is currently planned.  We may not be able to raise such capital on favorable terms or at all.  If we are unable to obtain such additional capital, we may be required to reduce the scope of our anticipated expansion, which could adversely affect our business, financial condition and results of operations.  The failure to comply with significant government regulation and laboratory operations procedures may subject us to liability, penalties or limitation of operations.

Our Net Revenue Will Be Diminished If Payers Do Not Adequately Cover Or Reimburse Our Services

There has been and will continue to be significant efforts by both federal and state agencies to reduce costs in government healthcare programs and otherwise implement government control of healthcare costs. In addition, increasing emphasis on managed care in the U.S. may continue to put pressure on the pricing of healthcare services. Uncertainty exists as to the coverage and reimbursement status of new applications or services. Third party payers, including governmental payers such as Medicare and private payers, are scrutinizing new medical products and services and may not cover or may limit coverage and the level of reimbursement for our services. Third party insurance coverage may not be available to patients for any of our existing assays or assays we discover and develop. However, a substantial portion of the testing for which we bill our hospital and laboratory clients is ultimately paid by third party payers. Any pricing pressure exerted by these third party payers on our customers may, in turn, be exerted by our customers on us. If government and other third party payers do not provide adequate coverage and reimbursement for our assays, our operating results, cash flows or financial condition may decline.

Third Party Billing Is Extremely Complicated And Will Result In Significant Additional Costs To Us

Billing for laboratory services is extremely complicated. The customer refers the tests; the payer is the party that pays for the tests, and the two are not always the same. Depending on the billing arrangement and applicable law, we need to bill various payers, such as patients, insurance companies, Medicare, Medicaid, doctors and employer groups, all of which have different billing requirements. Additionally, our billing relationships require us to undertake internal audits to evaluate compliance with applicable laws and regulations as well as internal compliance policies and procedures. Insurance companies also impose routine external audits to evaluate payments made. This adds further complexity to the billing process.

Among many other factors complicating billing are:

•	pricing differences between our fee schedules and the reimbursement rates of the payers;

•	disputes with payers as to which party is responsible for payment; and

•	disparity in coverage and information requirements among various carriers.

We incur significant additional costs as a result of our participation in the Medicare and Medicaid programs, as billing and reimbursement for clinical laboratory testing are subject to considerable and complex federal and state regulations. The additional costs we expect to incur include those related to: (1) complexity added to our billing processes; (2) training and education of our employees and customers; (3) implementing compliance procedures and oversight; (4) collections and legal costs; and (5) costs associated with, among other factors, challenging coverage and payment denials and providing patients with information regarding claims processing and services, such as advanced beneficiary notices.

Our Operations are Subject to Strict Laws Prohibiting Fraudulent Billing and Other Abuse, and our Failure to Comply with Such Laws could Result in Substantial Penalties

Of particular importance to our operations are federal and state laws prohibiting fraudulent billing and providing for the recovery of non-fraudulent overpayments, as a large number of laboratories have been forced by the federal and state governments, as well as by private payers, to enter into substantial settlements under these laws. In particular, if an entity is determined to have violated the federal False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties of between $5,500 to $11,000 for each separate false claim. There are many potential bases for liability under the federal False Claims Act. Liability arises, primarily, when an entity knowingly submits, or causes another to submit, a false claim for reimbursement to the federal government. Submitting a claim with reckless disregard or deliberate ignorance of its truth or falsity could result in substantial civil liability. A trend affecting the healthcare industry is the increased use of the federal False Claims Act and, in particular, actions under the False Claims Act’s “whistleblower” or “qui tam” provisions to challenge providers and suppliers. Those provisions allow a private individual to bring actions on behalf of the government alleging that the defendant has submitted a fraudulent claim for payment to the federal government. The government must decide whether to intervene in the lawsuit and to become the primary prosecutor. If it declines to do so, the individual may choose to pursue the case alone, although the government must be kept apprised of the progress of the lawsuit. Whether or not the federal government intervenes in the case, it will receive the majority of any recovery. In addition, various states have enacted laws modeled after the federal False Claims Act.

Government investigations of clinical laboratories have been ongoing for a number of years and are expected to continue in the future. Written “corporate compliance” programs to actively monitor compliance with fraud laws and other regulatory requirements are recommended by the Department of Health and Human Services’ Office of the Inspector General.

The Failure to Comply With Significant Government Regulation and Laboratory Operations May Subject the Company to Liability, Penalties or Limitation of Operations

As discussed in the Government Regulation section of our business description, the Company is subject to extensive state and federal regulatory oversight. Our laboratory locations may not pass inspections conducted to ensure compliance with CLIA `88 or with any other applicable licensure or certification laws. The sanctions for failure to comply with CLIA `88 or state licensure requirements might include the inability to perform services for compensation or the suspension, revocation or limitation of a laboratory location’s CLIA `88 certificate or state license, as well as civil and/or criminal penalties. In addition, any new legislation or regulation or the application of existing laws and regulations in ways that we have not anticipated could have a material adverse effect on the Company’s business, results of operations and financial condition.

Existing federal laws governing Medicare and Medicaid, as well as some other state and federal laws, also regulate certain aspects of the relationship between healthcare providers, including clinical and anatomic laboratories, and their referral sources, including physicians, hospitals and other laboratories. Certain provisions of these laws, known as the “anti-kickback law” and the “Stark Laws” contain extremely broad proscriptions. Violation of these laws may result in criminal penalties, exclusion from Medicare and Medicaid, and significant civil monetary penalties. We will seek to structure our arrangements with physicians and other customers to be in compliance with the anti-kickback, Stark and state laws, and to keep up-to-date on developments concerning their application by various means, including consultation with legal counsel. However, we are unable to predict how these laws will be applied in the future and the arrangements into which we enter may become subject to scrutiny thereunder.

Furthermore, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and other state laws contains provisions that affect the handling of claims and other patient information that are, or have been, transmitted electronically and regulate the general disclosure of patient records and patient health information. These provisions, which address security and confidentiality of patient information as well as the administrative aspects of claims handling, have very broad applicability and they specifically apply to healthcare providers, which include physicians and clinical laboratories. Although we believe we have complied with the Standards, Security and Privacy rules under HIPAA and state laws, an audit of our procedures and systems could find deficiencies. Such deficiencies, if found, could have a material adverse effect on the Company’s business, results of operations and financial condition and subject us to liability.

We Are Subject to Security Risks Which Could Harm Our Operations

Despite the implementation of various security measures by us, our infrastructure is vulnerable to computer viruses, break-ins and similar disruptive problems caused by our customers or others. Computer viruses, break-ins or other security problems could lead to interruption, delays or cessation in service to our customers. Further, such break-ins whether electronic or physical could also potentially jeopardize the security of confidential information stored in our computer systems of our customers and other parties connected through us, which may deter potential customers and give rise to uncertain liability to parties whose security or privacy has been infringed. A significant security breach could result in loss of customers, damage to our reputation, direct damages, costs of repair and detection, and other expenses. The occurrence of any of the foregoing events could have a material adverse affect on our business, results of operations and financial condition.

We Are Controlled by Existing Shareholders And Therefore Other Shareholders Will Not Be Able to Direct Our Company

The majority of our shares and thus voting control of the Company is held by a relatively small group of shareholders.  Because of such ownership, those shareholders will effectively retain control of our Board of Directors and determine all of our corporate actions.  In addition, the Company and shareholders owning 13,106,579 shares, or approximately 47.3% of our common shares outstanding as of March 29, 2007, have executed a Shareholders’ Agreement that, among other provisions, gives Aspen Select Healthcare, LP (“Aspen”), our largest shareholder, the right to elect three (3) out of the seven (7) Directors authorized for our Board of Directors, and to nominate one (1) mutually acceptable independent Director.  Accordingly, it is anticipated that Aspen and other parties to the Shareholders’ Agreement will continue to have the ability to elect a controlling number of the members of our Board of Directors and the minority shareholders of the Company may not be able to elect a representative to our Board of Directors.  Such concentration of ownership may also have the effect of delaying or preventing a change in control.

No Foreseeable Dividends

We do not anticipate paying dividends on our common stock in the foreseeable future. Rather, we plan to retain earnings, if any, for the operation and expansion of our business.

Risks Related To This Offering

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.  Of the 28,061,194 shares of common stock outstanding as of May 21, 2007, 13,171,989 shares are freely tradable without restriction, unless held by our “affiliates”.  The remaining 14,889,205 shares of our common stock which are held by existing stockholders, including the officers and Directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

New Shareholders Will Experience Significant Dilution From Our Sale Of Shares Under The Standby Equity Distribution Agreement

The sale of shares pursuant to the Standby Equity Distribution Agreement will have a dilutive impact on our stockholders. For example, if the offering occurred on May 21, 2007 at an assumed offering price of $1.746 per share (ninety-eight percent (98%) of the volume weighted average price of a recent price of $1.80 per share), the new stockholders would experience an immediate dilution in the net tangible book value of $1.5036  per share. Dilution per share at prices of $1.35, $0.90 and $0.45 per share would be $1.1509, $0.7676 and $0.3843, respectively.

As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of our common stock we will have to issue under the Standby Equity Distribution Agreement to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

Under The Standby Equity Distribution Agreement, Cornell Capital Partners Will Pay Less Than The Then-Prevailing Market Price Of Our Common Stock

Our common stock to be issued under the Standby Equity Distribution Agreement will be issued at a two percent (2%) discount to the lowest volume weighted average price during the five (5) consecutive trading day period immediately following the notice date of an advance. In addition, Cornell Capital Partners will retain five percent (5%) retainage fee from each advance. Based on this discount, Cornell Capital Partners will have an incentive to sell immediately to realize the gain on the two percent (2%) discount. These discounted sales could cause the price of our common stock to decline, based on increased selling of our common stock.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

The selling stockholders intend to sell in the public market 5,000,000 shares of our common stock being registered in this offering and we may issue up to another 5,000,000 shares being registered in this offering to Cornell Capital Partners under the Standby Equity Distribution Agreement. That means that up to 10,000,000 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. Our officers and Directors and those stockholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and Rule 144 regulations.

Cornell Capital Partners Will Have An Incentive To Sell Shares During the Pricing Period Under the Standby Equity Distribution Agreement, Which May Cause our Stock Price to Decline

Cornell Capital Partners will purchase shares of our common stock pursuant to the Standby Equity Distribution Agreement at a purchase price that is less than the then-prevailing market price of our common stock. Cornell Capital Partners will have an incentive to sell any shares of our common stock that it purchases pursuant to the Standby Equity Distribution Agreement to realize a gain on the difference between the purchase price and the then-prevailing market price of our common stock. The terms of the Standby Equity Distribution Agreement do not provide Cornell Capital Partners the ability to sell shares of our common stock corresponding to a particular put if those shares have not been delivered by us to Cornell Capital Partners. To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of our common stock, the sales of which would further depress the stock price.

In addition, Cornell Capital Partners is deemed to beneficially own the shares of our common stock corresponding to a particular advance on the date that we deliver an advance notice to Cornell Capital Partners, which is prior to the date the stock is delivered to Cornell Capital Partners. Cornell Capital Partners may sell such shares any time after we deliver an advance notice.  Accordingly, Cornell Capital Partners may sell such shares during the pricing period and such sales may cause our stock price to decline.

The Sale Of Our Stock Under Our Standby Equity Distribution Agreement Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price

In many circumstances the provision of a Standby Equity Distribution Agreement for companies that are traded on the OTCBB has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if we have not performed in such a manner to show that the equity funds raised will be used to grow our Company. Such an event could place further downward pressure on the price of our common stock. Under the terms of the Standby Equity Distribution Agreement, we may request numerous draw downs pursuant to the terms of the Standby Equity Distribution Agreement. Even if we use the Standby Equity Distribution Agreement to grow our revenues and profits or invest in assets which are materially beneficial to us the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline.

It is not possible to predict those circumstances whereby short sales could materialize or to what the share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to our stock price.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

The price in this offering will fluctuate based on the prevailing market price of our common stock on the OTCBB.  Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

We May Not Be Able To Access Sufficient Funds Under The Standby Equity Distribution Agreement When Needed

We are dependent on external financing to fund our operations. Our financing needs are expected to be partially provided from the Standby Equity Distribution Agreement. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $750,000 during any seven (7) trading day period.  In addition, the number of remaining registered shares which have not yet been issued and sold to Cornell Capital Partners as of the date of this Post-Effective Amendment No. 2 may not be sufficient to draw all remaining funds available to us under the Standby Equity Distribution Agreement.  If our stock price drops below to $0.94 and assuming there are 3,213,331  registered shares which have yet to be issued and sold to Cornell Capital Partners pursuant to the SEDA, we would not be able to draw the entire $5 million available under the Standby Equity Distribution Agreement. At this assumed price and number of available shares, we would be able to draw an additional $3,020,000 of the $3,022,000 remaining balance available under the Standby Equity Distribution Agreement. We would be required to register 1,563 additional shares at this assumed price to obtain the remaining balance of $3,022,000 available under the Standby Equity Distribution Agreement.

We May Not Be Able To Draw Down Under The Standby Equity Distribution Agreement If The Investor Holds More Than 9.99% Of Our Common Stock

In the event Cornell Capital Partners holds more than 9.99% of our then-outstanding common stock, we will be unable to draw down on the Standby Equity Distribution Agreement. As of the date of this Post-Effective Amendment No. 2, Cornell Capital Partners has beneficial ownership of 0% of our common stock and therefore we would be able to make limited draw downs on the Standby Equity Distribution Agreement so long as Cornell Capital Partners beneficial ownership remains below 9.99%. If Cornell Capital Partners beneficial ownership becomes 9.99% or more, we would be unable to draw down on the Standby Equity Distribution Agreement. In that event, if we are unable to obtain additional external funding or generate revenue from the sale of our products, we could be forced to curtail or cease our operations.

Our Common Stock Is Deemed To Be “Penny Stock”, Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Penny stocks are stocks:

•	With a price of less than $5.00 per share;

•	That are not traded on a “recognized” national exchange;

•	Whose prices are not quoted on the Nasdaq automated quotation system;

•	Nasdaq stocks that trade below $5.00 per share are deemed a “penny stock” for purposes of Section 15(b)(6) of the Exchange Act;

•
In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three (3) years) or $5.0 million (if in continuous operation for less than three (3) years), or with average revenues of less than $6.0 million for the last three (3) years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may”, “should”, “expect”, “anticipate”, “estimate”, “believe”, “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Description of Business”, as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. The selling shareholders are the entities who have assisted in or provided financing to the Company. A description of each selling shareholder’s relationship to the Company and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholder	Shares Beneficially Owned To Date	Percentage of Outstanding Shares Beneficially Owned To Date(1)	Remaining Shares To Be Acquired Under the Standby Equity Distribution Agreement	Percentage of Outstanding Shares Remaining to Be Acquired Under the Standby Equity Distribution Agreement	Shares Sold/ To Be Sold In The Offering	Percentage of Outstanding Shares Beneficially Owned After The Offering

Cornell Capital Partners, LP	-	0%	3,213,331	11.50%	5,381,888(2)	0%
Spartan Securities Group, Ltd.	-	0%	--	--	27,278(3)	0%
Mr. George O’ Leary	300,000(4)	*	--	--	244,000(5)	*
Dr. Phillip D. Cotter	288,521	1.03%	--	--	81,649	*
Dr. Michael T. Dent	2,756,492(6)	9.65%	--	--	129,006	7.91%
Mr. Steven C. Jones	14,120,577 (7)	44.60%	--	--	573,797	37.78%

2004 Private Placement
Competitive Capital Partners, LP(8)	530,000	1.89%	--	--	400,000	*
The Craigmore Corporation Defined Benefit Pension Plan(9)	-	0%	--	--	400,000	*
National Investor Services Corp. FBO Lynn N. Edelman IRA Account(10)	340,000	1.21%	--	--	200,000	*
Stillman Limited Partnership(11)	-	0%	--	--	200,000	*
White Financial Money Purchase Plan(12)	-	0%	--	--	100,000	*
Mr. Teddy P. Elett, Trustee	-	0%	--	--	800,000	*
Dr. Adam Fueredi	20,000	0.07%%	--	--	100,000	*
Dr. Edwin Goldberg	100,000	0.36%	--	--	100,000	*
Ms. Suzanne T. Hale	100,000	0.36%	--	--	100,000	*
Mr. John M. O’Neill	139,500	0.50%	--	--	200,000	*
Mr. Jeffrey S. Place	-	0%	--	--	100,000	*
Mr. James R. Rehak and Ms. Joann M. Rehak – Joint Tenants In Common	350,300	1.25%	--	--	300,000	*

January 2005 Private Placement
OK Enterprises, Inc.(13)	170,000	0.61%	--	--	170,000	*

January 2005 / 2004 Private Placement
Mr. Thomas P. Hale	106,667	0.38%	--	--	106,667	*

March 2005 Private Placement
Mr. James J. O’ Reilley	43,429	0.15%	--	--	71,429	*
Mr. Don E. Haney and Ms. Mary E. Haney – Joint Tenants in Common	142,857	0.51%	--	--	142,857	*

May 2005 Private Placement
Jennifer Dana Deane Trust(14)	46,500	0.17%	--	--	71,429	*
Total	19,480,784	60.2%	3,213,331	11.50%	10,000,000	54.0%

*	Less than one percent (1%).

(1)
Applicable percentage of ownership is based on 28,061,220 shares of our common stock outstanding as of May 21, 2007 together with securities exercisable or convertible into shares of common stock within sixty (60) days of May 21, 2007 for each stockholder.  Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of common stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.  Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2)
Includes those shares that could be acquired by Cornell Capital Partners under the SEDA and the 381,888 shares of our common stock received as a commitment fee under the SEDA on June 6, 2005.  As of the date of this prospectus, Cornell Capital Partners had sold 1,786,669 shares issued by the Company pursuant to the SEDA and all 381,888 of the commitment fee shares.

(3)	As of the date of this prospectus, Spartan Securities had sold or transferred all 27,278 shares of our common stock originally registered in the Initial Registration Statement.

(4)
Mr. O’Leary, a Director of the Parent Company, has direct ownership of 300,000 warrants, of which 175,000 are currently exercisable and options to purchase 50,000 shares, of which 50,000 shares are currently exercisable.    As of the date of this prospectus, Mr. O’Leary had sold or transferred 144,000 shares of the common stock originally registered under the Initial Registration Statement.

(5)
Dr. Phillip D. Cotter, a consultant to the Company, has direct ownership of 289,462 shares of common stock and 941 warrants which are currently exercisable.   As of the date of this prospectus, Dr. Cotter had sold 30,058 of the shares of common stock originally registered under the Initial Registration Statement.

(6)
Dr. Dent, a Director of the Parent Company, has direct ownership of 2,258,535 shares, currently exercisable warrants to purchase 97,992 shares, and currently exercisable options to purchase 400,000 shares.  As of the date of this prospectus, Dr. Dent had sold 126,500 of the shares of common stock originally registered in the Initial Registration Statement.

(7)
Steven C. Jones, a Director of the Parent Company, has direct ownership of 515,000 shares and currently exercisable warrants to purchase an additional 52,298 shares, but as a member of the general partner of Aspen, he has the right to vote all shares held by Aspen, thus 10,533,279 shares and 3,677,298 currently exercisable warrant shares have been added to his total.  As of the date of this prospectus, Mr. Jones had sold 58,797 of the shares of common stock originally registered in the Initial Registration Statement.

(8)
All investment decisions of Competitive Capital Partners, LP are made by its General Partner, Financial Management Corporation, which is controlled by its principal, Thomas D. Conrad.  As of the date of this prospectus, Competitive Capital Partners had sold 270,000 of the shares of common stock originally registered in the Initial Registration Statement.

(9)
All investment decisions of The Craigmore Corporation Defined Benefit Pension Plan are made by its Trustee, Gary L. Shapiro.  As of the date of this prospectus, this shareholder had sold all ofits shares of common stock originally registered in the Initial Registration Statement.

(10)
All investment decisions of National Investor Services Corp. with respect to this account are made by Ms. Lynn N. Edelman.  As of the date of this prospectus, this shareholder had sold 60,000 of its shares of common stock originally registered in the Initial Registration Statement.

(11)
All investment decisions of Stillman Limited Partnership are made by its General Partner, Mr. Andrew Stillman.   As of the date of this prospectus, this shareholder had sold all of its shares originally registered in the Initial Registration Statement.

(12)
All investment decisions of White Financial Money Purchase Plan are made by its Trustee, Mr. Kevin White.  As of the date of this prospectus, this shareholder had sold all of its shares originally registered in the Initial Registration Statement.

(13)	All investment decisions of OK Enterprises, Inc. are made by its President, Mr. William B. Larson.

(14)	As of the date of this prospectus, this shareholder had sold 28,000 of its shares of common stock originally registered in the Initial Registration Statement.

(15)
All investment decisions of the Jennifer Dana Deane Trust are made by its Trustee, Ms. Jennifer Deane.  As of the date of this prospectus, this shareholder had sold 25,500 of its shares of common stock originally registered in the Initial Registration Statement.

(16)	As of the date of this prospectus, Mr. Fueredi had sold 80,000 of the shares of common stock originally registered in the Initial Registration Statement.

(17)	As of the date of this prospectus, Mr. O’neil had sold 60,500 of the shares of common stock originally registered in the Initial Registration Statement.

The following information contains a description of each selling shareholder’s relationship to us and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with us, except as follows:

Shares Acquired In Transactions With The Company

Cornell Capital Partners, LP. Cornell Capital Partners is the investor under the Standby Equity Distribution Agreement. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC (“Yorkville Advisors”).  Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors.  Cornell Capital Partners acquired or will acquire all shares being registered in this offering in financing transactions with the Company. Those transactions are explained below:

•
Standby Equity Distribution Agreement. On June 6, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners.  Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of our common stock for a total purchase price of up to $5.0 million.  For each share of our common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay the Company ninety-eight percent (98%) of, or a two percent (2%) discount to, the lowest volume weighted average price of our common stock on the OTCBB or other principal market on which our common stock is traded for the five (5) days immediately following the notice date.  Furthermore, Cornell Capital Partners will retain five percent (5%) of each advance under the Standby Equity Distribution Agreement.  We registered 5,000,000 shares in this offering which may be issued under the Standby Equity Distribution Agreement. For us to receive gross proceeds of $5.0 million using the 5,000,000 shares being registered in this prospectus, the price of our common stock would need to average $1.00 per share. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received 381,888 shares of our common stock from us on June 6, 2005 as a commitment fee in the amount of $140,000. We have registered these shares in this offering.  We initially filed the Initial Registration Statement with the SEC on July 20, 2005 (No. 333-126754), which was declared effective on August 1, 2005.  As of May 7, 2007, we have received $1,978,000 of gross proceeds since the Initial Registration Statement was declared effective through the issuance and sale of 1,786,669 shares (excluding commitment fee shares) to Cornell Capital Partners pursuant to the Standby Equity Distribution Agreement.

•	Promissory Note. On June 6, 2005, we issued a one (1) year promissory note to Cornell Capital Partners for an additional commitment fee of $50,000, which was paid in July 2006.

There are certain risks related to sales by Cornell Capital Partners, including:

•
The outstanding shares will be issued based on a discount to the market rate.  As a result, the lower the stock price around the time Cornell Capital Partners is issued shares, the greater chance that Cornell Capital Partners gets more shares. This could result in substantial dilution to the interests of other holders of our common stock.

•
To the extent Cornell Capital Partners sells its common stock, our common stock price may decrease due to the additional shares in the market.  This could enable Cornell Capital Partners to sell greater amounts of our common stock, the sales of which would further depress the stock price.

•
The significant downward pressure on the price of our common stock as Cornell Capital Partners sells material amounts of our common stock could encourage short sales by third parties. This could place further downward pressure on the price of our common stock.

Spartan Securities Group, Ltd.  Spartan Securities is an unaffiliated registered broker-dealer that has been retained by us.  For its services in connection with the Standby Equity Distribution Agreement, Spartan Securities received a fee of $10,000, which was paid by the issuance of 27,278 shares of our common stock on June 6, 2005. These shares have been registered in this offering. All investment decisions of Spartan Securities are made by its President, Mr. Micah Eldred.  Subsequent to the Initial Registration Statement, Spartan Securities transferred all 27,278 of these shares under this prospectus to an employee.

Mr. George O’ Leary.  We issued warrants to Mr. O’Leary, a Director of the Company, to purchase 244,000 shares of our common stock for consulting services rendered by Mr. O’Leary to us from October 1, 2004 to March 31, 2005.  The exercise price for 100,000 of these shares is $0.25 per share and the exercise price for 144,000 of these shares is $0.01 per share.  The warrants expire on June 14, 2010. We registered 244,000 shares of common stock underlying the warrants in this offering.  Subsequent to the Initial Registration Statement, Mr. O’Leary exercised warrants to purchase 144,000 shares and sold such shares under this prospectus.

Dr. Phillip D. Cotter.  We issued warrants to Dr. Cotter to purchase 72,440 shares of our common stock for consulting services rendered by Dr. Cotter to the Company between October 1, 2004 and June 30, 2005.  The exercise price of the warrants is $0.01 per share. The warrants expire on June 14, 2008. We registered 72,440 shares of our common stock underlying these warrants in this offering.  As of the date of this Post-Effective Amendment No. 2, Dr. Cotter has not sold any of the shares registered in this prospectus.

Dr. Michael T. Dent.  In June 2001, we issued 2,385,000 founders shares to Dr. Dent, a Director of the Company, in connection with his formation of the Company.   We registered 129,006 of such founders shares in this offering. As of the date of this Post-Effective Amendment No. 2, Dr. Dent has not sold any of the shares registered in this prospectus.

Mr. Steven C. Jones.  In April 2003, we conducted a private placement to Aspen Select Healthcare, LP (Aspen) and its affiliates in which we received net proceeds of $114,271 (after deducting certain transaction expenses) through the issuance of 13,927,062 shares of our common stock.  Mr. Jones acts as Managing Member of Medical Venture Partners, LLC, which is the general partner of Aspen.  In the April 2003 transaction, Mr. Jones purchased 1,541,261 shares in his own name, of which 366,666 were subsequently transferred to other entities.  We registered 573,797 of Mr. Jones’ remaining shares in this offering.  As of the date of this Post-Effective Amendment, Mr. Jones has sold 58,797 of the shares registered in this prospectus.

Other Selling Shareholders

2004 Private Placement

During 2004, we conducted a private placement offering to the investors listed under this heading in the selling stockholders table above. We received net proceeds of $740,000 (after deducting certain transaction expenses) through the issuance of 3,040,000 shares of our common stock. These shares were registered in this offering.

January 2005 Private Placement

During January 2005, we conducted a private placement offering to the investors listed under this heading in the selling stockholders table above.  We raised a total of $71,000 through the issuance of 236,667 shares of our common stock. These shares were registered in this offering.

March 2005 Private Placement

During March 2005, we conducted a private placement offering to the investors listed under this heading in the selling stockholders table above.  We raised a total of $75,000 through the issuance of 214,286 shares of our common stock. These shares were registered in this offering.

May 2005 Private Placement

During May 2005, we conducted a private placement offering to the investor listed under this heading in the selling stockholders table above. We raised a total of $25,000 through the issuance of 71,429 shares of our common stock. These shares were registered in this offering.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act. In each instance, the purchaser had access to sufficient information regarding the Company so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the Securities Act and otherwise had the requisite sophistication to make an investment in our securities.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of our common stock in this offering.  However, we will receive the proceeds from the sale of shares of our common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to ninety-eight percent (98%) of the lowest volume weighted average price of our common stock on the OTCBB for the five (5) days immediately following the notice date. We will pay Cornell Capital Partners five percent (5%) of each advance as an additional fee.

Pursuant to the Standby Equity Distribution Agreement, we cannot draw more than $750,000 every five (5) trading days or more than $5.0 million over twenty-four (24) months.  For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Standby Equity Distribution Agreement. The table assumes estimated offering expenses of $85,000, plus a five percent (5%) retainage fee payable to Cornell Capital Partners under the Standby Equity Distribution Agreement. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Gross Proceeds	$ 1,000,000	$2,000,000	$3,000,000	$3,022,000

Net Proceeds	$ 865,000	$1,815,000	$2,765,000	$2,785,900

No. of shares issuable under the Standby Equity Distribution Agreement at an assumed recent offering price of $1.7469(1)	572,737	1,145,475	1,718,213	1,730,813

USE OF PROCEEDS:

General Corporate Purposes	865,000	1,815,000	2,765,000	2,785,900

Total	$ 865,000	$1,815,000	$2,765,000	$2,785,900

(1)
If the price of our common stock falls below an assumed offering price of $0.94 per share, we would need to register additional shares of our common stock to access the remaining $3,022,000 in available proceeds under the Standby Equity Distribution Agreement.

The Standby Equity Distribution Agreement limits our use of proceeds to general corporate purposes and prohibits the use of proceeds to pay any judgment or liability incurred by any officer, Director or employee of the Company, except under certain limited circumstances. The number of shares of our common stock issuable to Cornell Capital Partners under the Standby Equity Distribution Agreement is subject to a 9.99% cap on the beneficial ownership that Cornell Capital Partners and its affiliates may have at the time of each installment. The amount of funds we can actually draw down under the Standby Equity Distribution Agreement is limited based upon how many shares of our common stock are beneficially owned by each of Cornell Capital Partners and its affiliates at the time of the draw request. In the event Cornell Capital Partners and its affiliates hold more than 9.99% of our then-outstanding common stock, we will be unable to obtain a cash advance under the Standby Equity Distribution Agreement. A possibility exists that Cornell Capital Partners and its affiliates may own more than 9.99% of our outstanding common stock at a time when we would otherwise plan to make an advance under the Standby Equity Distribution Agreement. In that event, if we are unable to obtain additional external funding or generate revenue from the sale of our products and services, we could be forced to curtail or cease our operations.

DILUTION

Our net tangible book value as of December 31, 2006 was $54,514, or $0.002 per share, of our common stock.  Net tangible book value per share is determined by dividing the tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Standby Equity Distribution Agreement.  The amount of dilution will depend on the offering price and number of shares to be issued under the Standby Equity Distribution Agreement. The following example shows the dilution to new investors at an offering price of $1.746 per share, which is in the range of the recent share price.

If we assume that we had issued 5,000,000 shares of our common stock under the Standby Equity Distribution Agreement at an assumed offering price of $1.746 per share (i.e., the number of shares registered in this offering under the Standby Equity Distribution Agreement), less retention fees equal to five percent (5%) and offering expenses of $85,000, our net tangible book value as of December 31, 2006 would have been $8,519,514 or $0.2657 per share.  Note that at an offering price of $1.746 per share, we would receive gross proceeds of $9,000,000 and net proceeds of $8,465,000 in excess of the maximum amount of $5,000,000 available under the Standby Equity Distribution Agreement.  At an assumed offering price of $1.80 per share, Cornell Capital Partners would receive retention fees equal to $450,000 and a discount against the market price equal to $180,000 on the purchase of 5,000,000 shares of our common stock. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.2584 per share and an immediate dilution to new stockholders of $1.5036 per share.

The following table illustrates the per share dilution:

Assumed public offering price per share		$ 1.746
Net tangible book value per share before this offering	$ 0.0020
Increase attributable to new investors	$ 0.2637
Net tangible book value per share after this offering		$ 0.2657
Dilution per share to new stockholders		$ 1.5343

The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices, using the tangible book value of the Company and the shares outstanding as of December 31, 2006, as adjusted for the shares sold to Cornell Capital Partners under the Standby Equity Distribution Agreement.

ASSUMED OFFERING PRICE	NO. OF SHARES TO BE ISSUEDTO NEW INVESTORS(1)	DILUTION PER SHARE
$1.7460	5,000,000	$1.5343
$1.3500	5,000,000	$1.1509
$0.9000	5,000,000	$0.7676
$0.4500	5,000,000	$0.3843

(1)	This represents the maximum number of shares of our common stock that are being registered under the Standby Equity Distribution Agreement at this time.

STANDBY EQUITY DISTRIBUTION AGREEMENT

Summary

On June 6, 2005, we entered into a Standby Equity Distribution Agreement (SEDA) with Cornell Capital Partners.  Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of our common stock for a total purchase price of up to $5.0 million.  For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay ninety-eight percent (98%) of, or a two percent (2%) discount to, the lowest volume weighted average price of our common stock on the OTCBB or other principal market on which our common stock is traded for the five (5) days immediately following the notice date.  The number of shares purchased by Cornell Capital Partners for each advance is determined by dividing the amount of each advance by the purchase price for the shares of our common stock.  Furthermore, Cornell Capital Partners will retain five percent (5%) of each advance under the Standby Equity Distribution Agreement.  Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors.  The effectiveness of the sale of the shares under the Standby Equity Distribution Agreement is conditioned upon us registering the shares of our common stock with the SEC and obtaining all necessary permits or qualifying for exemptions under applicable state law. The costs associated with this registration will be borne by us.  There are no other significant closing conditions to draws under the equity line.

Standby Equity Distribution Agreement Explained

We may request an advance every five (5) trading days. A closing will be held six (6) trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. There are no closing conditions imposed on the Company for any of the draws other than that we have filed our periodic and other reports with the SEC, delivered the stock for an advance, the trading of the Company common stock has not been suspended, and we have given written notice and associated correspondence to Cornell Capital Partners. We are limited however, on our ability to request advances under the Standby Equity Distribution Agreement based on the number of shares we have registered in this registration statement.  For example, at an assumed offering price of $0.94, we would not be able to draw the entire gross proceeds of $5,000,000 (or the remaining $3,022,000 as of the date of this Post-Effective Amendment No. 2) available under the Standby Equity Distribution Agreement with the 5,000,000 shares we are registering (or with the remaining 3,213,331  shares remaining as of the date of this Post-Effective Amendment No. 2).  The Company would be required to register 1,563 additional shares at this assumed price to obtain the entire $5 million available under the Standby Equity Distribution Agreement. In order to access all funds available to us under the Standby Equity Distribution Agreement with the 5,000,000 shares being registered in this offering (i.e., the remaining 3,213,331 shares as of the date of this Post-Effective Amendment No. 2), the average price of shares issued under the Standby Equity Distribution Agreement would need to be $0.941

We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the SEC.  We filed a Registration Statement with the SEC on July 20, 2005 (No. 333-126754), which was declared effective on August 1, 2005.  As of May 7, 2007, we have received 1,978,000 of gross proceeds since the Initial Registration Statement was declared effective through the issuance and sale of 1,786,669 shares to Cornell Capital Partners pursuant to the Standby Equity Distribution Agreement. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $5.0 million or until August 1, 2007.

The amount of each advance is subject to a maximum amount of $750,000, and we may not submit an advance within seven (7) trading days of a prior advance. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.99% of our outstanding common stock.  Cornell Capital Partners’ beneficial ownership of the Company’s common stock is 0% and would only be permitted to make draws on the Standby Equity Distribution Agreement so long as Cornell Capital Partners’ beneficial ownership of our common stock remains lower than 9.99%.  A possibility exists that Cornell Capital Partners may own more than 9.99% of the Company’s outstanding common stock at a time when we would otherwise plan to make an advance under the Standby Equity Distribution Agreement in which case we would be precluded from making such an advance.

We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that it intends to promptly sell any stock received under the Standby Equity Distribution Agreement.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming on the date of this Post-Effective Amendment that we issued the remaining balance of 3,213,331 shares of our registered common stock in the accompanying registration statement at a recent price of $1.80 per share, we would receive the maximum gross proceeds amount equal to $4,551,998.  These shares would represent 10.27% of our outstanding common stock upon issuance. In order to access all funds available to us under the Standby Equity Distribution Agreement with the remaining 3,312,331 of the total 5,000,000 shares being registered in this offering, the average price of shares issued under the Standby Equity Distribution Agreement would need to be $0.94.

There is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following tables, which show the net cash to be received by the Company and the number of shares to be issued under the Standby Equity Distribution Agreement at two percent (2%), twenty-five percent (25%), fifty percent (50%) and seventy-five percent (75%) discounts to a recent price of $1.80 per share.

Net Cash To The Company Assuming Remaining 3,213,331 Shares Registered Hereunder Are Sold:

Market Discount:	2%	25%	50%	75%
Market Price:	$1.800	$1.800	$1.800	$1.800
Purchase Price:	$1.764	$1.350	$0.900	$0.450
No. of Shares(1):	3,213,331	3,213,331	3,213,331	3,213,331
Total Outstanding(2):	31,274,521	31,274,521	31,274,521	31,274,521
Percent Outstanding(3):	10.27%	10.27%	10.27%	10.27%
Net Cash to the Company(4):	$5,668,316	$4,337,997	$2,891,998	$1,445,999

(1)	Represents the balance of shares of our common stock which have been registered hereunder and which could be issued to Cornell Capital Partners under the SEDA at the prices set forth in the table.

(2)	Represents the total number of shares of our common stock outstanding after the issuance of the shares to Cornell Capital Partners under the SEDA as of a recent date.

(3)	Represents shares of our common stock to be issued as a percentage of the total number shares outstanding.

(4)
As of the date of this Post-Effective Amendment No. 2, we are entitled to receive only up to the remaining balance of $3,022,000 in gross proceeds from sales of our common stock to Cornell Capital Partners pursuant to the SEDA.  Net cash equals the gross proceeds minus the five percent (5%) retainage fee and $85,000 in estimated offering expenses and does not take into consideration the value of the 381,888 shares of our common stock issued to Cornell Capital Partners as a commitment fee and the additional commitment fee in the form of a promissory note in the principal amount of $50,000, which such note was paid in July.

Number of Shares To Be Issued Assuming The Company Raises The Remaining Gross Proceeds Of $3,022,000:

Market Discount:	2%	25%	50%	75%
Market Price:	$1.800	$1.800	$1.800	$1.800
Purchase Price:	$1.764	$1.350	$0.900	$0.450
No. of Shares(1)(2):	1,713,152	2,238,519	3,357,778 (2,6)	6,715,556(2,6)
Total Outstanding (3):	29,774,342	30,299,709	31,418,968	34,776,776
Percent Outstanding (4):	10.27%	10.27%	10.27%	10.27%
Net Cash to the Company(5):	$2,785,900	$2,785,900	$2,785,900	$2,785,900

(1)
We are only registering 5,000,000 shares of our common stock pursuant to the SEDA under this prospectus and as of the date of this Post-Effective Amendment No. 3, 213,331 shares remain available for future issuance under the SEDA.

(2)	Represents that total number of shares of our common stock which would need to be issued at the stated purchase price to receive the remaining balance of $3,022,000 available under the SEDA.

(3)	Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners under the SEDA as of a recent date.

(4)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

(5)
We are entitled to receive a remaining balance of $3,022,000 in gross proceeds from sales of our common stock to Cornell Capital Partners pursuant to the SEDA as of the date of this Post-Effective Amendment.  Net cash equals the gross proceeds minus the five percent (5%) retainage fee and $85,000 in estimated offering expenses and does not take into consideration the value of the 381,888 shares of common stock issued to Cornell Capital Partners as a commitment fee and the additional commitment fee in the form of a promissory note in the principal amount of $50,000, which such note was paid in July 2006.

(6)	At this stated price we will need to register additional shares of our common stock to obtain the remaining balance of $3,022,000 available under the SEDA.

Proceeds used under the Standby Equity Distribution Agreement will be used in the manner set forth in the “Use of Proceeds” section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw. Cornell Capital Partners has the ability to permanently terminate its obligation to purchase shares of our common stock from the Company under the Standby Equity Distribution Agreement if there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days other than due to acts by Cornell Capital Partners or if the Company fails materially to comply with certain terms of the Standby Equity Distribution Agreement, which remain uncured for thirty (30) days after notice from Cornell Capital Partners.

All fees and expenses under the Standby Equity Distribution Agreement will be borne by us. We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received 381,888 shares of our common stock from the Company on June 6, 2005 as a commitment fee in the amount of $140,000 under the Standby Equity Distribution Agreement.   In addition, on June 6, 2005, we issued a one (1) year promissory note to Cornell Capital Partners for an additional commitment fee of $50,000, which was cancelable in the event we terminated the Standby Equity Distribution Agreement prior to it becoming due on June 6, 2006.  Such promissory note was paid in July 2006.

PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of our common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act in connection with the sale of our common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay us ninety-eight percent (98%) of, or a two percent (2%) discount to, the lowest volume weighted average price of our common stock on the OTCBB or other principal trading market on which our common stock is traded for the five (5) days immediately following the advance date. In addition, Cornell Capital Partners will retain five percent (5%) of the proceeds received by us under the Standby Equity Distribution Agreement, and received 381,888 shares of our common stock from the Company on June 6, 2005 as a commitment fee in the amount of $140,000 under the Standby Equity Distribution Agreement.  In addition, on June 6, 2005, we issued a one (1) year promissory note to Cornell Capital Partners for an additional commitment fee of $50,000, which was paid in July 2006.  The two percent (2%) discount, the five percent (5%) retainage, the commitment fee shares and the $50,000 promissory note are all underwriting discounts. In addition, the Company engaged Spartan Securities, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Spartan Securities received 27,278 shares of our common stock under the Standby Equity Distribution Agreement.  As of the date of this Post-Effective Amendment No. 2, Spartan Securities transferred all 27,278 of these securities to an employee of Spartan Securities.

Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers.

The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty (50) states.  In addition, in certain states shares of our common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all expenses incident to the registration, offering and sale of the shares of our common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling stockholders to pay these expenses. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000, as well as a retention fee of five percent (5%) of the gross proceeds received under the Standby Equity Distribution Agreement.  In addition, we engaged Spartan Securities, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement.  For its services, Spartan Securities received 27,278 shares of our common stock on June 6, 2005 under the Standby Equity Distribution Agreement which it has since transferred to one of its employees. The offering expenses consisted of: a SEC registration fee of $471 paid in July, 2005, printing expenses of $2,500; accounting fees of $15,000; legal fees of $50,000 and miscellaneous expenses of $17,029.  We will not receive any proceeds from the sale of any of the shares of our common stock by the selling stockholders. We will, however, receive proceeds from the sale of our common stock under the Standby Equity Distribution Agreement.

    The selling stockholders are subject to applicable provisions of the Exchange Act and its regulations, including, Regulation M.  Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Pursuant to the requirements of Item 512 of Regulation S-B and as stated in Part II of this Registration Statement, we must file a post-effective amendment to the accompanying Registration Statement once informed of a material change from the information set forth with respect to the Plan of Distribution.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Introduction

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included herein. The information contained below includes statements of the Company’s or management’s beliefs, expectations, hopes, goals and plans that, if not historical, are forward-looking statements subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. For a discussion on forward-looking statements, see the information set forth in the Introductory Note to this Annual Report under the caption “Forward Looking Statements”, which information is incorporated herein by reference.

Overview

NeoGenomics operates cancer-focused testing laboratories that specifically target the rapidly growing genetic and molecular testing segment of the medical laboratory industry. We currently operate in three laboratory locations: Fort Myers, Florida, Nashville, Tennessee and Irvine, California.  We currently offer throughout the United States the following types of testing services to oncologists, pathologists, urologists, hospitals, and other laboratories:  (a) cytogenetics testing, which analyzes human chromosomes, (b) Fluorescence In-Situ Hybridization (FISH) testing, which analyzes abnormalities at the chromosome and gene levels, (c) flow cytometry testing services, which analyzes gene expression of specific markers inside cells and on cell surfaces, (d) morphological testing, which analyzes cellular structures and (e) molecular testing which involves analysis of DNA and RNA and predict the clinical significance of various genetic sequence disorders. All of these testing services are widely used in the diagnosis and prognosis of various types of cancer.

Our common stock is listed on the OTCBB under the symbol “NGNM.OB”.

The genetic and molecular testing segment of the medical laboratory industry is the most rapidly growing segment of the medical laboratory market. Approximately six (6) years ago, the World Health Organization reclassified cancers as being genetic anomalies. This growing awareness of the genetic root behind most cancers combined with advances in technology and genetic research, including the complete sequencing of the human genome, have made possible a whole new set of tools to diagnose and treat diseases. This has opened up a vast opportunity for laboratory companies that are positioned to address this growing market segment.

Critical Accounting Policies

The preparation of financial statements in conformity with United States generally accepted accounting principles requires our management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Our management routinely makes judgments and estimates about the effects of matters that are inherently uncertain.

Our critical accounting policies are those where we have made difficult, subjective or complex judgments in making estimates, and/or where these estimates can significantly impact our financial results under different assumptions and conditions. Our critical accounting policies are:

•	Revenue Recognition

•	Accounts Receivable

Revenue Recognition

Net revenues are recognized in the period when tests are performed and consist primarily of net patient revenues that are recorded based on established billing rates less estimated discounts for contractual allowances principally for patients covered by Medicare, Medicaid and managed care and other health plans. Adjustments of the estimated discounts are recorded in the period payment is received. These revenues also are subject to review and possible audit by the payers. We believe that adequate provision has been made for any adjustments that may result from final determination of amounts earned under all the above arrangements. There are no known material claims, disputes or unsettled matters with any payers that are not adequately provided for in the accompanying consolidated financial statements.

Accounts Receivable

We record accounts receivable net of estimated and contractual discounts. We provide for accounts receivable that could become uncollectible in the future by establishing an allowance to reduce the carrying value of such receivables to their estimated net realizable value. We estimate this allowance based on the aging of our accounts receivable and our historical collection experience for each type of payer. Receivables are charged off to the allowance account at the time they are deemed uncollectible.

Results Of Operations For The Twelve (12) Months Ended December 31, 2006 As Compared With The Twelve (12) Months Ended December 31, 2005 And For The Three (3) Monthis Ended March 31, 2007 As Compared With The Three (3) Months Ended March 31, 2006.

Revenue

During the fiscal year ended December 31, 2006, our revenues increased approximately 244% to $6,476,000 from $1,885,000 during the fiscal year ended December 31, 2005. This was the result of an increase in testing volume of 214% and a 9% increase in average revenue per test. This volume increase is the result of wide acceptance of our bundled testing product offering and our industry leading turnaround times resulting in new customers. The increase in average revenue per test is a direct result of restructuring arrangements with certain existing customers that increased average revenue per test and realigning our pricing policies with new customers.

During the twelve (12) months ended December 31, 2006, our average revenue per customer requisition increased by approximately 7% to $677.19 from $632.23 in 2005. Our average revenue per test increased by approximately 9% to $504.44 from $461.86 in 2005. This was primarily as a result of price increases to certain customers as well as product and payer mix changes. Revenues per test are a function of both the nature of the test and the payer (Medicare, Medicaid, third party insurer, institutional client etc.). Our policy is to record as revenue the amounts that we expect to collect based on published or contracted amounts and/or prior experience with the payer. We have established a reserve for uncollectible amounts based on estimates of what we will collect from (a) third-party payers with whom we do not have a contractual arrangement or sufficient experience to accurately estimate the amount of reimbursement we will receive, (b) co-payments directly from patients, and (c) those procedures that are not covered by insurance or other third party payers.  On December 31, 2006, our Allowance for Doubtful Accounts was approximately $103,500, a 174% increase from our balance at December 31, 2005 of $37,800. The allowance for doubtful accounts was approximately 6% of accounts receivables on December 31, 2006 and December 31, 2005.

For the three months ended March 31, 2007 our revenues increased 67% to approximately $2,242,700 from approximately $1,343,800 in the first three months of 2006. This was the result of a 57.5% increase in testing volume and a 6.0% increase in average revenue per test.  This increase in average revenue per test is primarily the result of an increase in the reimbursement rate for flow cytometry tests paid by Medicare.

    Cost of Revenue

During 2006, our cost of revenue increased approximately 144% to $2,759,000 from $1,133,000 in 2005, primarily as a result of the 214% increase in testing volumes as well as increased costs from opening new lines of business and this is explained further as follows:

•	Increase of approximately 234% in employee labor and benefit related costs;

•	Increase of approximately 136% in supply costs; and

•	Increase of approximately 183% in postage and delivery costs.

For the three months ended March 31, 2007 our cost of revenue increased 62% to approximately $936,700 from approximately $576,800 in 2006. This was the result of the 57% increase in testing volume and is explained primarily as follows:

•	Increase of approximately 88% in employee labor and benefit related costs;

•	Increase of approximately 470% in facility costs;

•	Increase of approximately 71% in supply costs; and

•	Increase of approximately 133% in postage and delivery costs.

Gross Profit

As a result of the 244% increase in revenue and 144% increase in cost of revenue, our gross profit increased 394% to $3,717,000 in 2006, from a gross profit of $753,000 in 2005. When expressed as a percentage of revenue, our gross margins increased from 39.9% in 2005 to 57.4% in 2006. This increase in gross profit and gross profit margin was largely a result of higher testing volumes in 2006 and the economies of scale related to such higher volumes.

General and Administrative Expenses

During 2006, our general and administrative expenses increased by approximately 130% to $3,577,000 from approximately $1,553,000 in 2005. This increase was primarily a result of higher personnel and personnel-related expenses associated with the increase in management, sales and administrative headcount that was necessary to manage the significant increases in test volumes described above. In addition to management, sales, and administrative personnel, our general and administrative expenses also include all overhead and technology expenses as well, which have also increased as a result of higher test volumes. Finally we had an increase in bad debt expense as a result of increased revenue.

During the three months ended March 31, 2007, our selling, general and administrative (“SG&A”) expenses increased by approximately 142% to approximately $1,426,500 from approximately $590,700 for the three months ended March 31, 2006.  This increase was primarily the result of higher personnel and personnel-related expenses, associated with the increase in management, sales and administrative headcount that was necessary to manage the significant increases in test volumes described above. In addition, our SG&A expenses also include all of our overhead and technology expenses and bad debt reserves, which also had to increase as a result of higher test volumes and increased revenue.  SG&A expenses for the three months ended March 31, 2007 also included approximately $159,000 of legal expenses related to the lawsuit from Accupath Diagnostics Laboratories, Inc. d/b/a US Labs (“US Labs”), whereas no such legal expenses were included in SG&A for the three months ended March 31, 2006.  SG&A for the three months ended March 31, 2007 also included non-cash expense related to stock compensation of approximately $94,000 compared to similar expenses of approximately $7,700 for the three months ended March 31, 2006.  There was also a non-cash impairment of fixed asset expense of approximately $2,200 for the three-months ended March 31, 2007.

Other Income/Expense

Other income for the twelve (12) months ended December 31, 2006 consisted of approximately $56,000 related to the settlement on December 29, 2006 of our 2002 research and license agreement with Ciphergen Biosystems. We paid Ciphergen $34,000 to discharge our required performance under the research and license agreement. We had approximately $90,000 of deferred revenue related to that agreement which was reversed and resulted in other income. However, the Company also recorded in General and Administrative expenses a $53,000 impairment related to the write-off of the remaining undepreciated book value of the Ciphergen protein chip mass spectrometer.

Interest expense for 2006 increased approximately 65% to approximately $326,000 from approximately $197,000 for 2005. Interest expense is primarily comprised of interest payable on advances under our Credit Facility with Aspen Select Healthcare, LP (Aspen), which has increased as a result of our increased borrowing to fund operations and increases in the prime interest rate during 2006, and to a lesser extent interest on capital leases entered into during 2006.

Interest expense for the three months ended March 31, 2007 increased approximately 42% to approximately $98,900 from approximately $70,000 for the three months March 31, 2006. Interest expense is primarily comprised of interest payable on advances under our Credit Facility from Aspen, which has increased as a result of our increased borrowing to fund operations, and to a lesser extent interest on capital leases entered into during 2006 and early 2007.

    Net Loss

        As a result of the foregoing, we had a net loss of approximately $220,000 for the three months ended March 31, 2007 compared to net income of approximately $106,000 for the same period in 2006.

As a result of the foregoing, our net loss decreased by approximately 87% to $130,000 in 2006 from $997,000 in 2005.

Liquidity and Capital Resources

During the fiscal year ended December 31, 2006, our operating activities used approximately $694,000 in cash compared with $902,000 used in 2005. This amount primarily represented cash tied-up in receivables as a result of increased revenues and to a lesser extent cash used to pay the expenses associated with our operations as well as fund our other working capital. We also spent approximately $399,000 on new equipment in 2006 compared with $118,000 in 2005. We were able to finance operations and equipment purchases primarily through the sale of equity securities which provided approximately $1,090,000 and to a lessor extent with borrowings on the Credit Facility with Aspen.  This resulted in net cash provided by financing activities of approximately $1,208,000 in 2006 compared to $918,000 in 2005. At December 31, 2006 and December 31, 2005, we had cash and cash equivalents of approximately $126,000, and $11,000 respectively.

During the three months ended March 31, 2007, our operating activities used approximately $382,000 in cash.  This amount primarily resulted from cash to finance additional receivables as a result of our increased revenues during this period.  We also spent approximately $24,400 of cash on new equipment and lease financed approximately $239,600 of additional capital equipment.  We were able to finance operations and  the cash portion of equipment purchases primarily through the sale of equity securities which provided approximately $863,200, net of transaction fees and expenses.

On January 18, 2006, the Company entered into a binding letter agreement with Aspen (the “Aspen Agreement”), which provided, among other things, that:

(a) Aspen waived certain pre-emptive rights in connection with the sale of $400,000 of our common stock at a purchase price of $0.20 per share and the granting of 900,000 warrants with an exercise price of $0.26 per share to SKL Limited Partnership, LP (“SKL”) in exchange for five (5) year warrants to purchase 150,000 shares at an exercise price of $0.26 per share (the “Waiver Warrants”), as is more fully described below;

(b) Aspen had the right, up to April 30, 2006, to purchase up to $200,000 of restricted shares of our common stock at a purchase price per share of $0.20 per share (1,000,000 shares) and receive a five (5) year warrant to purchase 450,000 shares of our common stock at an exercise price of $0.26 per share in connection with such purchase (the “Equity Purchase Rights”).  On March 14, 2006, Aspen exercised its Equity Purchase Rights (as such term is defined in the Aspen Agreement);

(c) Aspen and the Company amended the Loan Agreement, dated March 23, 2005 (the “Loan Agreement”), by and between the parties, to extend the maturity date until September 30, 2007 and to modify certain covenants (such Loan Agreement as amended, the “Credit Facility Amendment”);

(d) Aspen had the right, through April 30, 2006, to provide up to $200,000 of additional secured indebtedness to the Company under the Credit Facility Amendment and to receive a five (5) year warrant to purchase up to 450,000 shares of the Company’s common stock with an exercise price of $0.26 per share (the “New Debt Rights”).  On March 30, 2006, Aspen exercised its New Debt Rights and entered into the definitive transaction documentation for the Credit Facility Amendment and other such documents required under the Aspen Agreement;

(e) The Company agreed to amend and restate the warrant agreement, dated March 23, 2005, to provide that all 2,500,000 warrant shares (the “Existing Warrants”) were vested and the exercise price per share was reset to $0.31 per share; and

(f) The Company agreed to amend the Registration Rights Agreement, dated March 23, 2005 (the “Registration Rights Agreement”), by and between the parties, to incorporate the Existing Warrants, the Waiver Warrants and any new shares or warrants issued to Aspen in connection with the Equity Purchase Rights or the New Debt Rights.

We borrowed an additional $100,000 from the Aspen Credit Facility in May 2006, $25,000 in September 2006 and $50,000 in December 2006. At December 31, 2006, $1,675,000 was outstanding on the Credit Facility, which bears interest at prime plus 6%, and $25,000 remained available. Subsequent to December 31, 2006 we borrowed the remaining $25,000 available under the Aspen Facility.

During the period from January 18 through 21, 2006, the Company entered into agreements with four (4) other shareholders who are parties to a Shareholders’ Agreement, dated March 23, 2005, to exchange five (5) year warrants to purchase an aggregate of 150,000 shares of stock at an exercise price of $0.26 per share for such shareholders’ waiver of their pre-emptive rights under the Shareholders’ Agreement.

On January 21, 2006 the Company entered into a subscription agreement with SKL (the “Subscription”), whereby SKL purchased 2.0 million shares (the “Subscription Shares”) of the Company’s common stock at a purchase price of $0.20 per share for $400,000. Under the terms of the Subscription, the Subscription Shares are restricted for a period of twenty-four (24) months and then carry piggyback registration rights to the extent that exemptions under Rule 144 are not available to SKL. In connection with the Subscription, the Company also issued a five (5) year warrant to purchase 900,000 shares of the Company’s common stock at an exercise price of $0.26 per share. SKL has no previous affiliation with the Company.

On June 6, 2005, we entered into our Standby Equity Distribution Agreement with Cornell Capital Partners pursuant to which the Company may, at its discretion, periodically sell to Cornell Capital Partners shares of its common stock for a total purchase price of up to $5.0 million.

On June 6, 2006 as a result of not terminating the SEDA with Cornell Capital Partners, a short-term note payable in the amount of $50,000 became due to Cornell and was subsequently paid in July 2006.

The following sales of our common stock have been made under our SEDA with Cornell Capital Partners since it was first declared effective on August 1, 2005:

Request Date	Completion Date	Shares of Common Stock Issued/Sold	Gross Proceeds Received	Cornell Fee	Escrow Fee	Net Proceeds	ASP(1)

8/29/2005	9/8/2005	63,776	$25,000	$1,250	$500	$23,250

12/10/2005	12/18/2005	241,779	50,000	2,500	500	47,000

Subtotal - 2005		305,555	$75,000	$3,750	$1,000	$70,250	$0.25

7/19/2006	7/28/2006	83,491	53,000	2,500	500	50,000

8/8/2006	8/16/2006	279,486	250,000	12,500	500	237,000

10/18/2006	10/23/2006	167,842	200,000	10,000	500	189,500

Subtotal - 2006		530,819	$503,000	$25,000	$1,500	$476,500	$0.95

12/29/2006	1/10/2007	98,522	150,000	7,500	500	142,000

1/16/2007	1/24/2007	100,053	150,000	7,500	500	142,000

2/1/2007	2/12/2007	65,902	100,000	5,000	500	94,500

2/19/2007	2/28/2007	166,611	250,000	12,500	500	237,000

2/28/2007	3/7/2007	180,963	250,000	12,500	500	237,000

4/5/2007	4/16/2007	164,777	250,000	12,500	500	237,000

4/20/2007	4/30/2007	173,467	250,000	12,500	500	237,000
Subtotal - 2007 YTD		950,295	$1,400,000	$70,000	$3,500	$1,326,500	$1.48

Total Since Inception		1,786,669	$1,978,000	$98,750	$6,000	$1,873,250	$1.19

Remaining			$3,022,000

Total Facility			$5,000,000

(1) Average Selling Price of shares issued.

At the present time, we anticipate that based on our current business plan, operations and our plans to repay or refinance the Aspen Credit Facility of $1.7 million that is due September 30, 2007, we will need to raise approximately $3 - $5 million of new working capital in FY2007. This estimate of our cash needs does not include any additional funding which may be required for growth in our business beyond that which is planned, strategic transactions or acquisitions. We plan to raise this additional money through issuing a combination of debt and/or equity securities primarily to banks and/or other large institutional investors. To the extent we are not successful in this regard, we plan to use our SEDA with Cornell Capital Partners, which currently has $3,022,000 of remaining availability to fund our operations. In the event that the Company grows faster than we currently anticipate or we engage in strategic transactions or acquisitions and our cash on hand and availability under the SEDA is not sufficient to meet our financing needs, we may need to raise additional capital from other resources. In such event, the Company may not be able to obtain such funding on attractive terms or at all and the Company may be required to curtail its operation. On May 23, 2007 we had approximately $238,000 in cash on hand.

Capital Expenditures

We currently forecast capital expenditures for 2007 in order to execute on our business plan. The amount and timing of such capital expenditures will be determined by the volume of business, but we currently anticipate that we will need to purchase approximately $1,500,000 to $2,000,000 of additional capital equipment during the next twelve (12) months.  We plan to fund these expenditures via capital leases. If we are unable to obtain such funding, we will need to pay cash for these items or we will be required to curtail our equipment purchases, which may have an impact on our ability to continue to grow our revenues.

Commitments

Operating Leases

In August 2003, we entered into a three (3) year lease for 5,200 square feet at our laboratory facility in Fort Myers, Florida.  On June 29, 2006 we signed an amendment to the original lease which extended the lease through June 30, 2011. The amendment included the rental of an additional 4,400 square feet adjacent to our current facility. This space will allow for future expansion of our business. The lease was further amended on January 17, 2007 but this amendment did not materially alter the terms of the lease, which has total payments of approximately $653,000 over the remaining life of the lease, including annual increases of rental payments of 3% per year. Such amount excludes estimated operating and maintenance expenses and property taxes.

As part of the acquisition of The Center for CytoGenetics, Inc. by the Company on April 18, 2006, we assumed the lease of an 850 square foot facility in Nashville, Tennessee. The lease expires on August 31, 2008. The average monthly rental expense is approximately $1,350 per month. This space was not adequate for our future plans and the Company is currently not using the facility and is actively trying to sublease this facility. On June 15, 2006, we entered into a lease for a new facility totaling 5,386 square feet of laboratory space in Nashville, Tennessee. This space will be adequate to accommodate our current plans for the Tennessee laboratory. As part of the lease, we have the right of first refusal on an additional 2,420 square feet, if needed, directly adjacent to the facility. The lease is a five (5) year lease and results in total payments by us of approximately $340,000.

On August 1, 2006, the Company entered into a lease for 1,800 square feet of laboratory space in Irvine, California.  The lease is a nine (9) month lease and results in total payments by the Company of approximately $23,000. This lease expired on May 7, 2007.

Future minimum lease payments under these leases as of December 31, 2006 are as follows:

Years ending December 31,	Amounts
2007	$ 227,082
2008	219,471
2009	214,015
2010	219,907
2011	105,710
Total minimum lease payments	$ 986,185

On April 5, 2007, we entered into a lease for 8,195 square feet of laboratory space in Irvine, California. The lease is a five year lease and results in total payments by the Company of approximately $771,000 including estimated operating and maintenance expenses and property taxes.  This lease will expire on April 30, 2012.

On May 17, 2007, we entered into a sublease for approximately 9,000 square feet in Fort Myers.  The lease is a 7 month lease with the option to extend the lease for an additional 3 years by September 30, 2007 and results in total payments of approximately $45,000.  The space will allow the Company to expand its operations to support further growth.

Capital Leases

During 2006, we entered into the following capital leases:

Date	Type	Months	Cost	Monthly Payment	Balance at December 31
March 2006	Laboratory Equipment	60	$ 134,200	$ 2,692	$ 117,117
August 2006	Laboratory Equipment	60	48,200	1,200	43,724
August 2006	Laboratory Equipment	60	98,400	2,366	90,140
August 2006	Laboratory Equipment	60	101,057	2,316	89,630
August 2006	Laboratory Equipment	60	100,200	2,105	86,740
November 2006	Laboratory Equipment	60	19,900	434	19,348
November 2006	Computer Equipment	60	9,700	228	9,366
December 2006	Computer Equipment	48	19,292	549	17,742
December 2006	Computer Equipment	48	25,308	718	24,003
December 2006	Office Equipment	60	46,100	994	45,567
Total			$ 602,357	$ 13,602	$ 543,377

Future minimum lease payments under these leases as of December 31, 2006 are as follows:

Years ending December 31,	Amounts

2007	$ 163,219
2008	163,219
2009	163,219
2010	161,951
2011	89,582
Total future minimum lease payments	741,190
Less amount representing interest	197,813
Present value of future minimum lease payments	543,377
Less current maturities	94,430

Obligations under capital leases - long term	$ 448,947

The equipment covered under the lease agreements is pledged as collateral to secure the performance of the future minimum lease payments above.

For the three months ended March 31, 2007, we entered into the following capital leases:

				Monthly	Obligation at
Date	Type	Months	Cost	Payment	March 31, 2007
Feb 2007	Computer Hardware	36	$3,618	$127	$3,289
Feb 2007	Computer Hardware	36	4,508	153	4,202
Feb 2007	Lab Equipment	48	80,015	2,289	75,181
Mar 2007	Lab Equipment	60	135,655	2,746	135,646
Mar 2007	Computer Software	36	15,783	527	14,693
Totals			$239,579	$5,842	$233,011

Legal Contingency

On October 26, 2006, Accupath Diagnostics Laboratories, Inc. d/b/a US Labs, a California corporation (“US Labs”) filed a complaint in the Superior Court of the State of California for the County of Los Angeles (the “court”) against the Company and Robert Gasparini, as an individual, and certain other employees and non-employees of NeoGenomics with respect to claims arising from discussions with current and former employees of the US Labs.  US labs alleges, among other things, that NeoGemonics engaged in unfair competition because it was provided with access to certain salary information of four recently hired sales personnel prior to the time of hire.  We believe that US Labs’ claims against NeoGenomics lack merit, and that there well-established laws that affirm the rights of employees to seek employment with any company they desire and employers to offer such employment to anyone they desire.  US Labs seeks unspecified monetary relief.  As part of the complaint, US Labs also sought preliminary injunctive relief against NeoGenomics, and requested that the Court bar NeoGenomics from, among other things:  (a) inducing any US labs’ employees to resign employment with US Labs; (b) soliciting, interviewing or employing US Labs’ employees for employment; (c) directly or indirectly soliciting US Labs’ customers with whom the four new employees of NeoGenomics did business while employed at US Labs; and  (d) soliciting, initiating and/or maintaining economic relationships with US Labs’ customers that are under contract with US Labs.

On November 15, 2006 the Court heard arguments on US Labs’ request for a preliminary injunction and denied the majority of US Labs’ request on the grounds that US Labs had not demonstrated a likelihood of success on the merits of their claims.  The Court did, however, issue a much narrower preliminary injunction that prevents NeoGenomics from “soliciting” the US Labs’ customers of such new sales personnel until the issues are resolved at the trial.  The preliminary injunction is limited only to the “soliciting” of the US Labs’ customers of the sales personnel in question, and does not in any way prohibit NeoGenomics from doing business with any such customers to the extent they have sought or seek a business relationship with NeoGenomics on their own initiative.  Furthermore, NoeGemonics is not enjoined from recruiting any additional personnel from US Labs through any lawful means.  We believe that US labs’ claims will not be affirmed at the trial; however, even if they were, NeoGemonics does not believe such claims would result in a material impact to our business.  NoeGenomics further believes that this lawsuit is nothing more that a blatant attempt by a large corporation to impede the progress of a smaller and more nimble competitor, and we intend to vigorously defend ourselves.

Discovery commenced in December 2006 and discovery and motion filing is ongoing. While the Company received unsolicited and inaccurate salary information for three individuals that were ultimately hired, no evidence of misappropriation of trade secrets has been adduced by either side. As such, the Company is currently contemplating filing pre-trial motions to narrow or end the litigation.

The Company is also a defendant in one lawsuit from a former employee relating to compensation related claims.  The Company does not believe this lawsuit is material to its operations or financial results and intends to vigorously pursue its defense of the matter.

The Company expects none of the aforementioned claims to be affirmed at trial; however, even if they were, NeoGenomics does not believe such claims would result in a material impact to our business. At this time we cannot accurately predict our legal fees but these cases were to proceed to trial, we estimate that our legal fees could be as much as $300,000 to $400,000 in FY 2007.

Purchase Commitment

On June 22, 2006, we entered into an agreement to purchase three (3) automated FISH signal detection and analysis systems over the next twenty-four (24) months for a total of $420,000. We agreed to purchase two (2) systems immediately and to purchase a third system in the next fifteen (15) months if the vendor is able to make certain improvements to the system. As of December 31, 2006, the Company had purchased and installed two (2) of the systems.

Subsequent Event

On April 2, 2007, we concluded an agreement with Power3 Medical Products, Inc., a New York Corporation (“Power3”) regarding the formation of a joint venture Contract Research Organization (“CRO”) and the issuance of convertible debentures and related securities by Power3 to us. Power3 is an early stage company engaged in the discovery, development, and commercialization of protein biomarkers. Under the terms of the agreement, NeoGenomics and Power3 agreed to enter into a joint venture agreement pursuant to which the will jointly own a CRO and begin commercializing Power3’s intellectual property portfolio of seventeen (17) patents pending by developing diagnostic tests and other services around one (1) or more of the 523 protein biomarkers that Power3 believes it has discovered to date. Power3 has agreed to license all of its intellectual property on a non-exclusive basis to the CRO for selected commercial applications as well as provide certain management personnel. We will provide access to cancer samples, management and sales & marketing personnel, laboratory facilities and working capital. Subject to final negotiation, we will own a minimum of 60% and up to 80% of the new CRO venture which is anticipated to be launched in the third or fourth quarter of FY 2007.

As part of the agreement, we provided $200,000 of working capital to Power3 by purchasing a convertible debenture on April 17, 2007 pursuant to a Securities Purchase Agreement (the Purchase Agreement”) between us and Power3.  We were also granted two (2) options to increase our stake in Power3 to up to 60% of the Power3 fully diluted shares outstanding.  The first option (the “First Option”) is a fixed option to purchase convertible preferred stock of Power3 that is convertible into such number of shares of Power3 common stock, in one or more transactions, up to 20% of Power3’s voting common stock at a purchase price per share, which will also equal the initial conversion price per share, equal to the lesser of (a) $0.20/share, or (b) $20,000,000 divided by the fully-diluted shares outstanding on the date of the exercise of the First Option. This First Option is exercisable for a period starting on the date of purchase of the convertible debenture by NeoGenomics and extending until the day which is the later of (y) November 16, 2007 or (z) the date that certain milestones specified in the agreement have been achieved. The First Option is exercisable in cash or NeoGenomics common stock at our option, provided, however, that we must include at least $1.0 million of cash in the consideration if we elect to exercise this First Option. In addition to purchasing convertible preferred stock as part of the First Option, we are also entitled to receive such number of warrants to purchase Power3 common stock that will permit us to maintain our current ownership percentage in Power3 on a fully diluted basis.  Such warrants will have an exercise price equal to the initial conversion price of the convertible preferred stock that was purchased pursuant to the First Option and will have a five (5) year term.

The second option (the “Second Option”), which is only exercisable to the extent that we have exercised the First Option, provides that we will have the option to increase our stake in Power3 to up to 60% of fully diluted shares of Power3 over the twelve month period beginning on the expiration date of the First Option in one or a series of transactions by purchasing additional convertible preferred stock of Power3 that is convertible into voting common stock and receiving additional warrants. The purchase price per share, and the initial conversion price of the Second Option convertible preferred stock will, to the extent such Second Option is exercised within six (6) months of exercise of the First Option, be the lesser of (a) $0.40/share or (b) $40,000,000 divided by the fully diluted shares outstanding on the date of any purchase. The purchase price per share, and the initial conversion price of the Second Option convertible preferred stock will, to the extent such Second Option is exercised after six (6) months, but within twelve (12) months of exercise of the First Option, be the lesser of (y) $0.50/share or (z) an equity price per share equal to $50,000,000 divided by the fully diluted shares outstanding on the date of any purchase. The exercise price of the Second Option may be paid in cash or in any combination of cash and our common stock at our option. In addition to purchasing convertible preferred stock as part of the Second Option, we are also entitled to receive such number of warrants to purchase Power3 common stock that will permit us to maintain our current ownership percentage in Power3 on a fully diluted based.  Such warrants will have an exercise price equal to the initial conversion price of the convertible preferred stock being purchased that date and will have a five (5) year term.

The purchase Agreement granted us (1) a right of first refusal with respect to future issuances of Power3 capital stock and (2) the right to appoint a member of the Power3 board of directors so long as we own tem percent (10%) or more of Power3’s outstanding voting securities.

Employment Contracts

On December 14, 2004, we entered into an employment agreement with Robert P. Gasparini to serve as our President and Chief Science Officer. The employment agreement has an initial term of three (3) years, effective January 3, 2005; provided, however that either party may terminate the agreement by giving the other party sixty (60) days written notice. The employment agreement specifies an initial base salary of $150,000/year, with specified salary increases to $185,000/year over the first eighteen (18) months of the contract. Mr. Gasparini is also entitled to receive cash bonuses for any given fiscal year in an amount equal to 15% of his base salary if he meets certain targets established by our Board of Directors. In addition, Mr. Gasparini was granted 1,000,000 Incentive Stock Options that have a ten (10) year term so long as Mr. Gasparini remains an employee of the Company (these options, which vest according to the passage of time and other performance-based milestones, resulted in us recording stock based compensation expense under SFAS 123(R) beginning in 2006. Mr. Gasparini’s employment agreement also specifies that he is entitled to four (4) weeks of paid vacation per year and other health insurance and relocation benefits. In the event that Mr. Gasparini is terminated without cause by the Company, the Company has agreed to pay Mr. Gasparini’s base salary and maintain his employee benefits for a period of six (6) months.

Recent Accounting Pronouncements

SFAS 159 - ‘The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115’

In February 2007, the FASB issued Financial Accounting Standard No. 159 The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 or FAS 159. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of this Statement apply only to entities that elect the fair value option.

The following are eligible items for the measurement option established by this Statement:

1.           Recognized financial assets and financial liabilities except:

(a)           An investment in a subsidiary that the entity is required to consolidate.

(b)           An interest in a variable interest entity that the entity is required to consolidate.

(c)           Employers’ and plans’ obligations (or assets representing net over funded positions) for pension benefits, other postretirement benefits (including health care and life insurance benefits), post-employment benefits, employee stock option and stock purchase plans, and other forms of deferred compensation arrangements.

(d)           Financial assets and financial liabilities recognized under leases as defined in FASB Statement No. 13, Accounting for Leases.

(e)           Deposit liabilities, withdrawable on demand, of banks, savings and loan associations, credit unions, and other similar depository institutions.

(f)           Financial instruments that are, in whole or in part, classified by the issuer as a component of shareholder’s equity (including “temporary equity”). An example is a convertible debt security with a noncontingent beneficial conversion feature.

2.           Firm commitments that would otherwise not be recognized at inception and that involve only financial instruments.

3.           Nonfinancial insurance contracts and warranties that the insurer can settle by paying a third party to provide those goods or services.

4.           Host financial instruments resulting from separation of an embedded nonfinancial derivative instrument from a nonfinancial hybrid instrument.

The fair value option:

1.           May be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method.

2.           Is irrevocable (unless a new election date occurs).

3.           Is applied only to entire instruments and not to portions of instruments.

The Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. We have not yet determined what effect, if any, adoption of this Statement will have on our financial position or results of operations.

SFAS 158 - ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statement Nos. 87, 88, 106, and 132(R)’

In September 2006, the FASB issued Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statement Nos. 87, 88, 106, and 132(R), or FAS 158. This Statement requires an employer that is a business entity and sponsors one or more single-employer defined benefit plans to (a) recognize the funded status of a benefit plan—measured as the difference between plan assets at fair value (with limited exceptions) and the benefit obligation—in its statement of financial position; (b) recognize, as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to FAS 87, Employers’ Accounting for Pensions, or FAS 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions; (c) measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end statement of financial position (with limited exceptions); and (d) disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition assets or obligations. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. This statement is not expected to have a significant effect on our financial statements.

SFAS 157 - ‘Fair Value Measurements’

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. This standard establishes a standard definition for fair value, establishes a framework under generally accepted accounting principles for measuring fair value and expands disclosure requirements for fair value measurements. This standard is effective for financial statements issued for fiscal years beginning after November 15, 2007. Adoption of this statement is not expected to have any material effect on our financial position or results of operations.

SAB 108 - ‘Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements’

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (SAB 108), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 provides guidance on the consideration of the effects of prior year unadjusted errors in quantifying current year misstatements for the purpose of a materiality assessment. Adoption of this statement is not expected to have any material effect on our financial position or results of operations.

FIN 48 - ‘Accounting for Uncertainty in Income Taxes’

In June 2006, the FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes”, an interpretation of SFAS No. 109. FIN 48 prescribes a comprehensive model for how companies should recognize, measure, present and disclose uncertain tax positions taken or expected to be taken on a tax return. Under FIN 48, we shall initially recognize tax positions in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. We shall initially and subsequently measure such tax positions as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts. FIN 48 also revises disclosure requirements to include an annual tabular roll-forward of unrecognized tax benefits. We will adopt this interpretation as required in 2007 and will apply its provisions to all tax positions upon initial adoption with any cumulative effect adjustment recognized as an adjustment to retained earnings. Adoption of this statement is not expected to have any material effect on our financial position or results of operations.

SFAS 156 - ‘Accounting for Servicing of Financial Assets’

In March 2006, the FASB issued SFAS 156 “Accounting for Servicing of Financial Assets.” This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. This statement:

(a)           Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

(b)           Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

(c)           Permits an entity to choose “Amortization method” or “Fair value measurement method” for each class of separately recognized servicing assets and servicing liabilities.

(d)           At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

(e)           Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

This statement is effective as of the beginning of the Company’s first fiscal year that begins after September 15, 2006.  Adoption of this statement is not expected to have any material effect on our financial position or results of operations.

SFAS 155 - ‘Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140’

This Statement, issued in February 2006, amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.”

This Statement:

(a)           Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation.

(b)           Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133.

(c)           Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation.

(d)           Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives.

(e)           Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

This Statement is effective for all financial instruments acquired or issued after the beginning of our first fiscal year that begins after September 15, 2006.

The fair value election provided for in paragraph 4(c) of this Statement may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of this Statement. Earlier adoption is permitted as of the beginning of our fiscal year, provided we have not yet issued financial statements, including financial statements for any interim period, for that fiscal year. Provisions of this Statement may be applied to instruments that we hold at the date of adoption on an instrument-by-instrument basis. Adoption of this statement is not expected to have any material effect on our financial position or results of operations.

Recently Adopted Accounting Standards

Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) requiring that compensation cost relating to share-based payment transactions be recognized in our financial statements. The cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity award). We adopted SFAS 123R using the modified prospective method and, accordingly, did not restate prior periods to reflect the fair value method of recognizing compensation cost. Under the modified prospective approach, SFAS 123R applies to new awards and to awards that were outstanding on January 1, 2006 that are subsequently modified, repurchased or cancelled.

The shareholders of the Company have approved our Equity Incentive Plan, as amended and restated on October 31, 2006 (the “Plan”), that permits the grant of stock awards and stock options to officers, directors, employees and consultants. Options granted under the plan are either Incentive Stock Options (“ISOs”) or Non-Qualified Stock Options (“NQSOs”). Under this Plan, we are authorized to grant awards for up to 12% of our Adjusted Diluted Shares Outstanding (as defined in the Plan), which equated to 3,819,890 shares of our common stock as of December 31, 2006. As of December 31, 2006, option and stock awards totaling 2,116,667 shares were outstanding. Options typically have a 10 year life and vest over 3 or 4 years but each grant’s vesting and exercise price provisions are determined by the Board of Directors at the time the awards are granted.

As a result of adopting SFAS 123R on January 1, 2006, we recorded compensation cost related to stock options of approximately $64,000 for the year ended December 31, 2006. As of December 31, 2006, there was approximately $123,000 of total unrecognized compensation costs related to outstanding stock options, which is expected to be recognized over a weighted average period of 1.52 years.

Prior to January 1, 2006, we applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations which required compensation costs to be recognized based on the difference, if any, between the quoted market price of the stock on the grant date and the exercise price. As all options granted to employees under such plans had an exercise price at least equal to the market value of the underlying common stock on the date of grant, and given the fixed nature of the equity instruments, no stock-based employee compensation cost relating to stock options was reflected in net income (loss). If we had expensed stock options for the year ended December 31, 2005 our net loss and pro forma net loss per share amounts would have been reflected as follows:

2005

Net loss:
As reported	$(997,160)
Pro forma	$(1,022,550)

Loss per share:
As reported	$(0.04)
Pro forma	$(0.05)

We use the Black-Scholes option-pricing model to estimate fair value of stock-based awards. The fair value of options granted during 2006 was estimated on the date of the grants using the following approximate assumptions: dividend yield of 0%, expected volatility of 12 - 44% (depending on the date of issue), risk-free interest rate of 4.5 - 4.6% (depending on the date of issue), and an expected life of 3 or 4 years.

SEC Staff Accounting Bulletin 107 (SAB 107) requires that the estimate of fair value used in valuing employee equity options should reflect the assumptions marketplace participants would use in determining how much to pay for an instrument on the date of the measurement (generally the grant date for equity awards). We calculate expected volatility for stock options by taking the standard deviation of the stock price for the 3 months preceding the option grant and dividing it by the average stock price for the same 3 month period. We believe that since the Company’s financial condition and prospects continue to improve significantly on a quarterly and annual basis, no reasonable market participants would value NeoGenomics stock options, if there were any such options that traded on a public exchange, by using expected future volatility estimates based on anything other than recent market information. This conclusion is based on our Principal Financial Officer’s previous experience as a senior executive in one of the largest over the counter options trading firms in the U.S. and his intimate knowledge of how professional investors value exchange traded options. As such we do not believe that using historical volatility information from anything other than the most recent 3 month period prior to a grant date as the basis for estimating future volatility is consistent with the provisions of SAB 107. Therefore, over the last four years we have consistently estimated future volatility in determining the fair value of employee options based on the three month period prior to any given grant date. The risk-free interest rate we use in determining the fair value of equity awards under the Black Scholes model is the equivalent U.S. Treasury yield in effect at the time of grant for an instrument with a similar expected life as the option.

The status of our stock options and stock awards are summarized as follows:

	Number of Shares	Weighted Average Exercise Price

Outstanding at December 31, 2004	882,329	$0.16

Granted	1,442,235	0.27
Exercised	(42,235)	0.00
Canceled	(482,329)	0.09
Outstanding at December 31, 2005	1,800,000	0.27

Granted	1,010,397	0.69
Exercised	(211,814)	0.31
Canceled	(481,916)	0.41
Outstanding at December 31, 2006	2,116,667	0.43

Exercisable at December 31, 2006	1,155,166	$0.28

The following table summarizes information about our options outstanding at December 31, 2006:

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (In Years)	Options Exercisable	Weighted Average Exercise Price
$ 0.00-0.30	1,289,000	7.9	1,032,500	$ 0.25
$ 0.31-0.46	188,417	7.4	73,916	$ 0.34
$ 0.47-0.71	406,250	9.5	28,750	$ 0.62
$ 0.72-1.08	85,000	9.7	0	$ 0.00
$ 1.09-1.64	148,000	9.9	20,000	$ 1.30
	2,116,667		1,155,166

The weighted average fair value of options granted during 2006 was approximately $130,000 or $0.13 per option share. The total intrinsic value of options (which is the amount by which the stock price exceeded the exercise price of the options on the date of exercise) exercised during 2006 was approximately $214,000 or $1.03 per option share exercised. During the year ended December 31, 2006, the amount of cash received from the exercise of stock options was $64,000. The total fair value of shares vested during the year is $37,000.

SFAS 154 ‘Accounting Changes and Error Corrections--a replacement of APB Opinion No. 20 and FASB Statement No. 3

In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement No. 154. This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for, and reporting of, a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Adoption of this Statement did not have any material impact on our financial statements.

DESCRIPTION OF BUSINESS

NeoGenomics was founded by Dr. Michael T. Dent in June of 2001. Dr. Dent is the founder and primary physician of an OB/GYN practice in Southwest Florida.  In November of 2001, NeoGenomics became a publicly-traded company by reverse merging into American Communications Enterprises, Inc, which was a shell corporation at the time.  During 2002, we assembled our initial staff and began clinical testing operations. In 2003, we obtained new venture capital sponsorship through Medical Venture Partners, LLC, a related entity, and moved to a much larger, state-of-the art laboratory facility in Fort Myers, Florida.  In January 2005, we hired our President, Robert Gasparini.  Mr. Gasparini has considerable experience in building genetic and molecular laboratory companies.

NeoGenomics operates cancer-focused testing laboratories that specifically target the rapidly growing genetic and molecular testing segment of the medical laboratory industry. Headquartered in Fort Myers, Florida, the Company’s growing network of laboratories currently offers the following types of testing services to pathologists, oncologists, urologists, hospitals, and other laboratories throughout the United States:

•	cytogenetics testing, which analyzes human chromosomes;

•	Fluorescence In-Situ Hybridization (FISH) testing, which analyzes abnormalities at the chromosomal and gene levels;

•	flow cytometry testing, which analyzes gene expression of specific markers inside cells and on cell surfaces; and

•	molecular testing which involves analysis of DNA and RNA to diagnose and predict the clinical significance of various genetic sequence disorders.

All of these testing services are widely utilized in the diagnosis and prognosis of various types of cancer.

The genetic and molecular testing segment of the medical laboratory industry is the most rapidly growing niche of the market. Approximately six years ago, the World Health Organization reclassified cancers as genetic anomalies. This growing awareness of the genetic root behind most cancers combined with advances in technology and genetic research, including the complete sequencing of the human genome, have made possible a whole new set of tools to diagnose and treat diseases. This has opened up a vast opportunity for laboratory companies that are positioned to address this growing market segment.

The medical testing laboratory market can be broken down into three (3) primary segments:

•	clinical lab testing,

•	anatomic pathology testing, and

•	genetic and molecular testing.

Clinical laboratories are typically engaged in high volume, highly automated, lower complexity tests on easily procured specimens such as blood and urine. Clinical lab tests often involve testing of a less urgent nature, for example, cholesterol testing and testing associated with routine physical exams. This type of testing yields relatively low average revenue per test. Anatomic Pathology (“AP”) testing involves evaluation of tissue, as in surgical pathology, or cells as in cytopathology. The most widely performed AP procedures include the preparation and interpretation of pap smears, skin biopsies, and tissue biopsies. The higher complexity AP tests typically involve more labor and are more technology intensive than clinical lab tests. Thus AP tests generally result in higher average revenue per test than clinical lab tests.

Genetic and molecular testing typically involves analyzing chromosomes, genes or base pairs of DNA or RNA for abnormalities. Genetic and molecular testing have become important and highly accurate diagnostic tools over the last five years. New tests are being developed at an accelerated pace, thus this market niche continues to expand rapidly. Genetic and molecular testing requires highly specialized equipment and credentialed individuals (typically MD or PhD level) to certify results and typically yields the highest average revenue per test of the three market segments. The following chart shows the differences between the genetic and molecular niche and other segments of the medical laboratory industry. Up until approximately five years ago, the genetic and molecular testing niche was considered to be part of the AP segment, but given its rapid growth, it is now more routinely broken out and accounted for as its own segment.

COMPARISON OF THE MEDICAL LABORATORY MARKET SEGMENTS(1)

Attributes	Clinical	Anatomic Pathology	Genetic/Molecular
Testing Performed On	Blood, Urine	Tissue/Cells	Chromosomes/Genes/DNA
Testing Volume	High	Low	Low
Physician Involvement	Low	High - Pathologist	Low Medium
Malpractice Ins. Required	Low	High	Low
Other Professionals Req.	None	None	Cyto/Molecular geneticist
Level of Automation	High	Low-Moderate	Moderate
Diagnostic in Nature	Usually Not	Yes	Yes
Types of Diseases Tested	Many Possible	Primarily to Rule out Cancer	Rapidly Growing
Typical per Price/Test	$5 - $35/Test	$25 - $500/Test	$200 - $1,000/Test
Estimated Size of Market	$25 - $30 Billion	$10 - $12 Billion	$4 - $5 Billion (2)
Estimated Annual Growth Rate	4% -5%	6% - 7%	25+%
EstablishedCompetitors	Quest Diagnostics	Quest Diagnostics	Genzyme Genetics
	LabCorp	LabCorp	Quest Diagnostics
	Bio Reference Labs	Genzyme Genetics	LabCorp
	DSI Laboratories	Ameripath	Major Universities
	Hospital Labs	Local Pathologists
Regional Labs
(1) Derived from industry analyst reports. (2) Includes flow cytometry testing, which historically has been classified under anatomic pathology.

Our primary focus is to provide high complexity laboratory testing for the community-based pathology and oncology marketplace. Within these key market segments, we currently provide our services to pathologists and oncologists in the United States that perform bone marrow and/or peripheral blood sampling for the diagnosis of liquid tumors (leukemias and lymphomas) and archival tissue referral for analysis of solid tumors such as breast cancer. A secondary strategic focus targets community-based urologists, due to the availability of UroVysion®, a FISH-based test for the initial diagnosis of bladder cancer and early detection of recurrent disease. We focus on community-based practitioners for two (2) reasons: First, academic pathologists and associated clinicians tend to have their testing needs met within the confines of their university affiliation. Secondly, most of the cancer care in the United States is administered by community based practitioners, not in academic centers, due to ease of local access.  Moreover, within the community-based pathologist segment it is not our intent to willingly compete with our customers for testing services that they may seek to perform themselves. Fee-for-service pathologists for example, derive a significant portion of their annual revenue from the interpretation of biopsy specimens. Unlike other larger laboratories, which strive to perform 100% of such testing services themselves, we do not intend to compete with our customers for such specimens. Rather, our high complexity cancer testing focus is a natural extension of and complementary to many of the services that our community-based customers often perform within their own practices. As such, we believe our relationship as a non-competitive consultant, empowers these physicians to expand their testing breadth and provide a menu of services that matches or exceeds the level of service found in academic centers of excellence around the country.

We continue to make progress growing our testing volumes and revenue beyond our historically focused effort in Florida due to our expanding field sales footprint. As of March 31, 2007, NeoGenomics’ sales organization totaled nine (9) individuals. Recent, key hires included our Vice President of Sales & Marketing and various sales managers and representatives in the Northeastern, Southeastern and Western states. We intend to continue adding sales representatives on a quarterly basis throughout the year.  As more sales representatives are added, the base of our business outside of Florida will continue to grow and ultimately eclipse that which is generated within the state.

We are successfully competing in the marketplace based on the quality and comprehensiveness of our test results, and our innovative flexible levels of service, industry-leading turn-around times, regionalization of laboratory operations and ability to provide after-test support to those physicians requesting consultation. 2006 saw the introduction of our Genetic Pathology Solutions (GPS) product that provides summary interpretation of multiple testing platforms all in one consolidated report. Response from clients has been very favorable and provides another option for those customers that require a higher degree of customized service.

Another important service was initiated in December 2006 when we became the first laboratory to offer technical-component only (tech-only) FISH testing to the key community-based pathologist market segment. NeoFISH has been enthusiastically received and has provided our sales team with another differentiating product to meet the needs of our target community-based pathologists. With NeoFISH these customers are able to retain a portion of the overall testing revenue from such FISH specimens themselves, which serves to much better align their interests with those of NeoGenomics than what might otherwise be possible with larger laboratory competitors.

We believe NeoGenomics average 3-5 day turn-around time for our cytogenetics services remains an industry-leading benchmark. The timeliness of results continues to increase the usage patterns of cytogenetics and act as a driver for other add-on testing requests by our referring physicians. Based on anecdotal information, we believe that typical cytogenetics labs have 7-14 day turn-around times on average with some labs running as high as twenty-one (21) days. Traditionally, longer turn-around times for cytogenetics tests have resulted in fewer tests being ordered since there is an increased chance that the test results will not be returned within an acceptable diagnostic window when other adjunctive diagnostic test results are available. We believe our turn-around times result in our referring physicians requesting more of our testing services in order to augment or confirm other diagnostic tests, thereby giving us a significant competitive advantage in marketing our services against those of other competing laboratories.

In 2006 we began an aggressive campaign to form new laboratories around the country that will allow us to regionalize our operations to be closer to our customers. High complexity laboratories within the cancer testing niche have frequently operated a core facility on one or both coasts to service the needs of their customers around the country. Informal surveys of customers and prospects uncovered a desire to do business with a laboratory with national breadth but with a more local presence. In such a scenario, specimen integrity, turnaround-time of results, client service support, and interaction with our medical staff are all enhanced. In 2006, NeoGenomics achieved the milestone of opening two (2) other laboratories to complement our headquarters in Fort Myers, Florida.  NeoGenomics facilities in Nashville, Tennessee and Irvine, California received the appropriate state and CLIA licensure and are now receiving live specimens. As situations dictate and opportunities arise, we will continue to develop and open new laboratories, seamlessly linked together by our optimized Laboratory Information System (LIS), to better meet the regionalized needs of our customers.

2006 also saw the initial establishment of the NeoGenomics Contract Research Organization (“CRO”) division based at our Irvine, CA facility. This division was created to take advantage of our core competencies in genetic and molecular high complexity testing and act as a vehicle to compete for research projects and clinical trial support contracts in the biotechnology and pharmaceutical industries. The CRO division will also act as a development conduit for the validation of new tests which can then be transferred to our clinical laboratories and be offered to our clients. We envision the CRO as a way to infuse some intellectual property into the mix of our services and in time create a more “vertically integrated” laboratory that can potentially offer additional clinical services of a more proprietary nature.

As NeoGenomics grows, we anticipate offering additional tests that broaden our focus from genetic and molecular testing to more traditional types of anatomic pathology testing that are complementary to our current test offerings. At no time do we expect to intentionally compete with fee-for-service pathologists for services of this type and Company sales efforts will operate under a strict “right of first refusal” philosophy that supports rather than undercuts the practice of community-based pathology. We believe that by adding additional types of tests to our product offering we will be able to capture increases in our testing volumes through our existing customer base as well as more easily attract new customers via the ability to package our testing services more appropriately to the needs of the market.

Historically, the above approach has borne out well for the Company. For most of FY 2004, the Company only performed one type of test in-house, cytogenetics, which resulted in only one test being performed per customer requisition for most of the year and average revenue per requisition of approximately $490. With the subsequent addition of FISH testing in FY 2005 and flow cytometry to our pre-existing cytogenetics testing in FY 2006, our average revenue/requisition increased by 35.6% in FY 2005 to approximately $632 and a further 7% in FY 2006 to approximately $677/requisition. We believe with focused sales and marketing efforts and the recent launch of GPS reporting, NeoFISH tech-only FISH services, and the future addition of additional testing platforms, the Company can continue to increase our average revenue per customer requisition.

	FY 2006	FY 2005	% Inc (Dec)

Customer Requisitions Rec’d (Cases)	9,563	2,982	220.7%
Number of Tests Performed	12,838	4,082	214.5%
Average Number of Tests/Requisition	1.34	1.37	(2.1%)

Total Testing Revenue	$6,475,996	$1,885,324	243.5%
Average Revenue/Requisition	$677.19	$632.23	7.1%
Average Revenue/Test	$504.44	$461.86	9.2%

The following is a summary of our key operating metrics for the three month periods ended March 31, 2007 and March 31, 2006, respectively:

	FY 2007	FY 2006	% Inc (Dec)

Customer Requisitions Rec’d (Cases)	3,083	1,984	55.4%
Number of Tests Performed	4,196	2,664	57.5%
Average Number of Tests/Requisition	1.36	1.37	(0.7%)

Total Testing Revenue	$2,242,661	$1,885,324	66.9%
Average Revenue/Requisition	$727.43	$689.83	5.5%
Average Revenue/Test	$534.48	$504.42	6.0%

We believe this bundled approach to testing represents a clinically sound practice. In addition, as the average number of tests performed per requisition increases, this should drive large increases in our revenue and afford the Company significant synergies and efficiencies in our operations and sales and marketing activities. For instance, initial testing for many hematologic cancers may yield total revenue ranging from approximately $1,800 - $3,600/requisition and is generally comprised of a combination of some or all of the following tests: cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry and, per client request, morphology testing. Whereas in FY 2004, we only addressed approximately $500 of this potential revenue per requisition; in FY 2005 we addressed approximately $1,200 - $1,900 of this potential revenue per requisition; and in FY 2006, we could address this revenue stream (see below), dependent on medical necessity criteria and guidelines:

Average Revenue/Test
Cytogenetics	$400-$500
Fluorescence In Situ Hybridization (FISH)
- Technical component	$300-$1000
- Professional component	$200-$500
Flow cytometry
- Technical component	$400-$700
- Professional component	$100-$200
Morphology	$400-$700
Total	$1,800-$3,600

Business of NeoGenomics

Services

We currently offer four (4) primary types of testing services: cytogenetics, flow cytometry, FISH testing and molecular testing.

Cytogenetics Testing.  Cytogenetics testing involves analyzing chromosomes taken from the nucleus of cells and looking for abnormalities in a process called karyotyping.  A karyotype evaluates the entire forty-six (46) human chromosomes by number and banding patterns to identify abnormalities associated with disease.  In cytogenetics testing, we typically analyze the chromosomes of twenty (20) different cells.  Examples of cytogenetics testing include bone marrow aspirate or peripheral blood analysis to diagnose various types of leukemia and lymphoma, and amniocentesis testing of pregnant women to diagnose genetic anomalies such as Down syndrome in a fetus.

Cytogenetics testing by large national reference laboratories and other competitors has historically taken anywhere from 10-14 days on average to obtain a complete diagnostic report.  We believe that as a result of this timeframe, many practitioners have refrained to some degree from ordering such tests because the results traditionally were not returned within an acceptable diagnostic window.  NeoGenomics has designed our laboratory operations in order to complete cytogenetics tests for most types of biological samples, produce a final diagnostic report and make it available via fax or online viewing within 3-5 days.  These turnaround times are among the best in the industry and we believe that, with further demonstration of our consistency in generating results, more physicians will incorporate cytogenetics testing into their diagnostic regimens and thus drive incremental growth in our business.

Flow Cytometry Testing. Flow cytometry testing analyzes clusters of differentiation on cell surfaces.  Gene expression of many cancers creates protein-based clusters of differentiation on the cell surfaces that can then be traced back to a specific lineage or type of cancer.  Flow cytometry is a method of separating liquid specimens or disaggregated tissue into different constituent cell types.  This methodology is used to determine which of these cell types is abnormal in a patient specific manner.  Flow cytometry is important in developing an accurate diagnosis, defining the patient’s prognosis, and clarifying what treatment options may be optimal.  Flow cytometry testing is performed using sophisticated lasers and will typically analyze over 100,000 individual cells in an automated fashion.  Flow cytometry testing is highly complementary with cytogenetics and the combination of these two testing methodologies allows the results from one test to complement the findings of the other methodology, which can lead to a more accurate snapshot of a patient’s disease state.

FISH Testing. As an adjunct to traditional chromosome analysis, we offer Fluorescence In Situ Hybridization (FISH) testing to extend our capabilities beyond routine cytogenetics.  FISH testing permits identification of the most frequently occurring numerical chromosomal abnormalities in a rapid manner by looking at specific genes that are implicated in cancer.  FISH was originally used as an additional staining methodology for metaphase analysis (cells in a divided state after they have been cultured), but the technique is now routinely applied to interphase analysis (non-dividing quiescent cells).  During the past 5 years, FISH testing has begun to demonstrate its considerable diagnostic potential.  The development of molecular probes by using DNA sequences of differing sizes, complexity, and specificity, coupled with technological enhancements (direct labeling, multicolor probes, computerized signal amplification, and image analysis) make FISH a powerful investigative and diagnostic tool.

Molecular Testing. Molecular testing primarily involves the analysis of DNA to screen for and diagnose single gene disorders such as cystic fibrosis and Tay-Sachs disease as well as abnormalities in liquid and solid tumors.  There are approximately 1.0 - 2.0 million base pairs of DNA in each of the estimated 25,000 genes located across the 46 chromosomes in the nucleus of every cell.  Molecular testing allows us to look for variations in this DNA that are associated with specific types of diseases.  Today there are molecular tests for about 500 genetic diseases.  However, the majority of these tests remain available under the limited research use only designation and are only offered on a restricted basis to family members of someone who has been diagnosed with a genetic condition.  About 50 molecular tests are now available for the diagnosis, prognosis or monitoring of various types of cancers and physicians are becoming more comfortable ordering such adjunctive tests.  We currently provide these tests on an outsourced basis.  We anticipate in the near future performing some of the more popular tests within our facilities as the number of requests continues to increase.  Although reimbursement rates for these new molecular tests still need to improve, we believe that molecular testing is an important and growing market segment with many new diagnostic tests being developed every year.  We are committed to providing the latest and most accurate testing to clients and we will invest accordingly when market demand warrants.

Distribution Methods

The Company currently performs its testing services at each of its three (3) main clinical laboratory locations: Fort Myers, FL, Nashville, TN and Irvine, CA, and then produces a report for the requesting physician. The Company currently out sources all of its molecular testing to third parties, but expects to validate some of this testing in-house during the next several years to meet client demand.

Competition

We are engaged in segments of the medical testing laboratory industry that are highly competitive. Competitive factors in the genetic and molecular testing business generally include reputation of the laboratory, range of services offered, pricing, convenience of sample collection and pick-up, quality of analysis and reporting and timeliness of delivery of completed reports.

Our competitors in the United States are numerous and include major medical testing laboratories and biotechnology research companies. Many of these competitors have greater financial resources and production capabilities. These companies may succeed in developing service offerings that are more effective than any that we have or may develop and may also prove to be more successful than we are in marketing such services. In addition, technological advances or different approaches developed by one or more of our competitors may render our products obsolete, less effective or uneconomical.

We estimate that the United States market for genetics and molecular testing is divided among approximately 300 laboratories. However, approximately 80% of these laboratories are attached to academic institutions and only provide clinical services to their affiliate university hospitals. We further believe that less than 20 laboratories market their services nationally. We believe that the industry as a whole is still quite fragmented, with the top 20 laboratories accounting for approximately 50% of market revenues.

We intend to continue to gain market share by offering industry leading turnaround times, a broad service menu, high-quality test reports, and enhanced post-test consultation services. In addition, we have a fully integrated and interactive virtual Laboratory Information System that enables us to report real time results to customers in a secure environment.

Suppliers

The Company orders its laboratory and research supplies from large national laboratory supply companies such as Fisher Scientific, Inc., Invitrogen and Beckman Coulter and does not believe any disruption from any one of these suppliers would have a material effect on its business. The Company orders the majority of its FISH probes from Abbott Laboratories and as a result of their dominance of that marketplace and the absence of any competitive alternatives, if they were to have a disruption and not have inventory available it could have a material effect on our business. This risk cannot be completely offset due to the fact that Abbott Laboratories has patent protection which limits other vendors from supplying these probes.

Dependence on Major Customers

We currently market our services to pathologists, oncologists, urologists, hospitals and other clinical laboratories. During 2006, we performed 12,838 individual tests. Ongoing sales efforts have decreased dependence on any given source of revenue. Notwithstanding this fact, several key customers still account for a disproportionately large case volume and revenues. In 2005, four customers accounted for 65% of our total revenue. For 2006, 3 customers represented 61% of our revenue with each party representing greater than 15% of such revenues. However, as a result of our rapid increase in revenues from other customers, these 3 customers only represented 41% of our monthly revenue in December 2006. Given the substantial increase in customers in the first quarter of 2007, we expect this percentage to continue to decline. In the event that we lost one of these customers, we would potentially lose a significant percentage of our revenues.

Trademarks

The “NeoGenomics” name and logo has been trademarked with the United States Patent and Trademark Office.

Number of Employees

As of December 31, 2006, we had 48 full-time employees. In addition, our Acting Principal Financial Officer and a pathologist serve as consultants to the Company on a part-time basis. On December 31, 2005, we had 23 employees. Our employees are not represented by any union and we believe our employee relations are good.

As of March 31, 2007, we had fifty-nine full-time employees. During the remainder of FY 2007, we plan to add additional laboratory technologists and laboratory assistants to assist us in handling a greater volume of tests and to perform sponsored research projects.

    Government Regulation

Our business is subject to government regulation at the federal, state and local levels, some of which regulations are described under “Clinical Laboratory Operations,” “Anti-Fraud and Abuse Laws”, “The False Claims Act”, “Confidentiality of Health Information” and “Food and Drug Administration” below.

Clinical Laboratory Operations

Genetics and Molecular Testing. The Company operates clinical laboratories in Fort Myers, FL, Nashville, TN, and Irvine, CA.  All locations have obtained CLIA certification under the federal Medicare program, the Clinical Laboratories Improvement Act of 1967 and the Clinical Laboratory Amendments of 1988 (collectively “CLIA ‘88”) as well as state licensure as required in FL, TN, and CA.  CLIA ‘88 provides for the regulation of clinical laboratories by the U.S.  Department of Health and Human Services (“HHS”).  Regulations promulgated under the federal Medicare guidelines, CLIA ‘88 and the clinical laboratory licensure laws of the various states affect our genetics laboratories.

The federal and state certification and licensure programs establish standards for the operation of clinical laboratories, including, but not limited to, personnel and quality control.  Compliance with such standards is verified by periodic inspections by inspectors employed by federal or state regulatory agencies.  In addition, federal regulatory authorities require participation in a proficiency testing program approved by HHS for many of the specialties and subspecialties for which a clinical laboratory seeks approval from Medicare or Medicaid and certification under CLIA `88.  Proficiency testing programs involve actual testing of specimens that have been prepared by an entity running an approved program for testing by a clinical laboratory.

A final rule implementing CLIA `88, published by HHS on February 28, 1992, became effective September 1, 1992.  This rule has been revised on several occasions and further revision is expected.  The CLIA `88 rule applies to virtually all clinical laboratories in the United States, including our clinical laboratory locations.  We have reviewed our operations as they relate to CLIA `88, including, among other things, the CLIA `88 rule’s requirements regarding clinical laboratory administration, participation in proficiency testing, patient test management, quality control, quality assurance and personnel for the types of testing we undertake, and believe that all of our clinical laboratory locations are in compliance with these requirements.  Our clinical laboratory locations may not pass inspections conducted to ensure compliance with CLIA `88 or with any other applicable licensure or certification laws.  The sanctions for failure to comply with CLIA `88 or state licensure requirements might include the inability to perform services for compensation or the suspension, revocation or limitation of any clinical laboratory locations, CLIA `88 certificate or state license, as well as civil and/or criminal penalties.

Regulation of Genetic Testing. In 2000, the Secretary of Health and Human Services Advisory Committee on Genetic Testing published recommendations for increased oversight by the Centers for Disease Control and the FDA for all genetic testing.  This committee continues to meet and discuss potential regulatory changes, but final recommendations have not been issued.

With respect to genetic therapies, which may become part of our business in the future, in addition to FDA requirements, the National Institutes of Health (“NIH”) has established guidelines providing that transfers of recombinant DNA into human subjects at NIH laboratories or with NIH funds must be approved by the NIH Director.  The NIH has established the Recombinant DNA Advisory Committee to review gene therapy protocols.  Although we do not currently offer any gene therapy services, if we decide to enter this business in the future, we would expect that all of our gene therapy protocols will be subject to review by the Recombinant DNA Advisory Committee.

Anti-Fraud and Abuse Laws

Existing federal laws governing Medicare and Medicaid, as well as some other state and federal laws, also regulate certain aspects of the relationship between healthcare providers, including clinical and anatomic laboratories, and their referral sources, including physicians, hospitals and other laboratories. One provision of these laws, known as the “anti-kickback law,” contains extremely broad proscriptions. Violation of this provision may result in criminal penalties, exclusion from participation in Medicare and Medicaid programs, and significant civil monetary penalties.

In January 1990, following a study of pricing practices in the clinical laboratory industry, the Office of the Inspector General (“OIG”) of HHS issued a report addressing how these pricing practices relate to Medicare and Medicaid. The OIG reviewed the industry’s use of one fee schedule for physicians and other professional accounts and another fee schedule for patients/third-party payers, including Medicare, in billing for testing services, and focused specifically on the pricing differential when profiles (or established groups of tests) are ordered.

Existing federal law authorizes the Secretary of HHS to exclude providers from participation in the Medicare and Medicaid programs if they charge state Medicaid programs or Medicare fees “substantially in excess” of their “usual and customary charges.” On September 2, 1998, the OIG issued a final rule in which it indicated that this provision has limited applicability to services for which Medicare pays under a Prospective Payment System or a fee schedule, such as anatomic pathology services and clinical laboratory services. In several Advisory Opinions, the OIG has provided additional guidance regarding the possible application of this law, as well as the applicability of the anti-kickback laws to pricing arrangements. The OIG concluded in a 1999 Advisory Opinion that an arrangement under which a laboratory offered substantial discounts to physicians for laboratory tests billed directly to the physicians could potentially trigger the “substantially in excess” provision and might violate the anti-kickback law, because the discounts could be viewed as being provided to the physician in exchange for the physician’s referral to the laboratory of non-discounted Medicare business, unless the discounts could otherwise be justified. The Medicaid laws in some states also have prohibitions related to discriminatory pricing.

Under another federal law, known as the “Stark” law or “self-referral prohibition”, physicians who have an investment or compensation relationship with an entity furnishing clinical laboratory services (including anatomic pathology and clinical chemistry services) may not, subject to certain exceptions, refer clinical laboratory testing for Medicare patients to that entity. Similarly, laboratories may not bill Medicare or Medicaid or any other party for services furnished pursuant to a prohibited referral. Violation of these provisions may result in disallowance of Medicare and Medicaid claims for the affected testing services, as well as the imposition of civil monetary penalties and application of False Claims submissions penalties. Some states also have laws similar to the Stark law.

The False Claims Act

The Civil False Claims Act enacted in 1864, pertains to any federally funded program and defines “Fraudulent” as: knowingly submitting a false claim, i.e. actual knowledge of the falsity of the claim, reckless disregard or deliberate ignorance of the falsity of the claim. These are the claims to which criminal penalties are applied. Penalties include permissive exclusion in federally funded programs by Center for Medicare Services (“CMS”) as well as $11,500 plus treble damages per false claim submitted, and can include imprisonment. High risk areas include but are not limited to accurate use and selection of CPT codes, ICD-9 codes provided by the ordering physician, billing calculations, performance and billing of reported testing, use of reflex testing, and accuracy of charges at fair market value.

We will seek to structure our arrangements with physicians and other customers to be in compliance with the Anti-Kickback Statute, Stark law, State laws, and the Civil False Claims Act and to keep up-to-date on developments concerning their application by various means, including consultation with legal counsel. However, we are unable to predict how these laws will be applied in the future, and the arrangements into which we enter could become subject to scrutiny there under.

In February 1997 (as revised in August 1998), the OIG released a model compliance plan for laboratories that is based largely on corporate integrity agreements negotiated with laboratories that had settled enforcement action brought by the federal government related to allegations of submitting false claims. We believe that we comply with the aspects of the model plan that we deem appropriate to the conduct of our business.

Confidentiality of Health Information

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) contains provisions that affect the handling of claims and other patient information that are, or have been used or disclosed by healthcare providers. These provisions, which address security and confidentiality of PHI (Protected Health Information or “patient information”) as well as the administrative aspects of claims handling, have very broad applicability and they specifically apply to healthcare providers, which include physicians and clinical laboratories. Rules implementing various aspects of HIPAA are continuing to be developed.

The HIPAA Rules include the following components which have already been implemented at our locations and industry wide: The Privacy Rule which granted patients rights regarding their information also pertains to the proper uses and disclosures of PHI by healthcare providers in written and verbal formats required implementation no later than April 14, 2003 for all covered entities except small health plans which had another year for implementation. The Electronic Health Care Transactions and Code Sets Standards which established standard data content and formats for submitting electronic claims and other administrative healthcare transactions required implementation no later than October 16, 2003 for all covered entities. On April 20, 2005, CMS required compliance with the Security Standards which established standards for electronic uses and disclosures of PHI for all covered entities except small health plans who had an additional year to meet compliance. Currently, the industry, including all of our locations, is working to comply with the National Provider Identification number to replace all previously issued provider (organizational and individual) identification numbers. This number is being issued by CMS and must be used on all covered transactions no later than May 24, 2007 by all covered entities except small health plans which have an additional year to meet compliance with this rule.

In addition to the HIPAA rules described above, we are subject to state laws regarding the handling and disclosure of patient records and patient health information. These laws vary widely, and many states are passing new laws in this area.  Penalties for violation include sanctions against a laboratory’s licensure as well as civil or criminal penalties. We believe we are in compliance with current state law regarding the confidentiality of health information and continue to keep abreast of new or changing state laws as they become available.

Food and Drug Administration

In January 1998, the FDA issued a revised draft Compliance Policy Guide (“CPG”) that sets forth the FDA’s intent to undertake a heightened enforcement effort with respect to the improper Commercialization of In Vitro Diagnostic Devices prior to receipt of FDA premarket clearance or approval. During September, 2006, the FDA issued the Draft Guidance for Industry, Clinical Laboratories, and FDA Staff on In Vitro Diagnostic Multivariate Index Assays (IVDMIAs) as a current initiative of the FDA to regulate test systems that employ data, derived in part from one or more in vitro assays, and an algorithm that usually, but not necessarily, runs on software to generate a result that diagnoses a disease or condition or is used in the cure, mitigation, treatment, or prevention of disease. In the future, we plan to perform some testing services using test kits purchased from manufacturers for which FDA premarket clearance or approval for commercial distribution in the United States has not been obtained by the manufacturers (“investigational test kits”). Under current FDA regulations and policies, such investigational test kits may be sold by manufacturers for investigational use only if certain requirements are met to prevent commercial distribution. The manufacturers of these investigational test kits are responsible for marketing them under conditions meeting applicable FDA requirements. That draft CPG as well as the current Draft Guidance on IVDMIAs is not presently in effect but, if implemented as written, would place greater restrictions on the distribution of such investigational test kits or devices. If we were to be substantially limited in or prevented from purchasing investigational test kits or devices by reason of the FDA finalizing these guidelines, there could be an adverse effect on our ability to access new technology, which could have a material adverse effect on our business.

We also perform some testing services using reagents, known as analyte specific reagents (“ASRs”), purchased from companies in bulk rather than as part of a test kit. In November 1997, the FDA issued a new regulation placing restrictions on the sale, distribution, labeling and use of ASRs. Most ASRs are treated by the FDA as low risk devices, requiring the manufacturer to register with the agency, its ASRs (and any other devices), conform to good manufacturing practice requirements, and comply with medical device reporting of adverse events.

Other

Our operations currently are, or may be in the future, subject to various federal, state and local laws, regulations and recommendations relating to data protection, safe working conditions, laboratory and manufacturing practices and the purchase, storage, movement, use and disposal of hazardous or potentially hazardous substances used in connection with our research work and manufacturing operations, including radioactive compounds and infectious disease agents. Although we believe that our safety procedures comply with the standards prescribed by federal, state and local regulations, the risk of contamination, injury or other accidental harm cannot be eliminated completely. In the event of an accident, we could be held liable for any damages that result and any liabilities could exceed our resources. Failure to comply with such laws could subject an entity covered by these laws to fines, criminal penalties and/or other enforcement actions.

Pursuant to the Occupational Safety and Health Act, laboratories have a general duty to provide a work place to their employees that is safe from hazard. Over the past few years, the Occupational Safety and Health Administration (“OSHA”) has issued rules relevant to certain hazards that are found in the laboratory. In addition, OSHA has promulgated regulations containing requirements healthcare providers must follow to protect workers from blood borne pathogens. Failure to comply with these regulations, other applicable OSHA rules or with the general duty to provide a safe work place could subject employers, including a laboratory employer such as the Company, to substantial fines and penalties.

Properties

In August 2003, we entered into a three (3) year lease for 5,200 square feet at our laboratory facility in Fort Myers, Florida.  On June 29, 2006 we signed an amendment to the original lease which extended the lease through June 30, 2011. The amendment included the rental of an additional 4,400 square feet adjacent to our current facility. This space will allow for future expansion of our business. The lease was further amended on January 17, 2007 but this amendment did not materially alter the terms of the lease, which has total payments of approximately $653,000 over the remaining life of the lease, including annual increases of rental payments of 3% per year. Such amount excludes estimated operating and maintenance expenses and property taxes.

As part of the acquisition of The Center for CytoGenetics, Inc. by the Company on April 18, 2006, we assumed the lease of an 850 square foot facility in Nashville, Tennessee. The lease expires on August 31, 2008. The average monthly rental expense is approximately $1,350 per month. This space was not adequate for our future plans and the Company is currently not using the facility and is actively trying to sublease this facility. On June 15, 2006, we entered into a lease for a new facility totaling 5,386 square feet of laboratory space in Nashville, Tennessee. This space will be adequate to accommodate our current plans for the Tennessee laboratory. As part of the lease, we have the right of first refusal on an additional 2,420 square feet, if needed, directly adjacent to the facility. The lease is a five year lease and results in total payments by us of approximately $340,000.

On August 1, 2006, the Company entered into a lease for 1,800 square feet of laboratory space in Irvine, California.  The lease is a nine month lease and results in total payments by the Company of approximately $23,000. This lease will expire on May 7, 2007.

On April 5, 2007, we entered into a lease for 8,195 square feet of laboratory space in Irvine, California. The lease is a five year lease and results in total payments by the Company of approximately $771,000 including estimated operating and maintenance expenses and property taxes.  This lease will expire on April 30, 2012.

On May 17, 2007, we entered into a sublease for approximately 9,000 square feet in Fort Myers.  The lease is a 7 month lease with the option to extend the lease for an additional 3 years by September 30, 2007 and results in total payments of approximately $45,000.  The space will allow the Company to expand its operations to support further growth.

Legal Proceedings

On October 26, 2006, Accupath Diagnostics Laboratories, Inc. d/b/a US Labs, a California corporation (“US Labs”) filed a complaint in the Superior Court of the State of California for the County of Los Angeles (the “Court”) against the Company and Robert Gasparini, as an individual, and certain other employees and non-employees of NeoGenomics with respect to claims arising from discussions with current and former employees of US Labs. US Labs alleges, among other things, that NeoGenomics engaged in unfair competition because it was provided with access to certain salary information of four recently hired sales personnel prior to the time of hire. We believe that US Labs’ claims against NeoGenomics lack merit, and that there are well-established laws that affirm the rights of employees to seek employment with any company they desire and employers to offer such employment to anyone they desire. US Labs seeks unspecified monetary relief. As part of the complaint, US Labs also sought preliminary injunctive relief against NeoGenomics and requested that the Court bar NeoGenomics from, among other things:  (a) inducing any US Labs’ employees to resign employment with US Labs; (b) soliciting, interviewing or employing US Labs’ employees for employment; (c) directly or indirectly soliciting US Labs’ customers with whom the four new employees of NeoGenomics did business while employed at US Labs; and (d) soliciting, initiating and/or maintaining economic relationships with US Labs’ customers that are under contract with US Labs.

On November 15, 2006, the Court heard arguments on US Labs request for a preliminary injunction and denied the majority of US Labs’ requests for such injunction on the grounds that US Labs was not likely to prevail at trial. The Court did, however, issue a much narrower preliminary injunction which prevents NeoGenomics from “soliciting” the US Labs’ customers of such new sales personnel until such time as a full trial could be held. This preliminary injunction is limited only to the “solicitation” of the US Labs’ customers of the sales personnel in question and does not in any way prohibit NeoGenomics from doing business with any such customers to the extent they have sought or seek a business relationship with NeoGenomics on their own initiative. Furthermore, NeoGenomics is not in any way prohibited from recruiting any additional personnel from US Labs through any lawful means. We believe that none of US Labs’ claims will be affirmed at trial; however, even if they were, NeoGenomics does not believe such claims would result in a material impact to our business. NeoGenomics further believes that this lawsuit is nothing more than a blatant attempt by a large corporation to impede the progress of a smaller and more nimble competitor, and we intend to vigorously defend ourselves.

Discovery commenced in December 2006 and discovery and motion filings in ongoing. While the Company received unsolicited and inaccurate salary information for three individuals that were ultimately hired, no evidence of misappropriation of trade secrets has been discovered by either side. As such, the Company is currently contemplating filing motions to narrow or end the litigation, and expects to ultimately prevail at trial.

The Company is also a defendant in one lawsuit from a former employee relating to compensation related claims. The Company does not believe this lawsuit is material to its operations or financial results and intends to vigorously pursue its defense of the matter.

The Company expects none of the aforementioned claims to be affirmed at trial; however, even if they were, NeoGemonics does not believe such claims would result in a material impact to our business.  At this time, we cannot accurately predict our legal fees, but if these cases were to proceed to trial, we estimate that our legal fees could be as much as $300,000 to $400,000 in FY 2007.

MANAGEMENT

Officers And Directors

The following table sets forth the names, ages, and titles of each of our directors and executive officers and employees expected to make a significant contribution to us.

Name	Age	Position
Board of Directors:
Robert P. Gasparini	52	President and Chief Science Officer, Board Member
Steven C. Jones	43	Acting Principal Financial Officer, Board Member
Michael T. Dent	42	Chairman of the Board
George G. O’Leary	44	Board Member
Peter M. Peterson	50	Board Member
Other Executives:
Robert J. Feeney	39	Vice-President of Sales and Marketing
Jerome J. Dvonch	38	Principal Accounting Officer
Matthew William Moore	33	Vice-President of Research and Development

Family Relationships

There are no family relationships between or among the members of the Board of Directors or other executives. With the exception of Mr. Peterson, the directors and other executives of the Company are not directors or executive officers of any company that files reports with the SEC.  Mr. Peterson also serves as Chairman of the Board of Innovative Software Technologies, Inc. (OTCBB: INIV.OB).

Legal Proceedings

None of the members of the Board of Directors or other executives has been involved in any bankruptcy proceedings, criminal proceedings, any proceeding involving any possibility of enjoining or suspending members of our Board of Directors or other executives from engaging in any business, securities or banking activities, and have not been found to have violated, nor been accused of having violated, any federal or state securities or commodities laws.

Elections

Members of our Board of Directors are elected at the annual meeting of stockholders and hold office until their successors are elected.   Our officers are appointed by the Board of Directors and serve at the pleasure of the Board and are subject to employment agreements, if any, approved and ratified by the Board.

Robert P. Gasparini, M.S. - President and Chief Science Officer, Board Member

Mr. Gasparini is the President and Chief Science Officer of NeoGenomics. Prior to assuming the role of President and Chief Science Officer, Mr. Gasparini was a consultant to the Company since May 2004. Prior to NeoGenomics, Mr. Gasparini was the Director of the Genetics Division for US Pathology Labs, Inc. (US Labs) from January 2001 to December 2004. During this period, Mr. Gasparini started the Genetics Division for US Labs and grew annual revenues of this division to $30 million over a 30 month period. Prior to US Labs, Mr. Gasparini was the Molecular Marketing Manager for Ventana Medical Systems from 1999 to 2001. Prior to Ventana, Mr. Gasparini was the Assistant Director of the Cytogenetics Laboratory for the Prenatal Diagnostic Center from 1993 to 1998 an affiliate of Mass General Hospital and part of Harvard University. While at the Prenatal Diagnostic Center, Mr. Gasparini was also an Adjunct Professor at Harvard University. Mr. Gasparini is a licensed Clinical Laboratory Director and an accomplished author in the field of Cytogenetics. He received his BS degree from The University of Connecticut in Biological Sciences and his Master of Health Science degree from Quinnipiac University in Laboratory Administration.

Steven C. Jones - Acting Principal Financial Officer, Board Member

Mr. Jones has served as a Director since October 2003. He is a Managing Director in Medical Venture Partners, LLC, a venture capital firm established in 2003 for the purpose of making investments in the healthcare industry. Mr. Jones is also the co-founder and Chairman of the Aspen Capital Group and has been President and Managing Director of Aspen Capital Advisors since January 2001. Prior to that Mr. Jones was a chief financial officer at various public and private companies and was a Vice President in the Investment Banking Group at Merrill Lynch & Co. Mr. Jones received his B.S. degree in Computer Engineering from the University of Michigan in 1985 and his MBA from the Wharton School of the University of Pennsylvania in 1991. He is also Chairman of the Board of Quantum Health Systems, LLC and T3 Communications, LLC.

Michael T. Dent M.D. - Chairman of the Board

Dr. Dent is our founder and Chairman of the Board. Dr. Dent was our President and Chief Executive Officer from June 2001, when he founded NeoGenomics, to April 2004. From April 2004 until April 2005, Dr. Dent served as our President and Chief Medical Officer. Dr. Dent founded the Naples Women’s Center in 1996 and continues his practice to this day. He received his training in Obstetrics and Gynecology at the University of Texas in Galveston. He received his M.D. degree from the University of South Carolina in Charleston, S.C. in 1992 and a B.S. degree from Davidson College in Davidson, N.C. in 1986. He is a member of the American Association of Cancer Researchers and a Diplomat and fellow of the American College of Obstetricians and Gynecologists. He sits on the Board of the Florida Life science Biotech Initiative.

George G. O’Leary - Board Member

Mr. O’Leary is a Director of NeoGenomics and is currently running his own consulting firm, SKS Consulting of South Florida Corp. where he consults for NeoGenomics as well as several other companies. Prior to that he was President of US Medical Consultants, LLC. Prior to assuming his duties with US Medical, he was a consultant to the company and acting Chief Operating Officer. Prior to NeoGenomics, Mr. O’Leary was the President and CFO of Jet Partners, LLC from 2002 to 2004. During that time he grew annual revenues from $12 million to $17.5 million. Prior to Jet Partners, Mr. O’Leary was CEO and President of Communication Resources Incorporated (CRI) from 1996 to 2000. During that time he grew annual revenues from $5 million to $40 million. Prior to CRI, Mr. O’Leary held various positions including VP of Operations for Cablevision Industries from 1987 to 1996. Mr. O’Leary was a CPA with Peat Marwick Mitchell from 1984 to 1987. He received his BBA in Accounting from Siena College in Albany, New York.

Peter M. Peterson - Board Member

Mr. Peterson is a Director of NeoGenomics and is the founder of Aspen Capital Partners, LLC which specializes in capital formation, mergers & acquisitions, divestitures, and new business start-ups. Mr. Peterson is also the Chairman and Founder of CleanFuel USA and the Chairman of Innovative Software Technologies (OTCBB: INIV). Prior to forming Aspen Capital Partners, Mr. Peterson was Managing Director of Investment Banking with H. C. Wainwright & Co. Prior to Wainwright, Mr. Peterson was president of First American Holdings and Managing Director of Investment Banking. Previous to First American, he served in various investment banking roles and was the co-founder of ARM Financial Corporation. Mr. Peterson was one of the key individuals responsible for taking ARM Financial public on the OTC market and the American Stock Exchange. Under Mr. Peterson’s financial leadership, ARM Financial Corporation was transformed from a diversified holding company into a national clinical laboratory company with 14 clinical laboratories and ancillary services with over $100 million in assets. He has also served as an officer or director for a variety of other companies, both public and private. Mr. Peterson earned a Bachelor of Science degree in Business Administration from the University of Florida.

Robert J. Feeney, Ph.D - Vice President of Sales and Marketing

Mr. Feeney has served as Vice President of Sales and Marketing since January 3, 2007. Prior to NeoGenomics, he served in a dual capacity as the Director of Marketing and the Director of Scientific & Clinical Affairs for US Labs, a division of Laboratory Corporation of America (LabCorp). Prior to that, Dr. Feeney held a variety of roles including the National Manager of Clinical Affairs and the Central Regional Sales Manager position where he managed up to 33% of the sales force. In his first full year with US Labs, he grew revenue from $1 million to $17 million in this geography. Prior to US Labs, Dr. Feeney was employed with Eli Lilly and Company as an Associate Marketing Manager and with Impath Inc., now a wholly owned division of Genzyme Genetics, where he held various positions including Regional Sales Manager and District Sales Manager assignments. Dr. Feeney has over 14 years of sales and marketing experience with 17 years in the medical industry. Dr. Feeney received his Bachelors of Science degree in Biology from Dickinson College and his doctoral degree in Cellular and Developmental Biology from the State University of New York.

Matthew William Moore, Ph.D. - Vice President of Research and Development

Mr. Moore has served as Vice President of Research and Development since July 2006. Prior to that he served as Vice President of Research and Development for Combimatrix Molecular Diagnostics, a subsidiary of Combimatrix Corporation, a biotechnology company, developing novel microarray, Q-PCR and Comparative Genomic Hybridization based diagnostics. Prior to Combimatrix Molecular Diagnostics, he served as a senior scientist with US Labs, a division of Laboratory Corporation of America (LabCorp) where he was responsible for the initial implementation of the Molecular in Situ Hybridization and Molecular Genetics programs. Mr. Moore received his Bachelors of Science degree in Biotechnology, where he graduated with honors and his doctoral degree from the University of New South Wales, Australia.

Jerome J. Dvonch - Director of Finance, Principal Accounting Officer

Mr. Dvonch has served as director of finance since August 2005 and as acting principal accounting officer since August 2006. From June 2004 through July 2005, Mr. Dvonch was Associate Director of Financial Planning and Analysis with Protein Design Labs, a bio-pharmaceutical company. From September 2000 through June 2004, Mr. Dvonch held positions of increasing responsibility including Associate Director of Financial Analysis and Reporting with Exelixis, Inc., a biotechnology company. He also was Manager of Business Analysis for Pharmchem Laboratories, a drug testing laboratory. Mr. Dvonch has extensive experience in strategic planning, SEC reporting and accounting in the life science industry. He also has experience in mergers and acquisitions and with debt/equity financing transactions. Mr. Dvonch is a Certified Public Accountant and received his M.B.A. from the Simon School of Business at the University of Rochester. He received his B.B.A. in accounting from Niagara University.

Audit Committee

Currently, the Company’s Audit Committee of the Board of Directors is comprised of Steven C. Jones and George O’Leary. The Board of Directors believes that both Mr. Jones and Mr. O’Leary are “financial experts” (as defined in Regulation 228.401(e)(1)(i)(A) of Regulation S-B). Mr. Jones is a Managing Member of Medical Venture Partners, LLC, which serves as the general partner of Aspen Select Healthcare LP, a partnership which controls approximately 36.1% of the voting stock of the Company. Thus Mr. Jones would not be considered an “independent” director under Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act. However, Mr. O’Leary would be considered an “independent” director under Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act.

Compensation Committee

Currently, the Company’s Compensation Committee of the Board of Directors is comprised of the Board Members except for Mr. Gasparini.

Code of Ethics

We adopted a Code of Ethics for our senior financial officers and the principal executive officer during 2004, which was filed with the SEC as an exhibit to the Company’s Annual Report on Form 10KSB dated April 15, 2005.

Executive Compensation

The following table provides certain summary information concerning compensation paid by the Company to or on behalf of our most highly compensated executive officers for the fiscal years ended December 31, 2006, 2005, and 2004:

Summary Compensation Table

Name and Principal Capacity	Year	Salary	Other Compensation

Robert P. Gasparini	2006	$183,500	$87,900(1)
President & Chief Science Officer	2005	$162,897	$28,128(2)
	2004	$22,500(3)	--

Jerome Dvonch	2005	$92,846	$20,850(4)
Principal Accounting Officer	2004	$35,890	$13,441(5)
	2003	-	-

Steven Jones	2006	$71,000(6)	-
Acting Principal Financial Officer and Director	2005	$51,000(6)	-
	2004	$72,500(6)	-

(1)	Mr. Gasparini had other income from the exercise of 90,000 stock options.

(2)	Mr. Gasparini moved to Florida from California during 2005 and this represents his relocation expenses paid by the Company.

(3)	Mr. Gasparini was appointed as President and Chief Science Officer on January 3, 2005. During 2004, he acted as a consultant to the Company and the amounts indicated represent his consulting income.

(4)	Mr. Dvonch had other income from the exercise of 15,000 stock options.

(5)	Mr. Dvonch moved to Florida from California during 2005 and this represents his relocation expenses paid by the Company.

(6)	Mr. Jones has acted as a consultant to the Company and the amounts indicated represent his consulting income.

Employment Agreements

    Robert P. Gasparini

We entered into an employment agreement with Robert P. Gasparini on December 14, 2004 (the “Gasparini Employment Agreement”), to serve as our President and Chief Science Officer.  The Gasparini Employment Agreement has an initial term of three years, effective January 3, 2005, provided, however that either party may terminate the agreement by giving the other party sixty (60) days written notice.  It also specifies an initial base salary of $150,000/year, with specified salary increases to $185,000/year over the first eighteen (18) months of the contract.  Mr. Gasparini is also entitled to receive cash bonuses for any given fiscal year in an amount equal to 15% of his base salary if he meets certain targets established by the Board of Directors.  In addition, Mr. Gasparini was granted 1,000,000 Incentive Stock Options that have a ten (10) year term so long as Mr. Gasparini remains an employee of the Company. Such options vest according to the following schedule:

Time-Based Vesting:
75,000	on the Effective Date;
100,000	on the first anniversary of the Effective Date;
125,000	on the second anniversary of the Effective Date;
12,500	per month from the 25th to 36th month from the Effective Date;

Performance-Based Vesting:
25,000	revenues generated from FISH by December 15, 2004;
25,000	revenues generated from FLOW by January 31, 2005;
25,000	revenues generated from Amniocentesis by January 31, 2005;
25,000	hiring a lab director by September 30, 2005;
25,000	bringing in 4 new clients to the lab by June 30, 2005;
25,000	closing on first acquisition by December 31, 2005;

In Addition:
50,000	if the Company achieves the consolidated revenue for FY 2005 outlined by the Board of Directors as part of the FY 2005 budget;
50,000	if the Company achieves the net income projections for FY 2005 outlined by the Board of Directors as part of the FY 2005 budget;
50,000	if the Company achieves the consolidated revenue goal for FY 2006 outlined by the Board of Directors as part of the Employee’s FY 2006 bonus plan;
50,000	if the Company achieves the consolidated net income goal for FY 2006 outlined by the Board of Directors as part of the Employee’s FY 2006 bonus plan;
50,000	if the Company achieves the consolidated revenue goal for FY 2007 outlined by the Board of Directors as part of the Employee’s FY 2007 bonus plan;
50,000	if the Company achieves the consolidated net income goal for FY 2007 outlined by the Board of Directors as part of the Employee’s FY 2007 bonus plan;
50,000	when the Company’s stock maintains an average closing bid price (as quoted on NASDAQ Bulletin Board) of $0.75/share over the previous 30 trading days;
50,000	when the Company’s stock maintains an average closing bid price (as quoted on NASDAQ Bulletin Board) of $1.50/share over the previous 30 trading days.

The Gasparini Employment Agreement also specifies that he is entitled to four (4) weeks of paid vacation per year and other health insurance and relocation benefits. In the event that Mr. Gasparini is terminated without cause by us, we have agreed to pay Mr. Gasparini’s base salary and maintain his employee benefits for a period of six (6) months.

Securities Authorized for Issuance Under Equity Compensation Plans(1)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance

Equity compensation plans approved by security holders (2)	2, 874,833	$0.74	1,281,462

Equity compensation plans not approved by security holders (3)	5,273,613	$0.42	N/A

Total	8,148,446	$0.59	1,281,462

(1)    As of May 21, 2007.
(2)    Currently the Company’s 2003 Equity Incentive Plan and the Stock Purchase Plan are the only equity compensation plans in effect
(3)           The Company currently has 5,273,613 warrants outstanding, 4,923,613 of which are currently vested.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of May 7, 2007, with respect to each person known by the Company to own beneficially more than five percent (5%) of the Company’s outstanding common stock, each director and officer of the Company and all directors and executive officers of the Company as a group. The Company has no other class of equity securities outstanding other than common stock.

Title of Class	Name And Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership	Percent Of Class(1)

Common	Aspen Select Healthcare, LP (2)
	1740 Persimmon Drive
	Naples, Florida 34109	13,553,279	42.87%

Common	Steven C. Jones (3)
	1740 Persimmon Drive
	Naples, Florida 34109	14,120,577	44.60%

Common	Michael T. Dent M.D.(4)
	1726 Medical Blvd.
	Naples, Florida 34110	2,756,492	9.65%

Common	George O’Leary (5)
	6506 Contempo Lane
	Boca Raton, Florida 33433	225,000	0.80%

Common	Robert P. Gasparini (6)
	20205 Wildcat Run
	Estero, FL 33928	737,500	2.56%

Common	Peter M. Peterson (7)
	2402 S. Ardson Place
	Tampa, FL 33629	13,578,279	42.92%

Common	SKL Family Limited Partnership (8)
	984 Oyster Court
	Sanibel, FL 33957	2,900,000	10.01%

Common	Robert J. Feeney
	7359 Fox Hollow Ridge
	Zionsville, IN 46077	15,625	-

Common	Matthew W. Moore
	3751 Pine Street
	Irvine, Ca 92606	14,375	-

Common	Jerome J. Dvonch
	11169 Lakeland Circle
	Fort Myers, FL 33913	34,250	-

Common	Directors and Officers as a Group (2 persons)	17,928,819	54.01%

(1)
Beneficial ownership is determined in accordance within the rules of the SEC and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within sixty (60) days of May 7, 2007 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Aspen Select Healthcare, LP (Aspen) has direct ownership of 10,003,279 shares and has certain warrants to purchase 3,550,000 shares. The general partner of Aspen is Medical Venture Partners, LLC, an entity controlled by Steven C. Jones.

(3)
Steven C. Jones, director of the Company, has direct ownership of 515,000 shares and currently exercisable warrants to purchase an additional 52,298 shares, but as a member of the general partner of Aspen, he has the right to vote all shares held by Aspen, thus 10,553,279 shares and 3,577,298 currently exercisable warrant shares have been added to his total.

(4)
Michael T. Dent, a director of the Company, has direct ownership of 2,258,535 shares, currently exercisable warrants to purchase 72,992 shares, and currently exercisable options to purchase 400,000 shares.

(5)
George O’Leary, a director of the Company, has direct ownership of 300,000 warrants, of which 175,000 are currently exercisable. He also has options to purchase 50,000 shares, of which 50,000 shares are currently.

(6)	Robert Gasparini, President of the Company, has direct ownership of 15,000 shares, and has 935,000 options to purchase shares, of which 737,500 are currently exercisable.

(7)
Peter M. Peterson is a member of the general partner of Aspen and has the right to vote all shares held by Aspen. Thus 10,003,279 shares and 3,550,000 currently exercisable warrant shares have been added to his total. Mr. Peterson has currently exercisable warrants to purchase an additional 25,000 shares.

(8)	SKL Family Limited Partnership has direct ownership of 2,000,000 shares and currently exercisable warrants to purchase 900,000 shares.

(9)	Robert J. Feeney, Vice President of Sales and Marketing, has 275,000 options to purchase shares, of which 15,625 are currently exercisable.

(10)	Matthew W. Moore, Vice President of Research and Development, has 105,000 options to purchase shares, of which 14,375 are currently exercisable.

(11)	Jerome J. Dvonch, Principal Accounting Officer, has 150,000 options to purchase shares, of which 34,250 shares are currently exercisable.

MARKET PRICE OF AND DIVIDENDS

ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Our common stock is currently listed on the OTCBB under the symbol “NGMN.OB”. Set forth below is a table summarizing the high and low bid quotations for our common stock during its last two fiscal years.

YEAR 2006	High Bid	Low Bid
4th Quarter 2006	$2.05	$0.94
3rd Quarter 2006	$1.25	$0.60
2nd Quarter 2006	$0.78	$0.45
1st Quarter 2006	$0.72	$0.12

YEAR 2005	High Bid	Low Bid
4th Quarter 2005	$0.35	$0.18
3rd Quarter 2005	$0.59	$0.24
2nd Quarter 2005	$0.60	$0.26
1st Quarter 2005	$0.70	$0.25

The above table is based on over-the-counter quotations. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions, and may not represent actual transactions. All historical data was obtained from the www.BigCharts.com web site.

As of May 24, 2007, there were 388 stockholders of record of our common stock, excluding shareholders who hold their shares in brokerage accounts in “street name”.  We have never declared or paid cash dividends on our common stock. We intend to retain all future earnings to finance future growth and therefore we do not anticipate paying any cash dividends in the foreseeable future.

Dividend Policy

We have never declared or paid cash dividends on our common stock. We intend to retain all future earnings to finance future growth and therefore, do not anticipate paying any cash dividends in the foreseeable future.

Sales of Unregistered Securities

Except as otherwise noted, all of the following shares were issued and options and warrants granted pursuant to the exemption provided for under Section 4 (2) of the Securities Act as a “transaction not involving a public offering”.  No commissions were paid, and no underwriter participated, in connection with any of these transactions. Each such issuance was made pursuant to individual contracts which are discrete from one another and are made only with persons who were sophisticated in such transactions and who had knowledge of and access to sufficient information about the Company to make an informed investment decision. Among this information was the fact that the securities were restricted securities.

During 2004, we sold 3,040,000 shares of our common stock in a series of private placements at $0.25 per share to unaffiliated third party investors. These transactions generated net proceeds to the Company of approximately $740,000 after deducting certain transaction expenses. These transactions involved the issuance of unregistered stock to accredited investors in transactions that we believed were exempt from registration under Rule 506 promulgated under the Securities Act. All of these shares were subsequently registered on a SB-2 Registration Statement, which was declared effective by the SEC on August 1, 2005.

During the period January 1, 2005 to May 31, 2005, we sold 450,953 shares of our common stock in a series of private placements at $0.30 - $0.35/share to unaffiliated third party investors. These transactions generated net proceeds to the Company of approximately $146,000. These transactions involved the issuance of unregistered stock to accredited investors in transactions that we believed were exempt from registration under Rule 506 promulgated under the Securities Act. All of these shares were subsequently registered in a registration statement on Form SB-2, which was declared effective by the SEC on August 1, 2005.

On March 23, 2005, the Company entered into a Loan Agreement with Aspen to provide up to $1.5 million of indebtedness pursuant to a Credit Facility. As part of the Credit Facility transaction, the Company also issued to Aspen a five (5) year Warrant to purchase up to 2,500,000 shares of our common stock at an original exercise price of $0.50 per share. Steven C. Jones, our Acting Principal Financial Officer and a Director of the Company, is a general partner of Aspen.

On June 6, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners pursuant to which the Company may, at its discretion, periodically sell to Cornell Capital Partners shares of our common stock for a total purchase price of up to $5.0 million.  Upon execution of the Standby Equity Distribution Agreement, Cornell received 381,888 shares of our common stock as a commitment fee under the Standby Equity Distribution Agreement. The Company also issued 27,278 shares of the Company’s common stock to Spartan Securities under a placement agent agreement relating to the Standby Equity Distribution Agreement.

On January 18, 2006, the Company entered into a binding letter agreement with Aspen which provided, among other things, that:

(a) Aspen waived certain pre-emptive rights in connection with the sale of $400,000 of common stock at a purchase price of $0.20 per share and the granting of 900,000 warrants with an exercise price of $0.26 per share to SKL Limited Partnership, LP, a New Jersey limited partnership (SKL), in exchange for five (5) year warrants to purchase 150,000 shares at an exercise price of $0.26 per share (the Waiver Warrants).

(b) Aspen had the right, up to April 30, 2006, to purchase up to $200,000 of restricted shares of our common stock at a purchase price per share of $0.20 per share (1,000,000 shares) and receive a five (5) year warrant to purchase 450,000 shares of our common stock at an exercise price of $0.26 per share in connection with such purchase (the Equity Purchase Rights). On March 14, 2006, Aspen exercised its Equity Purchase Rights.

(c) Aspen and the Company amended the Loan Agreement, dated March 23, 2005 (the Loan Agreement) by and between the parties to extend the maturity date until September 30, 2007 and to modify certain covenants (such Loan Agreement as amended, the “Credit Facility Amendment”).

(d) Aspen had the right, until April 30, 2006, to provide up to $200,000 of additional secured indebtedness to the Company under the Credit Facility Amendment and to receive a five (5) year warrant to purchase up to 450,000 shares of our common stock with an exercise price of $0.26 per share (the New Debt Rights).  On March 30, 2006, Aspen exercised its New Debt Rights and entered into the definitive transaction documentation for the Credit Facility Amendment and other such documents required under the Aspen Agreement.

(e) The Company agreed to amend and restate the warrant agreement, dated March 23, 2005, to provide that all 2,500,000 warrant shares (the Existing Warrants) were vested and the exercise price per share was reset to $0.31 per share.

(f) The Company agreed to amend the Registration Rights Agreement, dated March 23, 2005 (the Registration Rights Agreement), between the parties to incorporate the Existing Warrants, the Waiver Warrants and any new shares or warrants issued to Aspen in connection with the Equity Purchase Rights or the New Debt Rights.

During the period from January 18 - 21, 2006, the Company entered into agreements with four (4) other shareholders who are parties to a Shareholders’ Agreement, dated March 23, 2005, to exchange five (5) year warrants to purchase an aggregate of 150,000 shares of stock at an exercise price of $0.26 per share for such shareholders’ waiver of their pre-emptive rights under the Shareholders’ Agreement.

On January 21, 2006 the Company entered into a subscription agreement (the Subscription) with SKL whereby SKL purchased 2.0 million shares (the Subscription Shares) of our common stock at a purchase price of $0.20 per share for $400,000. Under the terms of the Subscription, the Subscription Shares are restricted for a period of twenty-four (24) months and then carry piggyback registration rights to the extent that exemptions under Rule 144 are not available to SKL. In connection with the Subscription, the Company also issued a five (5) year warrant to purchase 900,000 shares of our common stock at an exercise price of $0.26 per share. SKL has no previous affiliation with the Company.

Securities Authorized for Issuance Under Equity Compensation Plans

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance

Equity compensation plans approved by security holders	2,874,833	$0.43	1,281,462
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	2,874,833	$0.43	1,281,462

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

During 2006 and 2005, Steven C. Jones, a Director of the Company, earned approximately $71,000 and $51,000, respectively, in cash for various consulting work performed connection with his duties as Acting Principal Financial Officer.

During 2006, George O’Leary, a Director of the Company, earned $20,900 in cash for various management consulting work performed for the Company.

On January 18, 2006, Mr. O’Leary received from the Company 50,000 incentive stock options at $0.26 per share in compensation for services related to the equity and debt financing the Company completed in January 2006.

On April 15, 2003, we entered into a revolving credit facility with MVP 3, LP (“MVP 3”), a partnership controlled by certain of our shareholders. Under the terms of the agreement MVP 3, LP agreed to make available up to $1.5 million of debt financing with a stated interest rate of prime + 8% and such credit facility had an initial maturity of March 31, 2005. At December 31, 2004, we owed MVP 3, approximately $740,000 under this loan agreement. This obligation was repaid in full through a refinancing on March 23, 2005.

On March 23, 2005, we entered into an agreement with Aspen (formerly known as MVP 3, LP to refinance our existing indebtedness of $740,000 and provide for additional liquidity of up to $760,000 to the Company. Under the terms of the agreement, Aspen, a Naples, Florida-based private investment fund made available up to $1.5 million (subsequently increased to $1.7 million, as described below) of debt financing in the form of a revolving credit facility (the Credit Facility) with an initial maturity of March 31, 2007. Aspen is managed by its General Partner, Medical Venture Partners, LLC, which is controlled by a director of NeoGenomics. We incurred $53,587 of transaction expenses in connection with establishing the Credit Facility, which have been capitalized and are being amortized to interest expense over the term of the agreement. As part of this transaction, we issued a five year warrant to Aspen to purchase up to 2,500,000 shares of common stock at an initial exercise price of $0.50 per share, all of which are currently vested. We accrued $131,337 for the value of such Warrant as of the original commitment date as a discount to the face amount of the Credit Facility. The Company is amortizing such discount to interest expense over the twenty-four (24) months of the Credit Facility. As of December 31, 2006, $1,700,000 was available for use and $1,675,000 had been drawn.

On January 18, 2006, the Company entered into a binding letter agreement (the Aspen Agreement) with Aspen Select Healthcare, LP, which provided, among other things, that:

(a) Aspen waived certain pre-emptive rights in connection with the sale of $400,000 of common stock at a purchase price of $0.20/share and the granting of 900,000 warrants with an exercise price of $0.26/share to SKL in exchange for five year warrants to purchase 150,000 shares at an exercise price of $0.26/share (the Waiver Warrants).

(b) Aspen had the right, up to April 30, 2006, to purchase up to $200,000 of restricted shares of the Company’s common stock at a purchase price per share of $0.20/share (1,000,000 shares) and receive a five year warrant to purchase 450,000 shares of the Company’s common stock at an exercise price of $0.26/share in connection with such purchase (the Equity Purchase Rights). On March 14, 2006, Aspen exercised its Equity Purchase Rights.

(c) Aspen and the Company amended the Loan Agreement, dated March 23, 2005 (the Loan Agreement), by and between the parties to extend the maturity date until September 30, 2007 and to modify certain covenants (such Loan Agreement as amended, the Credit Facility Amendment).

(d) Aspen had the right, until April 30, 2006, to provide up to $200,000 of additional secured indebtedness to the Company under the Credit Facility Amendment and to receive a five year warrant to purchase up to 450,000 shares of the Company’s common stock with an exercise price of $0.26/share (the New Debt Rights).  On March 30, 2006, Aspen exercised its New Debt Rights and entered into the definitive transaction documentation for the Credit Facility Amendment and other such documents required under the Aspen Agreement.

(e) The Company agreed to amend and restate the warrant agreement, dated March 23, 2005, to provide that all 2,500,000 warrant shares (the Existing Warrants) were vested and the exercise price per share was reset to $0.31 per share.

(f) The Company agreed to amend the Registration Rights Agreement, dated March 23, 2005 (the Registration Rights Agreement), between the parties to incorporate the Existing Warrants, the Waiver Warrants and any new shares or warrants issued to Aspen in connection with the Equity Purchase Rights or the New Debt Rights.

We borrowed an additional $100,000 from the Aspen credit facility in May 2006, $25,000 in September 2006 and $50,000 in December 2006. At December 31, 2006, $1,675,000 was outstanding on the credit facility, which bears interest at prime plus 6%, and $25,000 remained available. Subsequent to December 31, 2006 we borrowed the remaining $25,000 available under the Aspen Facility.

During the period from January 18 - 21, 2006, the Company entered into agreements with four other shareholders who are parties to a Shareholders’ Agreement, dated March 23, 2005, to exchange five year warrants to purchase an aggregate of 150,000 shares of stock at an exercise price of $0.26/share for such shareholders’ waiver of their pre-emptive rights under the Shareholders’ Agreement.

On January 21, 2006 the Company entered into a subscription agreement (the Subscription) with SKL whereby SKL purchased 2.0 million shares (the Subscription Shares) of the Company’s common stock at a purchase price of $0.20/share for $400,000. Under the terms of the Subscription, the Subscription Shares are restricted for a period of twenty-four (24) months and then carry piggyback registration rights to the extent that exemptions under Rule 144 are not available to SKL. In connection with the Subscription, the Company also issued a five (5) year warrant to purchase 900,000 shares of our common stock at an exercise price of $0.26 per share. SKL has no previous affiliation with the Company.

On March 11, 2005, we entered into an agreement with HCSS, LLC and eTelenext, Inc. to enable NeoGenomics to use eTelenext, Inc’s Accessioning Application, AP Anywhere Application and CMQ Application. HCSS, LLC is a holding company created to build a small laboratory network for the 50 small commercial genetics laboratories in the United States. HCSS, LLC is owned 66.7% by Dr. Michael T. Dent, our Chairman. By becoming the first customer of HCSS in the small laboratory network, the Company saved approximately $152,000 in up front licensing fees. Under the terms of the agreement, the Company paid $22,500 over three months to customize this software and will pay an annual membership fee of $6,000 per year and monthly transaction fees of between $2.50 - $10.00 per completed test, depending on the volume of tests performed. The eTelenext system is an elaborate laboratory information system (LIS) that is in use at many larger labs. By assisting in the formation of the small laboratory network, the Company will be able to increase the productivity of its technologists and have on-line links to other small labs in the network in order to better manage its workflow.

    On May 14, 2007 the board of director’s approved the grant of 100,000 warrants to each non-employee director.  There has not been any definitive agreement as to the terms but 25% will vest immediately and the remaining warrants will vest an additional 25% over each of the next three years.  The board also approved an increase in its’ per board meeting fees to non-employee director’s from $600 to $1,000 for each meeting.

The following director’s of NeoGenomics are independent: George O’Leary and Peter Petersen.  The following directors are not independent: Robert Gasparini, Michael Dent and Steven Jones.

The audit committee is comprised of two director’s, Steven Jones and George O’Leary.  Steven Jones is not considered an independent director but is part of the committee.

The compensation committee is comprised of all director’s except for Robert Gasparini.  Michael Dent and Steven Jones are not independent director’s but are part of the committee.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue 100,000,000 shares of Common Stock, par value $0.001 per share, of which 28,051,202 shares were issued and outstanding as of the date of this Post-Effective Amendment No. 2.

The securities being offered hereby are common stock. The outstanding shares of our common stock are fully paid and non-assessable. The holders of common stock are entitled to one (1) vote per share for the election of Directors and with respect to all other matters submitted to a vote of stockholders. Shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of such shares voting for the election of directors can elect one hundred percent (100%) of the Directors if they choose to do so. Our common stock does not have preemptive rights, meaning that the common shareholders’ ownership interest in the Company would be diluted if additional shares of common stock are subsequently issued and the existing shareholders are not granted the right, at the discretion of the Board of Directors, to maintain their ownership interest in our Company.

Upon  liquidation, dissolution or winding-up of the Company, our assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of our common stock. The holders of our common stock do not have preemptive or conversion rights to subscribe for any our securities and have no right to require us to redeem or purchase their shares.  The holders of common stock are entitled to share equally in dividends, if, as and when declared by our Board of Directors, out of funds legally available therefore, subject to the priorities given to any class of preferred stock which may be issued.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).  Preferred Stock may be issued from time to time in one (1) or more series. The Board of Directors is authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding and which the Company may be obligated to issue under options, warrants or other contractual commitments. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.  As of April 30, 2007, no such shares have been designated.

Warrants

As of May 21, 2007, we had 5,273,613 warrants outstanding, 4,923,613 of which were vested.  The exercise price of these warrants range from $0.01to $1.76 per share.

Options

As of May 21, 2007, we had 2,874,833 options outstanding.  The exercise price of these options range from $0.16 to $1.69 per share.

Transfer Agent

The Company’s transfer agent is Standard Registrar & Transfer Company located at 12528 South 1840 East Draper, Utah, 84020.  The transfer agent’s telephone number is (801) 571-8844.

Reports To Stockholders

We intend to furnish our stockholders with annual reports which will describe the nature and scope of our business and operations for the prior year and will contain a copy of our audited financial statements for the most recent fiscal year.

Indemnification Of Directors And Executive Officers And Limitation On Liability

Our Articles of Incorporation eliminate the liability of our Directors and officers for breaches of fiduciary duties as Directors and officers, except to the extent otherwise required by the Nevada Revised Statutes and where the breach involves intentional misconduct, fraud or a knowing violation of the law.

Nevada Revised Statutes 78.750, 78.751 and 78.752 have similar provisions that provide for discretionary and mandatory indemnification of officers, Directors, employees, and agents of a corporation. Under these provisions, such persons may be indemnified by a corporation against expenses, including attorney’s fees, judgment, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to any action, suit or proceeding, had no reasonable cause to believe his conduct was unlawful.

To the extent that a Director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter, he must be indemnified by us against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense.

Any indemnification, unless ordered by a court or advanced by us, must be made only as authorized in the specific case upon a determination that indemnification of the Director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	By the stockholders;

•	By our Board of Directors by majority vote of a quorum consisting of Directors who were not parties to that act, suit or proceeding;

•	If a majority vote of a quorum consisting of Directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

•	If a quorum consisting of Directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion;

•
Expenses of officers and Directors incurred in defending a civil or criminal action, suit or proceeding must be paid by us as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by the Director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by us.

•
To the extent that a Director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, we shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to Directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such Director, officer, or controlling person connected with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares offered hereby has been opined on for us by Burton, Bartlett & Glogovac.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement.

Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

                                            FINANCIAL STATEMENTS
                                    OF NEOGENOMICS, INC.

[Letterhead of Kingery & Crouse P.A.]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of NeoGenomics, Inc. and subsidiary:

We have audited the accompanying consolidated balance sheet of  NeoGenomics, Inc. and subsidiary  (collectively the “Company”), as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006, and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Kingery & Crouse P.A.
Tampa, FL
April 2, 2007

NEOGENOMICS, INC.

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2006

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 126,266
Accounts receivable (net of allowance for doubtful accounts of $103,463)	1,549,758
Inventories	117,362
Other current assets	102,172
Total current assets	1,895,558

FURNITURE AND EQUIPMENT (net of accumulated depreciation of $494,942)	1,202,487

OTHER ASSETS	33,903

TOTAL ASSETS	$ 3,131,948

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 697,754
Accrued compensation	133,490
Accrued expenses and other liabilities	67,098
Due to affiliates (net of discount of $39,285)	1,635,715
Short-term portion of equipment capital leases	94,430
Total current liabilities	2,628,487

LONG TERM LIABILITIES:
Long-term portion of equipment capital leases	448,947

TOTAL LIABILITIES	3,077,434

STOCKHOLDERS’ EQUITY:
Common stock, $.001 par value, (100,000,000 shares authorized; 27,061,476
shares issued and outstanding)	27,061
Additional paid-in capital	11,300,135
Deferred stock compensation	(122,623)
Accumulated deficit	(11,150,059)
Total stockholders’ equity	54,514

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 3,131,948

See notes to consolidated financial statements.

NEOGENOMICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

NET REVENUE	$ 6,475,996	$ 1,885,324

COST OF REVENUE	2,759,190	1,132,671

GROSS MARGIN	3,716,806	752,653

OTHER OPERATING EXPENSE
General and administrative	3,576,812	1,553,017

OTHER (INCOME)/EXPENSE:
Other income	(55,970)	(42)
Interest expense	325,625	196,838
Other (income)/expense - net	269,655	196,796

NET LOSS	$ (129,661)	$ (997,160)
NET LOSS PER SHARE - Basic and Diluted	$ (0.00)	$ (0.04)

WEIGHTED AVERAGE NUMBER
OF SHARES OUTSTANDING - Basic and Diluted	26,166,031	22,264,435

See notes to consolidated financial statements.

NEOGENOMICS, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Common	Common	Additional	Deferred
	Stock	Stock	Paid-In	Stock	Accumulated
	Shares	Amount	Capital	Compensation	Deficit	Total

Balances, December 31, 2004	21,539,416	$ 21,539	$ 9,603,664	$ (28,620)	$ (10,023,238)	$ (426,655)

Common Stock issuances	1,237,103	1,237	394,763	-	-	396,000
Transaction fees and expenses	-	-	(191,160)	-	-	(191,160)
Options issued to Scientific Advisory Board members	-	-	-	2,953	-	2,953
Value of non-qualified stock options	-	-	5,638	(5,638)	-	-
Warrants issued for services	-	-	187,722	-	-	187,722
Stock issued for services	60,235	60	15,475	-	-	15,535
Deferred stock compensation related to warrants issued for services	-	-	(10,794)	10,794	-	-
Amortization of deferred stock compensation	-	-	-	17,826	-	17,826
Net loss	-	-	-	-	(997,160)	(997,160)

Balances, December 31, 2005	22,836,754	22,836	10,005,308	(2,685)	(11,020,398)	(994,939)

Common Stock issuances for cash	3,530,819	3,531	1,099,469	-	-	1,103,000
Common Stock issued for acquisition	100,000	100	49,900	-	-	50,000
Transaction fees and expenses	-	-	(80,189)	-	-	(80,189)
Adjustment of credit facility discount	-	-	2,365	-	-	2,365
Exercise of stock options and warrants	546,113	546	66,345	-	-	66,891
Warrants and stock issued for services	7,618	8	7,642	-	-	7,650
Payment of Note on Cornell Capital fee	-	-	(50,000)	-	-	(50,000)
Stock issued to settle accounts payable	40,172	40	15,627	-	-	15,667
Value of stock option grants	-	-	183,668	(183,668)		-
Stock compensation expense	-	-	-	63,730	-	63,730
Net loss	-	-	-	-	(129,661)	(129,661)

Balances, December 31, 2006	27,061,476	$ 27,061	$ 11,300,135	(122,623)	$ (11,150,059)	$ 54,514

See notes to consolidated financial statements.

NEOGENOMICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (129,661)	$ (997,160)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	233,632	123,998
Impairment of fixed assets	53,524	50,000
Amortization of credit facility discounts and debt issue costs	72,956	57,068
Stock based compensation	63,730	-
Non-cash consulting and bonuses	7,650	85,877
Provision for bad debts	444,133	132,633
Other non-cash expenses	59,804	29,576
Changes in current assets and liabilities, net:
Accounts receivable, net	(1,442,791)	(627,241)
Inventory	(57,362)	(44,878)
Other current assets	(101,805)	(54,529)
Deposits	(31,522)	300
Deferred revenues	(100,000)	(10,000)
Accounts payable and accrued expenses
and other liabilities	233,930	352,305
NET CASH USED IN OPERATING ACTIVITIES:	(693,782)	(902,051)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(398,618)	(117,628)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from affiliates, net	175,000	760,000
Notes payable	2,000	-
Repayments of capital leases	(58,980)	-
Debt issue costs	-	(53,587)
Issuances of common stock for cash, net of transaction expenses	1,089,702	211,662
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,207,722	918,075

NET CHANGE IN CASH AND CASH EQUIVALENTS	115,322	(101, 604)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	10,944	112,548

CASH AND CASH EQUIVALENTS, END OF YEAR	$ 126,266	$ 10,944

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$ 269,316	$ 136,936
Income taxes paid	$ -	$ -

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Equipment leased under capital leases	$ 602,357
Common stock issued for acquisition	$ 50,000

See notes to consolidated financial statements.

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

NeoGenomics, Inc. (“NEO” or the “Subsidiary”) was incorporated under the laws of the state of Florida on June 1, 2001 and on November 14, 2001 agreed to be acquired by American Communications Enterprises, Inc. (“ACE”, or the “Parent”). ACE was formed in 1998 and succeeded to NEO’s name on January 3, 2002 (NEO and ACE are collectively referred to as “we”, “us”, “our” or the “Company”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Parent and the Subsidiary. All significant intercompany accounts and balances have been eliminated in consolidation.

Reclassification

Certain amounts in the prior year’s consolidated financial statements have been reclassified to conform to the current year presentation.

Revenue Recognition

Net revenues are recognized in the period when tests are performed and consist primarily of net patient revenues that are recorded based on established billing rates less estimated discounts for contractual allowances principally for patients covered by Medicare, Medicaid and managed care and other health plans. Adjustments of the estimated discounts are recorded in the period payment is received. These revenues also are subject to review and possible audit by the payers. We believe that adequate provision has been made for any adjustments that may result from final determination of amounts earned under all the above arrangements. There are no known material claims, disputes or unsettled matters with any payers that are not adequately provided for in the accompanying consolidated financial statements.

Accounts Receivable

We record accounts receivable net of contractual discounts. We provide for accounts receivable that could become uncollectible in the future by establishing an allowance to reduce the carrying value of such receivables to their estimated net realizable value. We estimate this allowance based on the aging of our accounts receivable and our historical collection experience for each type of payer. Receivables are charged off to the allowance account at the time they are deemed uncollectible.

Concentrations of Credit Risk

We currently market our services to pathologists, oncologists, urologists, hospitals and other clinical laboratories. During 2006, we performed 12,838 individual tests. Ongoing sales efforts have decreased dependence on any given source of revenue. Notwithstanding this fact, several key customers still account for a disproportionately large case volume and revenues. In 2005, four customers accounted for 65% of our total revenue. For the year ended December 31, 2006, three customers represented 61% of our revenue with each party representing greater than 15% of such revenues. As revenue continues to increase, these concentrations are expected to decease. In the event that we lost one of these customers, we would potentially lose a significant percentage of our revenues.

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents. We maintain all of our cash and cash equivalents in deposit accounts with several high quality financial institutions, which accounts may at times exceed federally insured limits. We have not experienced any losses in such accounts.

Inventories

Inventories, which consist principally of supplies, are valued at the lower of cost (first in, first out method) or market.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions we are required to make. Estimates that are critical to the accompanying consolidated financial statements include estimates related to the allowances discussed under Accounts Receivable above as well as estimating depreciation periods of tangible assets, and long-lived impairments, among others. The markets for our services are characterized by intense price competition, evolving standards and changes in healthcare regulations, all of which could impact the future realizability of our assets. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary. It is at least reasonably possible that our estimates could change in the near term with respect to these matters.

Financial Instruments

We believe the book value of our financial instruments included in our current assets and liabilities approximates their fair values due to their short-term nature.

We also believe the book value of our long-term liabilities approximates their fair value as the consideration (i.e. interest and, in certain cases, warrants) on such obligations approximate the consideration at which similar types of borrowing arrangements could be currently obtained.

Furniture and Equipment

Furniture and equipment are stated at cost. Major additions are capitalized, while minor additions and maintenance and repairs, which do not extend the useful life of an asset, are expensed as incurred. Depreciation is provided using the straight-line method over the assets’ estimated useful lives, which range from 3 to 7 years.

Long-Lived Assets

Statement of Financial Accounting Standards (SFAS) 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” requires that long-lived assets, including certain identifiable intangibles, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets in question may not be recoverable. As a result of experiencing losses from operations, we evaluated our long-lived assets during 2006 and 2005 and determined that certain equipment had a remaining net book value in excess of their fair value (as determined by our management). Accordingly, we recorded an impairment loss of approximately $54,000 during the year ended December 31, 2006 and $50,000 during the year ended December 31, 2005.

Income Taxes

We compute income taxes in accordance with Financial Accounting Standards Statement No. 109 “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, deferred taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Also, the effect on deferred taxes of a change in tax rates is recognized in income in the period that included the enactment date. Temporary differences between financial and tax reporting arise primarily from the use of different depreciation methods for furniture and equipment as well as impairment losses and the timing of recognition of bad debts.

Stock-Based Compensation

Prior to January 2006, we used Statement of Financial Accounting Standards No. 148 “Accounting for Stock-Based Compensation - Transition and Disclosure” (SFAS No. 148) to account for our stock based compensation arrangements. This statement amended the disclosure provision of FASB statement No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. As permitted by SFAS No. 123 and amended by SFAS No. 148, we continued to apply the intrinsic value method under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for our stock-based employee compensation arrangements.

In December 2004, the Financial Accounting Standards Board issued Statement Number 123 (R) (“SFAS 123 (R)”), Share-Based Payments, which is effective for the reporting period beginning on January 1, 2006. The statement requires us to recognize compensation expense in an amount equal to the fair value of share-based payments such as stock options granted to employees. We had the option to either apply SFAS 123 (R) on a modified prospective method or to restate previously issued financial statements, and chose to utilize the modified prospective method. Under this method, we are required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted awards that remain outstanding at the date of adoption.

In January 2006, we adopted the expense recognition provisions of SFAS 123 (R), and for the year ended December 31, 2006 we recorded approximately $64,000 in stock compensation expense. If we had expensed stock options for the year ended December 31, 2005 the stock compensation expense would have been approximately $25,000.

Statement of Cash Flows

For purposes of the statement of cash flows, we consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Unamortized Discount

Unamortized discount resulting from transaction expenses incurred in the establishment of the Credit Facility (see Note G) is being amortized to interest expense over the contractual life of the Credit Facility (24 months) using the straight line method.

Net Loss Per Common Share

We compute loss per share in accordance with Financial Accounting Standards Statement No. 128 “Earnings per Share” (“SFAS 128”) and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares outstanding as of December 31, 2006 and 2005, which consisted of employee stock options and certain warrants issued to consultants and other providers of financing to the Company, were excluded from diluted net loss per common share calculations as of such dates because they were anti-dilutive.

Recent Pronouncements

SFAS 159 - ‘The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115’

In February 2007, the FASB issued Financial Accounting Standard No. 159 The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 or FAS 159. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of this Statement apply only to entities that elect the fair value option.

The following are eligible items for the measurement option established by this Statement:

1.           Recognized financial assets and financial liabilities except:

a.           An investment in a subsidiary that the entity is required to consolidate

b.           An interest in a variable interest entity that the entity is required to consolidate

c.           Employers’ and plans’ obligations (or assets representing net overfunded positions) for pension benefits, other postretirement benefits (including health care and life insurance benefits), postemployment benefits, employee stock option and stock purchase plans, and other forms of deferred compensation arrangements.

d.           Financial assets and financial liabilities recognized under leases as defined in FASB Statement No. 13, Accounting for Leases.

e.           Deposit liabilities, withdrawable on demand, of banks, savings and loan associations, credit unions, and other similar depository institutions

f.           Financial instruments that are, in whole or in part, classified by the issuer as a component of shareholder’s equity (including “temporary equity”). An example is a convertible debt security with a noncontingent beneficial conversion feature.

2.           Firm commitments that would otherwise not be recognized at inception and that involve only financial instruments

3.           Nonfinancial insurance contracts and warranties that the insurer can settle by paying a third party to provide those goods or services

4.           Host financial instruments resulting from separation of an embedded nonfinancial derivative instrument from a nonfinancial hybrid instrument.

The fair value option:

1.           May be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method

2.           Is irrevocable (unless a new election date occurs)

3.           Is applied only to entire instruments and not to portions of instruments.

The Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. We have not yet determined what effect, if any, adoption of this Statement will have on our financial position or results of operations.

SFAS 158 - ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statement Nos. 87, 88, 106, and 132(R)’

In September 2006, the FASB issued Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statement Nos. 87, 88, 106, and 132(R), or FAS 158. This Statement requires an employer that is a business entity and sponsors one or more single-employer defined benefit plans to (a) recognize the funded status of a benefit plan—measured as the difference between plan assets at fair value (with limited exceptions) and the benefit obligation—in its statement of financial position; (b) recognize, as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to FAS 87, Employers’ Accounting for Pensions, or FAS 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions; (c) measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end statement of financial position (with limited exceptions); and (d) disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition assets or obligations. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. Adoption of this statement is not expected to have any material effect on our financial position or results of operations.

SFAS 157 - ‘Fair Value Measurements’

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This standard establishes a standard definition for fair value, establishes a framework under generally accepted accounting principles for measuring fair value and expands disclosure requirements for fair value measurements. This standard is effective for financial statements issued for fiscal years beginning after November 15, 2007. Adoption of this statement is not expected to have any material effect on our financial position or results of operations.

SAB 108 - ‘Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements’

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (SAB 108), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 provides guidance on the consideration of the effects of prior year unadjusted errors in quantifying current year misstatements for the purpose of a materiality assessment. Adoption of this statement is not expected to have any material effect on our financial position or results of operations.

FIN 48 - ‘Accounting for Uncertainty in Income Taxes’

In June 2006, the FASB issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109. FIN 48 prescribes a comprehensive model for how companies should recognize, measure, present and disclose uncertain tax positions taken or expected to be taken on a tax return. Under FIN 48, we shall initially recognize tax positions in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. We shall initially and subsequently measure such tax positions as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts. FIN 48 also revises disclosure requirements to include an annual tabular roll forward of unrecognized tax benefits. We will adopt this interpretation as required in 2007 and will apply its provisions to all tax positions upon initial adoption with any cumulative effect adjustment recognized as an adjustment to retained earnings. Adoption of this statement is not expected to have any material effect on our financial position or results of operation.

SFAS 156 - ‘Accounting for Servicing of Financial Assets’

In March 2006, the FASB issued SFAS 156, Accounting for Servicing of Financial Assets. This Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This statement:

a.           Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

b.           Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

c.           Permits an entity to choose “Amortization method” or “Fair value measurement method” for each class of separately recognized servicing assets and servicing liabilities.

d.           At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

e.           Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

This statement is effective as of the beginning of the Company’s first fiscal year that begins after September 15, 2006. Adoption of this statement is not expected to have any material effect on our financial position or results of operations.

SFAS 155 - ‘Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140’

This Statement, issued in February 2006, amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.”

This Statement:

a.           Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation

b.           Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133

c.           Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation

d.           Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives

e.           Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

This Statement is effective for all financial instruments acquired or issued after the beginning of our first fiscal year that begins after September 15, 2006.

The fair value election provided for in paragraph 4(c) of this Statement may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of this Statement. Earlier adoption is permitted as of the beginning of our fiscal year, provided we have not yet issued financial statements, including financial statements for any interim period, for that fiscal year. Provisions of this Statement may be applied to instruments that we hold at the date of adoption on an instrument-by-instrument basis.

Adoption of this statement is not expected to have any material effect on our financial position or results of operations.

Recently Adopted Accounting Standards

SFAS 154 ‘Accounting Changes and Error Corrections--A Replacement of APB Opinion No. 20 and FASB Statement No. 3’

In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement No. 154. This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for, and reporting of, a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Adoption of this Statement did not have any material impact on our financial statements.

Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) requiring that compensation cost relating to share-based payment transactions be recognized in our financial statements. The specific information on share-based payments are contained in Note E to the financial statements.

NOTE B - LIQUIDITY

Our consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. At December 31, 2006, we had stockholders’ equity of approximately $54,000. Subsequent to December 31, 2006, we enhanced our working capital by issuing 612,051 shares of common stock for $900,000. We also have the ability to draw up to $3,522,000 available under our Standby Equity Distribution Agreement with Cornell Capital. As such, we believe we have adequate cash resources to meet our operating commitments for the next twelve months and accordingly our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

NOTE C - FURNITURE AND EQUIPMENT, NET

Furniture and equipment consists of the following at December 31, 2006:

Equipment	$ 1,566,330
Leasehold Improvements	12,945
Furniture & Fixtures	118,154
Subtotal	1,697,429

Less accumulated depreciation and amortization	(494,942)
Furniture and Equipment, net	$ 1,202,487

Equipment under capital leases, included above, consists of the following at December 31, 2006:

Equipment	$ 585,131
Furniture & Fixtures	17,226
Subtotal	602,357

Less accumulated depreciation and amortization	(43,772)
Equipment under Capital Leases, net	$ 558,585

NOTE D - INCOME TAXES

We recognized losses for both financial and tax reporting purposes during 2005, and for financial reporting purposes during 2006 in the accompanying consolidated statements of operations. As we have significant loss carryforwards for tax purposes, no provisions for income taxes and/or deferred income taxes payable have been provided in the accompanying consolidated financial statements.

At December 31, 2006, we have net operating loss carryforwards of approximately $2,100,000 (the significant difference between this amount, and our accumulated deficit of approximately $11,150,000 arises primarily from certain stock based compensation that is considered to be a permanent difference). Assuming our net operating loss carryforward are not disallowed because of certain “change in control” provisions of the Internal Revenue Code, these net operating loss carryforwards expire in various years through the year ended December 31, 2026. However, we have established a valuation allowance to fully reserve our deferred income tax assets as such assets did not meet the required asset recognition standard established by SFAS 109. Our valuation allowance decreased by $200 during the year ended December 31, 2006.

At December 31, 2006, our current and non-current deferred income tax assets (assuming an effective income tax rate of approximately 40%) consisted of the following:

Net current deferred income tax asset:
Allowance for doubtful accounts	$ 39,900
Less valuation allowance	(39,900)
Total	$ -

Net non-current deferred income tax asset:
Net operating loss carryforwards	$ 816,500
Accumulated depreciation and impairment	(75,600)
Subtotal	740,900
Less valuation allowance	(740,900)
Total	$ -

NOTE E - INCENTIVE STOCK OPTIONS AND AWARDS

Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) requiring that compensation cost relating to share-based payment transactions be recognized in our financial statements. The cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity award). We adopted SFAS 123R using the modified prospective method and, accordingly, did not restate prior periods to reflect the fair value method of recognizing compensation cost. Under the modified prospective approach, SFAS 123R applies to new awards and to awards that were outstanding on January 1, 2006 that are subsequently modified, repurchased or cancelled.

The shareholders of the Company have approved our Equity Incentive Plan, as amended and restated on October 31, 2006 (the “Plan”), that permits the grant of stock awards and stock options to officers, directors, employees and consultants. Options granted under the plan are either Incentive Stock Options (“ISOs”) or Non-Qualified Stock Options (“NQSOs”). Under this Plan, we are authorized to grant awards for up to 12% of our Adjusted Diluted Shares Outstanding (as defined in the Plan), which equated to 3,819,890 shares of our common stock as of December 31, 2006. As of December 31, 2006, option and stock awards totaling 2,116,667 shares were outstanding. Options typically have a 10 year life and vest over 3 or 4 years but each grant’s vesting and exercise price provisions are determined by the Board of Directors at the time the awards are granted.

As a result of adopting SFAS 123R on January 1, 2006, we recorded compensation cost related to stock options of approximately $64,000 for the year ended December 31, 2006. As of December 31, 2006, there was approximately $123,000 of total unrecognized compensation costs related to outstanding stock options, which is expected to be recognized over a weighted average period of 1.52 years.

Prior to January 1, 2006, we applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations which required compensation costs to be recognized based on the difference, if any, between the quoted market price of the stock on the grant date and the exercise price. As all options granted to employees under such plans had an exercise price at least equal to the market value of the underlying common stock on the date of grant, and given the fixed nature of the equity instruments, no stock-based employee compensation cost relating to stock options was reflected in net income (loss). If we had expensed stock options for the year ended December 31, 2005 our net loss and pro forma net loss per share amounts would have been reflected as follows:

2005
Net loss:
As reported	$ (997,160)
Pro forma	$ (1,022,550)

Loss per share:
As reported	$ (0.04)
Pro forma	$ (0.05)

We use the Black-Scholes option-pricing model to estimate fair value of stock-based awards. The fair value of options granted during 2006 was estimated on the date of the grants using the following approximate assumptions: dividend yield of 0%, expected volatility of 12% - 44% (depending on the date of issue), risk-free interest rate of 4.5% - 4.6% (depending on the date of issue), and an expected life of 3 or 4 years.

SEC Staff Accounting Bulletin 107 (SAB 107) requires that the estimate of fair value used in valuing employee equity options should reflect the assumptions marketplace participants would use in determining how much to pay for an instrument on the date of the measurement (generally the grant date for equity awards). We calculate expected volatility for stock options by taking the standard deviation of the stock price for the 3 months preceding the option grant and dividing it by the average stock price for the same 3 month period. We believe that since the Company’s financial condition and prospects continue to improve significantly on a quarterly and annual basis, no reasonable market participants would value NeoGenomics stock options, if there were any such options that traded on a public exchange, by using expected future volatility estimates based on anything other than recent market information. This conclusion is based on our Principal Financial Officer’s previous experience as a senior executive in one of the largest over the counter options trading firms in the U.S. and his intimate knowledge of how professional investors value exchange traded options. As such we do not believe that using historical volatility information from anything other than the most recent 3 month period prior to a grant date as the basis for estimating future volatility is consistent with the provisions of SAB 107. Therefore, over the last four years we have consistently estimated future volatility in determining the fair value of employee options based on the three month period prior to any given grant date. The risk-free interest rate we use in determining the fair value of equity awards under the Black Scholes model is the equivalent U.S. Treasury yield in effect at the time of grant for an instrument with a similar expected life as the option.

The status of our stock options and stock awards are summarized as follows:

	Number Of Shares	Weighted Average Exercise Price

Outstanding at December 31, 2004	882,329	$ 0.16

Granted	1,442,235	0.27
Exercised	(42,235)	0.00
Canceled	(482,329)	0.09
Outstanding at December 31, 2005	1,800,000	0.27

Granted	1,010,397	0.69
Exercised	(211,814)	0.31
Canceled	(481,916)	0.41
Outstanding at December 31, 2006	2,116,667	0.43

Exercisable at December 31, 2006	1,155,166	0.28

The following table summarizes information about our options outstanding at December 31, 2006:

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Options Exercisable	Weighted Average Exercise Price

$ 0.00-0.30	1,289,000	7.9	1,032,500	$ 0.25
$ 0.31-0.46	188,417	7.4	73,916	$ 0.34
$ 0.47-0.71	406,250	9.5	28,750	$ 0.62
$ 0.72-1.08	85,000	9.7	0	$ 0.00
$ 1.09-1.64	148,000	9.9	20,000	$ 1.30
	2,116,667		1,155,166

The weighted average fair value of options granted during 2006 was approximately $130,000 or $0.13. The total intrinsic value of options (which is the amount by which the stock price exceeded the exercise price of the options on the date of exercise) exercised during 2006 was approximately $214,000 or $1.03 per option share exercised. During the year ended December 31, 2006, the amount of cash received from the exercise of stock options was approximately $64,000. The total fair value of shares vested during the year is $37,000.

NOTE F - COMMITMENTS AND CONTINGENCIES

Operating Leases

In August 2003, we entered into a three year lease for 5,200 square feet at our laboratory facility in Fort Myers, Florida. On June 29, 2006 we signed an amendment to the original lease which extended the lease through June 30, 2011. The amendment included the rental of an additional 4,400 square feet adjacent to our current facility. This space will allow for future expansion of our business. The lease was further amended on January 17, 2007 but this amendment did not materially alter the terms of the lease, which has total payments of approximately $653,000 over the remaining life of the lease, including annual increases of rental payments of 3% per year. Such amount excludes estimated operating and maintenance expenses and property taxes.

As part of the acquisition of The Center for CytoGenetics, Inc. by the Company on April 18, 2006, we assumed the lease of an 850 square foot facility in Nashville, Tennessee. The lease expires on August 31, 2008. The average monthly rental expense is approximately $1,350 per month. This space was not adequate for our future plans and the Company is currently not using the facility and is actively trying to sublease this facility. On June 15, 2006, we entered into a lease for a new facility totaling 5,386 square feet of laboratory space in Nashville, Tennessee. This space will be adequate to accommodate our current plans for the Tennessee laboratory. As part of the lease, we have the right of first refusal on an additional 2,420 square feet, if needed, directly adjacent to the facility. The lease is a five year lease and results in total payments by us of approximately $340,000.

On August 1, 2006, the Company entered into a lease for 1,800 square feet of laboratory space in Irvine, California. The lease is a nine month lease and results in total payments by the Company of approximately $23,000. This lease will expire on May 7, 2007. We are currently in negotiations on a new larger facility, which can accommodate our future growth.

Future minimum lease payments under these leases as of December 31, 2006 are as follows:

Years ending December 31,	Amounts

2007	$ 227,082
2008	219,471
2009	214,015
2010	219,907
2011	105,710
Total minimum lease payments	$ 986,185

Capital Leases

During 2006, we entered into the following capital leases:

Date	Type	Months	Cost	Monthly Payment	Balance at December 31, 2006

March 2006	Laboratory Equipment	60	$ 134,200	$ 2,692	$ 117,117
August 2006	Laboratory Equipment	60	48,200	1,200	43,724
August 2006	Laboratory Equipment	60	98,400	2,366	90,140
August 2006	Laboratory Equipment	60	101,057	2,316	89,630
August 2006	Laboratory Equipment	60	100,200	2,105	86,740
November 2006	Laboratory Equipment	60	19,900	434	19,348
November 2006	Computer Equipment	60	9,700	228	9,366
December 2006	Computer Equipment	48	19,292	549	17,742
December 2006	Computer Equipment	48	25,308	718	24,003
December 2006	Office Equipment	60	46,100	994	45,567
Total			$ 602,357	$ 13,602	$ 543,377

Future minimum lease payments under these leases as of December 31, 2006 are as follows:

Years ending December 31,	Amounts

2007	$163,219
2008	163,219
2009	163,219
2010	161,951
2011	89,582
Total future minimum lease payments	741,190
Less amount representing interest	197,813
Present value of future minimum lease payments	543,377
Less current maturities	94,430
Obligations under capital leases - long term	$448,947

The furniture and equipment covered under the lease agreements (see Note C) is pledged as collateral to secure the performance of the future minimum lease payments above.

Legal Contingency

On October 26, 2006, Accupath Diagnostics Laboratories, Inc. d/b/a US Labs (“US Labs”) filed a complaint in the Superior Court of the State of California for the County of Los Angeles naming as defendants the Company and its president, Robert Gasparini. Also individually named are Company employees Jeffrey Schreier, Maria Miller, Douglas White and Gary Roche.

The complaint alleges the following causes of action: 1) Misappropriation of Trade Secrets; 2) Tortious Interference with Prospective Economic Advantage; 3) Unfair Competition (Common Law); and 4) Unfair Competition (Cal. Bus. & Prof. Code section 17200). The allegations are the result of the Company’s hiring four salespeople who were formerly employed by US Labs. Specifically, US Labs alleges that the Company had access to the US Labs salaries of the new hires, and was therefore able to obtain them as employees.

US Labs also sought broad injunctive relief against NeoGenomics preventing the Company from doing business with its customers. US Labs requests were largely denied, but the court did issue a much narrower preliminary injunction that prevents NeoGenomics from soliciting the four new employees’ former US Labs customers until trial.

Discovery commenced in December 2006. While the Company received unsolicited and inaccurate salary information for three individuals that were ultimately hired, no evidence of misappropriation of trade secrets has been discovered by either side. As such, the Company is currently contemplating filing motions to narrow or end the litigation, and expects to ultimately prevail at trial.

We believe that none of US Labs’ claims will be affirmed at trial; however, even if they were, NeoGenomics does not believe such claims would result in a material impact to our business.

Purchase Commitment

On June 22, 2006, we entered into an agreement to purchase three automated FISH signal detection and analysis systems over the next 24 months for a total of $420,000. We agreed to purchase two systems immediately and to purchase a third system in the next 15 months if the vendor is able to make certain improvements to its system. As of December 31, 2006, the Company had purchased and installed 2 of the systems.

Employment Contracts

On December 14, 2004, we entered into an employment agreement with Robert P. Gasparini to serve as our President and Chief Science Officer. The employment agreement has an initial term of three years, effective January 3, 2005; provided, however that either party may terminate the agreement by giving the other party sixty days written notice. The employment agreement specifies an initial base salary of $150,000/year, with specified salary increases to $185,000/year over the first 18 months of the contract. Mr. Gasparini is also entitled to receive cash bonuses for any given fiscal year in an amount equal to 15% of his base salary if he meets certain targets established by the Board of Directors. In addition, Mr. Gasparini was granted 1,000,000 Incentive Stock Options that have a ten year term so long as Mr. Gasparini remains an employee of the Company (these options, which vest according to the passage of time and other performance-based milestones, resulted in us recording stock based compensation expense beginning in 2005). Mr. Gasparini’s employment agreement also specifies that he is entitled to four weeks of paid vacation per year and other health insurance and relocation benefits. In the event that Mr. Gasparini is terminated without cause by the Company, the Company has agreed to pay Mr. Gasparini’s base salary and maintain his employee benefits for a period of six months.

NOTE G- OTHER RELATED PARTY TRANSACTIONS

During 2006 and 2005, Steven C. Jones, a director of the Company, earned $71,000 and $51,000, respectively, in cash for various consulting work performed in connection with his duties as Acting Principal Financial Officer.

During 2006, George O’Leary, a director of the Company, earned $20,900 in cash for various management consulting work performed for the Company.

On April 15, 2003, we entered into a revolving credit facility with MVP 3, LP (“MVP 3”), a partnership controlled by certain of our shareholders. Under the terms of the agreement MVP 3, LP agreed to make available to us up to $1.5 million of debt financing with a stated interest rate of prime + 8% and such credit facility had an initial maturity of March 31, 2005. At December 31, 2004, we owed MVP 3, approximately $740,000 under this loan agreement. This obligation was repaid in full through a refinancing on March 23, 2005.

On March 23, 2005, we entered into an agreement with Aspen Select Healthcare, LP (formerly known as MVP 3, LP) (“Aspen”) to refinance our existing indebtedness of $740,000 and provide for additional liquidity of up to $760,000 to the Company. Under the terms of the agreement, Aspen, a Naples, Florida-based private investment fund made available to us up to $1.5 million (subsequently increased to $1.7 million, as described below) of debt financing in the form of a revolving credit facility (the “Credit Facility”) with an initial maturity of March 31, 2007. Aspen is managed by its General Partner, Medical Venture Partners, LLC, which is controlled by a director of NeoGenomics. We incurred $53,587 of transaction expenses in connection with establishing the Credit Facility, which have been capitalized and are being amortized to interest expense over the term of the agreement. As part of this transaction, we issued a five year warrant to Aspen to purchase up to 2,500,000 shares of common stock at an initial exercise price of $0.50/share, all of which are currently vested. We recorded $131,337 for the value of such Warrant as of the original commitment date as a discount to the face amount of the Credit Facility. The Company is amortizing such discount to interest expense over the 24 months of the Credit Facility. As of December 31, 2006, $1,700,000 was available for use and $1,675,000 had been drawn.

In addition, as a condition to these transactions, the Company, Aspen and certain individual shareholders agreed to amend and restate their shareholders’ agreement to provide that Aspen will have the right to appoint up to three of seven of our directors and one mutually acceptable independent director. We also entered into an amended and restated Registration Rights Agreement, dated March 23, 2005 with Aspen and certain individual shareholders, which grants to Aspen certain demand registration rights (with no provision for liquidated damages) and which grants to all parties to the agreement, piggyback registration rights.

On January 18, 2006, the Company entered into a binding letter agreement (the “Aspen Agreement”) with Aspen Select Healthcare, LP, which provided, among other things, that:

(a)           Aspen waived certain pre-emptive rights in connection with the sale of $400,000 of common stock at a purchase price of $0.20/share and the granting of 900,000 warrants with an exercise price of $0.26/share to SKL Limited Partnership, LP (“SKL” as more fully described below) in exchange for five year warrants to purchase 150,000 shares at an exercise price of $0.26/share (the “Waiver Warrants”).

(b)           Aspen had the right, up to April 30, 2006, to purchase up to $200,000 of restricted shares of the Company’s common stock at a purchase price per share of $0.20/share (1,000,000 shares) and receive a five year warrant to purchase 450,000 shares of the Company’s common stock at an exercise price of $0.26/share in connection with such purchase (the “Equity Purchase Rights”). On March 14, 2006, Aspen exercised its Equity Purchase Rights.

(c)           Aspen and the Company amended the Loan Agreement, dated March 23, 2005 (the “Loan Agreement”) between the parties to extend the maturity date until September 30, 2007 and to modify certain covenants (such Loan Agreement as amended, the “Credit Facility Amendment”).

(d)           Aspen had the right, until April 30, 2006, to provide up to $200,000 of additional secured indebtedness to the Company under the Credit Facility Amendment and to receive a five year warrant to purchase up to 450,000 shares of the Company’s common stock with an exercise price of $0.26/share (the “New Debt Rights”).On March 30, 2006, Aspen exercised its New Debt Rights and entered into the definitive transaction documentation for the Credit Facility Amendment and other such documents required under the Aspen Agreement.

(e)           The Company agreed to amend and restate the warrant agreement, dated March 23, 2005, to provide that all 2,500,000 warrant shares (the “Existing Warrants”) were vested and the exercise price per share was reset to $0.31 per share.

(f)           The Company agreed to amend the Registration Rights Agreement, dated March 23, 2005 (the “Registration Rights Agreement”), between the parties to incorporate the Existing Warrants, the Waiver Warrants and any new shares or warrants issued to Aspen in connection with the Equity Purchase Rights or the New Debt Rights.

During the period from January 18 - 21, 2006, the Company entered into agreements with four other shareholders who are parties to the certain Shareholders’ Agreement dated March 23, 2005, to exchange five year warrants to purchase an aggregate of 150,000 shares of stock at an exercise price of $0.26/share for such shareholders’ waiver of their pre-emptive rights under the Shareholders’ Agreement.

On January 21, 2006 the Company entered into a subscription agreement (the “Subscription”) with SKL Family Limited Partnership, LP, a New Jersey limited partnership, whereby SKL purchased 2.0 million shares (the “Subscription Shares”) of the Company’s common stock at a purchase price of $0.20/share for $400,000. Under the terms of the Subscription, the Subscription Shares are restricted for a period of 24 months and then carry piggyback registration rights to the extent that exemptions under Rule 144 are not available to SKL. In connection with the Subscription, the Company also issued a five year warrant to purchase 900,000 shares of the Company’s common stock at an exercise price of $0.26/share. SKL has no previous affiliation with the Company.

On March 11, 2005, we entered into an agreement with HCSS, LLC and eTelenext, Inc. to enable NeoGenomics to use eTelenext, Inc’s Accessioning Application, AP Anywhere Application and CMQ Application. HCSS, LLC is a holding company created to build a small laboratory network for the 50 small commercial genetics laboratories in the United States. HCSS, LLC is owned 66.7% by Dr. Michael T. Dent, our Chairman. Under the terms of the agreement, the Company paid $22,500 over three months to customize this software and will pay an annual membership fee of $6,000 per year and monthly transaction fees of between $2.50 - $10.00 per completed test, depending on the volume of tests performed. The eTelenext system is an elaborate laboratory information system (LIS) that is in use at many larger laboratories. By assisting in the formation of the small laboratory network, the Company will be able to increase the productivity of its technologists and have on-line links to other small laboratories in the network in order to better manage its workflow.

NOTE H - EQUITY FINANCING TRANSACTIONS

On January 3, 2005, we issued 27,288 shares of common stock under the Company’s 2003 Equity Incentive Plan to two employees of the Company in satisfaction of $6,822 of accrued, but unpaid, vacation.

During the period from January 1, 2005 to May 31, 2005, we sold 522,382 shares of our common stock in a series of private placements at $0.30 per share and $0.35 per share to unaffiliated third party investors. These transactions generated net proceeds to the Company of approximately $171,000.

On June 6, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP (“Cornell”). Pursuant to the Standby Equity Distribution Agreement, the Company may, at its discretion, periodically sell to Cornell shares of common stock for a total purchase price of up to $5.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell will pay the Company 98% of the lowest volume weighted average price (“VWAP”) of the Company’s common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which the Company’s common stock is traded for the 5 days immediately following the notice date (the “Purchase Price”). The total number of shares issued to Cornell under each advance request will be equal to the total dollar amount of the advance request divided by the Purchase Price determined during the five day pricing period. Cornell will also retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell’s obligation to purchase shares of the Company’s common stock under the Standby Equity Distribution Agreement is subject to certain conditions, including the Company maintaining an effective registration statement for shares of common stock sold under the Standby Equity Distribution Agreement and is limited to $750,000 per weekly advance. The amount and timing of all advances under the Standby Equity Distribution Agreement are at the discretion of the Company and the Company is not obligated to issue and sell any securities to Cornell, unless and until it decides to do so. Upon execution of the Standby Equity Distribution Agreement, Cornell received 381,888 shares of the Company’s common stock as a commitment fee under the Standby Equity Distribution Agreement. The Company also issued 27,278 shares of the Company’s common stock to Spartan Securities Group, Ltd. under a placement agent agreement relating to the Standby Equity Distribution Agreement.

On July 28, 2005, we filed an amended SB-2 registration statement with the Securities and Exchange Commission to register 10,000,000 shares of our common stock related to the Standby Equity Distribution Agreement. Such registration statement became effective as of August 1, 2005.

On June 6, 2006 as a result of not terminating our Standby Equity Distribution Agreement with Cornell, a short-term note payable in the amount of $50,000 became due to Cornell and was subsequently paid in July 2006.

The following sales of common stock have been made under our Standby Equity Distribution Agreement with Cornell since it was first declared effective on August 1, 2005.

Request Date	Completion Date	Shares of Common Stock	Gross Proceeds	Cornell Fee	Escrow Fee	Net Proceeds	ASP(1)

8/29/2005	9/8/2005	63,776	$ 25,000	$ 1,250	$ 500	$ 23,250
12/10/2005	12/18/2005	241,779	50,000	2,500	500	47,000
Subtotal – 2005		305,555	$ 75,000	$ 3,750	$ 1,000	$ 70,250	$ 0.25
7/19/2006	7/28/2006	83,491	53,000	2,500	500	50,000
8/8/2006	8/16/2006	279,486	250,000	12,500	500	237,000
10/18/2006	10/23/2006	167,842	200,000	10,000	500	189,500
Subtotal – 2006		530,819	$ 503,000	$ 25,000	$ 1,500	$ 476,500	$ 0.95
12/29/2006	1/10/2007	98,522	150,000	7,500	500	142,000
1/16/2007	1/24/2007	100,053	150,000	7,500	500	142,000
2/1/2007	2/12/2007	65,902	100,000	5,000	500	94,500
2/19/2007	2/28/2007	166,611	250,000	12,500	500	237,000
2/28/2007	3/7/2007	180,963	250,000	12,500	500	237,000
Subtotal - 2007 YTD		612,051	$ 900,000	$ 45,000	$ 2,500	$ 852,500	$ 1.47
Total Since Inception		1,448,425	$ 1,478,000	$ 73,750	$ 5,000	$ 1,399,250	$ 1.02
Remaining			$ 3,522,000
Total Facility			$ 5,000,000

(1)           Average Selling Price of shares issued

On July 1, 2005, we issued 14,947 shares of our common stock under the Company’s 2003 Equity Incentive Plan to two employees of the Company in satisfaction of $4,933 of accrued, but unpaid vacation.

On December 15, 2005, we issued 18,000 shares of common stock under the Company’s 2003 Equity Incentive Plan to employees of the Company as part of a year-end bonus program. The shares were issued at a price of $0.21/share and resulted in an expense to the Company of $3,780.

On January 18, 2006, the Company entered into a binding letter agreement (the “Aspen Agreement”) with Aspen Select Healthcare, LP, as described in Note G.

During the period from January 18 - 21, 2006, the Company entered into agreements with four other shareholders who are parties to that certain Shareholders’ Agreement, dated March 23, 2005, to exchange five year warrants to purchase an aggregate of 150,000 shares of stock at an exercise price of $0.26/share for such shareholders’ waiver of their pre-emptive rights under the Shareholders’ Agreement.

On January 21, 2006 the Company entered into a subscription agreement (the “Subscription”) with SKL Family Limited Partnership, LP, a New Jersey limited partnership, whereby SKL purchased 2.0 million shares (the “Subscription Shares”) of the Company’s common stock at a purchase price of $0.20/share for $400,000. Under the terms of the Subscription, the Subscription Shares are restricted for a period of 24 months and then carry piggyback registration rights to the extent that exemptions under Rule 144 are not available to SKL. In connection with the Subscription, the Company also issued a five year warrant to purchase 900,000 shares of the Company’s common stock at an exercise price of $0.26/share. SKL has no previous affiliation with the Company.

NOTE I - SUBSEQUENT EVENT

On April 2, 2007, we concluded an agreement with Power3 Medical Products, Inc., a New York Corporation (“Power3”) regarding the formation of a joint venture Contract Research Organization (“CRO”) and the issuance of convertible debentures and related securities by Power3 to us. Power3 is an early stage company engaged in the discovery, development, and commercialization of protein biomarkers. Under the terms of the agreement, NeoGenomics and Power3 will jointly own a CRO and begin commercializing Power3’s intellectual property portfolio of 17 patents pending by developing diagnostic tests and other services around one or more of the 523 protein biomarkers that Power3 believes it has discovered to date. Power3 has agreed to license all of its intellectual property on a non-exclusive basis to the CRO for selected commercial applications as well as provide certain management personnel. We will provide access to cancer samples, management and sales & marketing personnel, laboratory facilities and working capital. Subject to final negotiation, we will own a minimum of 60% and up to 80% of the new CRO venture which is anticipated to be launched in the third or fourth quarter of FY 2007.

As part of the agreement, we will provide $200,000 of working capital to Power3 by purchasing a convertible debenture on or before April 16, 2007. We were also granted two options to increase our stake in Power3 to up to 60% of the Power3 fully diluted shares outstanding. The first option (the “First Option”) is a fixed option to purchase convertible preferred stock of Power3 that is convertible into such number of shares of Power3 common stock, in one or more transactions, up to 20% of Power3’s voting common stock at a purchase price per share, which will also equal the initial conversion price per share, equal to the lesser of a) $0.20/share, or b) an equity valuation of $20,000,000 divided by the fully-diluted shares outstanding on the date of the exercise of the First Option. This First Option is exercisable for a period starting on the date of purchase of the convertible debenture by NeoGenomics and extending until the day which is the later of a) November 16, 2007 or b) the date that certain milestones specified in the agreement have been achieved. The First Option is exercisable in cash or NeoGenomics common stock at our option, provided, however, that we must include at least $1.0 million of cash in the consideration if we elect to exercise this First Option. In addition to purchasing convertible preferred stock as part of the First Option, we are also entitled to receive that number of warrants which is equal to the same percentage as the percentage of convertible preferred stock being purchased on such day of Power3’s warrants and options. Such warrants will have an exercise price equal to the initial conversion price of the convertible preferred stock that was purchased and will have a five year term.

The second option (the “Second Option”), which is only exercisable to the extent that we have exercised the First Option, provides that we will have the option to increase our stake in Power3 to up to 60% of fully diluted shares of Power3 over the twelve month period beginning on the expiration date of the First Option in one or a series of transactions by purchasing additional convertible preferred stock of Power3 that is convertible into voting common stock and receiving additional warrants. The purchase price per share, and the initial conversion price of the Second Option convertible preferred stock will, to the extent such Second Option is exercised within six (6) months of exercise of the First Option, be the lesser of a) $0.40/share or b) an equity price per share equal to $40,000,000 divided by the fully diluted shares outstanding on the date of any purchase. The purchase price per share, and the initial conversion price of the Second Option convertible preferred stock will, to the extent such Second Option is exercised after six (6) months, but within twelve (12) months of exercise of the First Option, be the lesser of a) $0.50/share or b) an equity price per share equal to $50,000,000 divided by the fully diluted shares outstanding on the date of any purchase. The exercise price of the Second Option may be paid in cash or in any combination of cash and our common stock at our option. In addition to purchasing convertible preferred stock as part of the Second Option, we are also entitled to receive that number of warrants which is equal to the same percentage as the percentage of convertible preferred stock being purchased on such day of Power3’s warrants and options. Such warrants will have an exercise price equal to the initial conversion price of the convertible preferred stock being purchased that date and will have a five year term.

End of notes to consolidated financial statements

                                            FINANCIAL STATEMENTS
                                            OF NEOGENOMICS, INC.

PAGE(S)
FINANCIAL STATEMENTS AS OF MARCH 31, 2007 and 2006
Consolidated Balance Sheet as of March 31, 2007.	F-22
Consolidated Statements of Operations for the three months ended March 31, 2007 and 2006.	F-23
Consolidated Statements of Cash Flows for the three months ended March 31, 2007 and 2006.	F-24
Notes to Consolidated Financial Statements	F-25

                                        NeoGenomics, Inc.

                                CONSOLIDATED BALANCE SHEET AS OF
                                        March 31, 2007
                                            (unaudited)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$575,393
Accounts receivable (net of allowance for doubtful accounts of $126,363)	1,986,229
Inventories	155,190
Other current assets	106,039
Total current assets	2,822,851

PROPERTY AND EQUIPMENT (net of accumulated depreciation of $492,548)	1,409,381

OTHER ASSETS	39,791

TOTAL	$4,272,023

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$761,071
Accrued compensation	162,672
Accrued and other liabilities	132,030
Short-term portion of equipment leases	142,318
Due to affiliates (net of unamortized discount of $25,813)	1,674,186
Total current liabilities	2,872,277

LONG TERM LIABILITIES -
Long-term portion of equipment leases	610,056

TOTAL LIABILITIES	3,482,333

STOCKHOLDERS’ EQUITY:
Common stock, $.001 par value, 100,000,000 shares authorized;
27,697,958 shares issued and outstanding	27,698
Additional paid-in capital	12,342,983
Deferred stock compensation	(211,388)
Accumulated deficit	(11,369,603)
Total stockholders’ equity	789,690

TOTAL	$4,272,023

See notes to consolidated financial statements.

                                            NeoGenomics, Inc.

                        CONSOLIDATED STATEMENTS OF OPERATIONS
                                        (unaudited)

	For the Three-Months Ended March 31, 2007	For the Three-Months Ended March 31, 2006

REVENUE	$2,242,661	$1,343,800

COST OF REVENUE	936,734	576,797

GROSS PROFIT	1,305,927	767,003

OTHER OPERATING EXPENSES:
Selling, general and administrative	1,426,548	590,684
Interest expense	98,924	69,885
Total other operating expenses	1,525,472	660,569

NET INCOME (LOSS)	$(219,545)	$106,434

NET INCOME (LOSS) PER SHARE - Basic	$(0.01)	$0.00
Diluted	$(0.01)	$0.00

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – Basic	27,371,233	24,752,083
Diluted	27,371,233	25,512,363

See notes to consolidated financial statements.

                                                NeoGenomics, Inc.

                                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                (unaudited)

	For the Three-Months Ended March 31, 2007	For the Three-Months Ended March 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(219,545)	$106,434
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	81,981	39,691
Equity-based compensation	91,510	21,833
Provision for bad debts	110,000	63,158
Amortization of debt issue costs	5,359	5,359
Impairment of fixed assets	2,235	-
Other non-cash expenses	4,741	9,482
Changes in assets and liabilities, net:
Accounts receivables, net of write-offs	(546,472)	(410,154)
Inventory	(37,828)	13,296
Other current assets	(6,740)	(28,928)
Accounts payable and other liabilities	132,728	(97,907)

NET CASH USED IN OPERATING ACTIVITIES	(382,031)	(277,736)

CASH FLOWS USED IN INVESTING ACTIVITIES -
Purchases of property and equipment	(24,418)	(86,755)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from affiliates, net	25,000	-
Repayment of notes payable	(2,000)	-
Repayment of capital lease	(30,631)	-
Issuances of common stock, net of transaction expenses	863,207	613,628

NET CASH PROVIDED BY FINANCING ACTIVITIES	855,576	613,628

NET INCREASE IN CASH AND CASH EQUIVALENTS	449,127	249,137

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	126,266	10,944

CASH AND CASH EQUIVALENTS, END OF PERIOD	$575,393	$260,081

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Interest paid	$77,922	$50,561

Income taxes paid	$100	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Equipment leased under capital lease	$239,579	$134,204

    See notes to consolidated financial statements.

NeoGenomics, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

NOTE A –FORMATION AND OPERATIONS OF THE COMPANY

NeoGenomics, Inc. (“NEO” or the “Subsidiary”) was incorporated under the laws of the state of Florida on June 1, 2001 and on November 14, 2001 agreed to be acquired by American Communications Enterprises, Inc. (“ACE”, or the “Parent”) in a reverse merger transaction.  ACE was formed in 1998 and succeeded to NEO’s name on January 3, 2002 (NEO and ACE are collectively referred to as “we”, “us”, “our” or the “Company”).

Basis of Presentation

Our accompanying unaudited consolidated condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the instructions to Form 10-QSB and Article 10 of Regulation S-X of the Securities and Exchange Commission ("SEC").  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  In our opinion all  adjustments  (consisting  of  normal  recurring  adjustments)  considered necessary  for  a  fair statement of the results for the fiscal period have been included.  Operating results for the three month period ended March 31, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007, or for any future period.  These financial statements and  notes  should  be  read  in  conjunction  with  our audited  consolidated financial statements  and  notes  thereto for the year ended December 31, 2006 included in our Annual  Report  on  Form  10-KSB.

Certain amounts in the prior years’ consolidated financial statements have been reclassified to conform to the current year presentation.

Accounts Receivable

We record accounts receivable net of contractual discounts.  We provide for accounts receivable that could become uncollectible in the future by establishing an allowance to reduce the carrying value of such receivables to their estimated net realizable value. We estimate this allowance based on the aging of our accounts receivable and our historical collection experience for each type of payer.  Receivables are charged off to the allowance account at the time they are deemed uncollectible.

Net Income (Loss) Per Common Share

We compute net income (loss) per share in accordance with Financial Accounting Standards Statement No. 128 “Earnings per Share” (“SFAS 128”) and SEC Staff Accounting Bulletin No. 98 (“SAB 98”).  Under the provisions of SFAS No. 128 and SAB 98, basic net income (loss) per share is computed by dividing the net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period.  Diluted earnings per share are calculated by dividing net income by potentially dilutive common shares, which include stock options and warrants.

Net loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding during the period. The impact of conversion of dilutive securities, such as stock options and warrants, is not considered where a net loss is reported as the inclusion of such securities would be anti-dilutive. As a result, basic loss per share is the same as diluted loss per share.

NOTE B – EQUITY AND DEBT FINANCING TRANSACTIONS

On January 18, 2006, the Company entered into a binding letter agreement (the "Aspen Agreement") with Aspen Select Healthcare, LP, which provided, among other things, that:

(a) Aspen waived certain pre-emptive rights in connection with the sale of $400,000 of common stock at a purchase price of $0.20/share and the granting of 900,000 warrants with an exercise price of $0.26/share to a SKL Limited

Partnership, LP ("SKL" as more fully described below) in exchange for five year warrants to purchase 150,000 shares at an exercise price of $0.26/share;

(b) Aspen had the right, up to April 30, 2006, to purchase up to $200,000 of restricted shares of our common stock at a purchase price per share of $0.20/share (1.0 million shares) and receive a five year warrant to purchase up to 450,000 shares of our common stock at an exercise price of $0.26/share in connection with such purchase (the "Equity Purchase Rights"). On March 14, 2006, Aspen exercised its Equity Purchase Rights

(c) Aspen and the Company amended the Loan Agreement, dated March 23, 2005 (the “Loan Agreement”) between the parties to extend the maturity date until September 30, 2007 and to modify certain covenants (such Loan Agreement as amended, the “Credit Facility Amendment”).

(d) Aspen had the right, until April 30, 2006, to provide up to $200,000 of additional secured indebtedness to us under the Credit Facility Amendment and receive a five year warrant to purchase up to 450,000 shares of our common stock with an exercise price of $0.26/share (the "New Debt Rights"). On March 30, 2006, Aspen exercised its New Debt Rights and entered into the definitive transaction documentation for the Credit Facility Amendment and other such documents required under the Aspen Agreement.

(e) The Company agreed to amend and restate that certain warrant agreement, dated March 23, 2005 to provide that all 2,500,000 warrant shares (the "Existing Warrants") were vested and the exercise price per share of such warrants was reset to $0.31 per share; and

(f) The Company agreed to amend that certain Registration Rights Agreement, dated March 23, 2005 (the "Registration Rights Agreement"), between the parties to incorporate the Existing Warrants and any new shares or warrants issued to Aspen in connection with the Equity Purchase Rights or the New Debt Rights.

We borrowed an additional $100,000 from the Aspen credit facility in May 2006, $25,000 in September 2006 and $50,000 in December 2006. At December 31, 2006, $1,675,000 was outstanding on the credit facility, which bears interest at prime plus 6%, and $25,000 remained available. Subsequent to December 31, 2006 we borrowed the remaining $25,000 available under the Aspen facility.

During the period from January 18 - 21, 2006, the Company entered into agreements with four other shareholders who are parties to that certain Shareholders’ Agreement, dated March 23, 2005, to exchange five year warrants to purchase 150,000 shares of stock in the aggregate at an exercise price of $0.26/share for such shareholders’ waiver of their pre-emptive rights under the Shareholders’ Agreement.

On January 21, 2006 the Company entered into a subscription agreement (the "Subscription") with SKL Family Limited Partnership, LP, a New Jersey limited partnership, whereby SKL purchased 2.0 million shares (the "Subscription Shares") of the Company's common stock at a purchase price of $0.20/share for $400,000. Under the terms of the Subscription, the Subscription Shares are restricted for a period of 24 months and then carry piggyback registration rights to the extent that exemptions under Rule 144 are not available to SKL. In connection with the Subscription, the Company also issued a five year warrant to purchase 900,000 shares of the Company's common stock at an exercise price of $0.26/share.  SKL has no previous affiliation with the Company.

On June 6, 2006 as a result of not terminating our Standby Equity Distribution Agreement (“SEDA”) with Cornell Capital Partners, L.P. (“Cornell Capital”) a short-term note payable in the amount of $50,000 became due to Cornell and was subsequently paid in July 2006 from the proceeds of a $53,000 advance under the SEDA.

The following sales of common stock have been made under our SEDA with Cornell since it was first declared effective on August 1, 2005.

Request Date	Completion Date	Shares of Common Stock Issued/Sold	Gross Proceeds Received	Cornell Fee	Escrow Fee	Net Proceeds	ASP(1)

8/29/2005	9/8/2005	63,776	$25,000	$1,250	$500	$23,250

12/10/2005	12/18/2005	241,779	50,000	2,500	500	47,000

Subtotal - 2005		305,555	$75,000	$3,750	$1,000	$70,250	$0.25

7/19/2006	7/28/2006	83,491	53,000	2,500	500	50,000

8/8/2006	8/16/2006	279,486	250,000	12,500	500	237,000

10/18/2006	10/23/2006	167,842	200,000	10,000	500	189,500

Subtotal - 2006		530,819	$503,000	$25,000	$1,500	$476,500	$0.95

12/29/2006	1/10/2007	98,522	150,000	7,500	500	142,000

1/16/2007	1/24/2007	100,053	150,000	7,500	500	142,000

2/1/2007	2/12/2007	65,902	100,000	5,000	500	94,500

2/19/2007	2/28/2007	166,611	250,000	12,500	500	237,000

2/28/2007	3/7/2007	180,963	250,000	12,500	500	237,000

4/5/2007	4/16/2007	164,777	250,000	12,500	500	237,000

4/20/2007	4/30/2007	173,467	250,000	12,500	500	237,000
Subtotal - 2007 YTD		950,295	$1,400,000	$70,000	$3,500	$1,326,500	$1.48

Total Since Inception		1,786,669	$1,978,000	$98,750	$6,000	$1,873,250	$1.19

Remaining			$3,022,000

Total Facility			$5,000,000

(1) Average Selling Price of shares issued.

NOTE D –EQUIPMENT LEASES

Capital Leases

During 2007, we entered into the following capital leases:

				Monthly	Obligation at
Date	Type	Months	Cost	Payment	March 31, 2007
Feb 2007	Computer Hardware	36	$3,618	$127	$3,289
Feb 2007	Computer Hardware	36	4,508	153	4,202
Feb 2007	Lab Equipment	48	80,015	2,289	75,181
Mar 2007	Lab Equipment	60	135,655	2,746	135,646
Mar 2007	Computer Software	36	15,783	527	14,693
Totals			$239,579	$5,842	$233,011

NOTE E – OTHER SUBSEQUENT EVENTS

On April 2, 2007, we concluded a definitive agreement with Power3 Medical Products, Inc., a New York Corporation (“Power3”) regarding the formation of a joint venture Contract Research Organization (“CRO”) and the issuance of convertible debentures and related securities by Power3 to us. Power3 is an early stage company engaged in the discovery, development, and commercialization of protein biomarkers. Under the terms of the agreement, we agreed to enter into a joint venture agreement with Power3 pursuant to which the parties will jointly own a CRO and begin commercializing Power3’s intellectual property portfolio of seventeen patents pending by developing diagnostic tests and other services around one or more of the over 500 protein biomarkers that Power3 believes it has discovered to date. Power3 has agreed to license all of its intellectual property on a non-exclusive basis to the CRO for selected commercial applications as well as provide certain management personnel. We will provide access to cancer samples, management and sales & marketing personnel, laboratory facilities and working capital. Subject to final negotiation of the joint venture agreement, we will own a minimum of 60% and up to 80% of the new CRO venture which is anticipated to be launched in the third or fourth quarter of FY 2007.

As part of the definitive agreement, we provided $200,000 of working capital to Power3 by purchasing a convertible debenture on April 17, 2007 pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) between us and Power3. We were also granted two irrevocable options to increase our stake in Power3 to up to 60% of the Power3 fully diluted shares outstanding.  The first option (the “First Option”) is a fixed option to purchase convertible preferred stock of Power3 that is convertible into such number of shares of Power3 common stock, in one or more transactions, up to 20% of Power3’s voting common stock at a purchase price per share, which will also equal the initial conversion price per share, equal to the lesser of (a) $0.20/share, or (b) $20,000,000 divided by the fully-diluted shares outstanding on the date of the exercise of the First Option. This First Option became exercisable on April 17, 2007 and continues to be exercisable until the day which is the later of (c) November 16, 2007 or (d) the date that certain milestones specified in the agreement have been achieved. The First Option is exercisable in cash or NeoGenomics common stock at our option, provided, however, that we must include at least $1.0 million of cash in the consideration if we elect to exercise this First Option. In addition to purchasing convertible preferred stock as part of the First Option, we are also entitled to receive such number of warrants to purchase Power3 common tock that will permit us to maintain our current ownership percentage in Power3 on a fully diluted basis.  Such warrants will have an exercise price equal to the initial conversion price of the convertible preferred stock that was purchased pursuant to the First Option and will have a five year term.

The second option (the “Second Option”), which is only exercisable if we have exercised the First Option, provides that we will have the option to increase our stake in Power3 to up to 60% of fully diluted shares of Power3 over the twelve month period beginning on the expiration date of the First Option in one or a series of transactions by purchasing additional convertible preferred stock of Power3 that is convertible into voting common stock and receiving additional warrants. The purchase price per share, and the initial conversion price of the Second Option convertible preferred stock will, to the extent such Second Option is exercised within six months of exercise of the First Option, be the lesser of (a) $0.40/share or (b) $40,000,000 divided by the fully diluted shares outstanding on the date of any purchase. The purchase price per share, and the initial conversion price of the Second Option convertible preferred stock will, to the extent such Second Option is exercised after six months, but within twelve months of exercise of the First Option, be the lesser of (y) $0.50/share or (z) an equity price per share equal to $50,000,000 divided by the fully diluted shares outstanding on the date of any purchase. The exercise price of the Second Option may be paid in cash or in any combination of cash and our common stock at our option. In addition to purchasing convertible preferred stock as part of the Second Option, we are also entitled to receive such number of warrants to purchase

NOTE C – OTHER RELATED PARTY TRANSACTIONS

During the three months ended March 31, 2007, we incurred consulting expense from Steven Jones a director of the Company, for work performed in connection with acting as our principal financial officer in the amount of $21,000 compared to $13,500 for the three months ending March 31, 2006.

For the three months ended March 31, 2007, we incurred consulting expense of $9,500 from George O’Leary a director of the Company for general consulting work.

Power3 common stock that will permit us to maintain our current ownership percentage in Power3 on a fully diluted basis.  Such warrants will have an exercise price equal to the initial conversion price of the convertible preferred stock being purchased that date and will have a five year term.

The Purchase Agreement granted us (1) a right of first refusal with respect to future issuances of Power3 capital stock and (2) the right to appoint a member of the Power3 board of directors so long as we own 10% or more of Power3’s outstanding voting securities.

Operating Leases

On April 5, 2007, we entered into a lease for 8,195 square feet of laboratory space in Irvine, California. The lease is a five year lease and results in total payments by the Company of approximately $771,000 including estimated operating and maintenance expenses and property taxes.  This lease will expire on April 30, 2012.

Financing

As described in Note B, we drew $500,000 from the SEDA subsequent to March 31, 2007.

End of Financial Statements

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about NeoGenomics, Inc. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

•  except the common stock offered by this prospectus;

•  in any jurisdiction in which the offer or solicitation is not authorized;

•  in any jurisdiction where the dealer or other  salesperson is not qualified to make the offer or solicitation;

•  to any person to whom it is unlawful to make the offer or solicitation; or

•  to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

•  there have been no changes in the affairs of NeoGenomics, Inc. after the date of this prospectus; or

•  the information contained in this prospectus is correct after the date of this prospectus.

Until May 24, 2007, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.
PROSPECTUS 10,000,000 Shares of Common Stock NEOGENOMICS, INC. May 24, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation eliminate liability of our Directors and officers for breaches of fiduciary duties as Directors and officers, except to the extent otherwise required by the Nevada Revised Statutes and where the breach involves intentional misconduct, fraud or a knowing violation of the law.

Nevada Revised Statutes 78.750, 78.751 and 78.752 have similar provisions that provide for discretionary and mandatory indemnification of officers, Directors, employees, and agents of a corporation. Under these provisions, such persons may be indemnified by a corporation against expenses, including attorney’s fees, judgment, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to any action, suit or proceeding, had no reasonable cause to believe his conduct was unlawful.

To the extent that a Director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter, he must be indemnified by us against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense.

Any indemnification, unless ordered by a court or advanced by us, must be made only as authorized in the specific case upon a determination that indemnification of the Director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	By the stockholders;

•	By our Board of Directors by majority vote of a quorum consisting of Directors who were not parties to that act, suit or proceeding;

•	If a majority vote of a quorum consisting of Directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

•	If a quorum consisting of Directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion;

•
Expenses of officers and Directors incurred in defending a civil or criminal action, suit or proceeding must be paid by us as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by the Director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by us.

•
To the extent that a Director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, we shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to Directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such Director, officer, or controlling person connected with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. The Company will pay all expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$ 471
Printing and Engraving Expenses	$ 2,500
Accounting Fees and Expenses	$ 15,000
Legal Fees and Expenses	$ 50,000
Miscellaneous	$ 17,029
TOTAL	$ 85,000

ITEM 26. SALES OF UNREGISTERED SECURITIES

Except as otherwise noted, all of the following shares were issued and options and warrants granted pursuant to the exemption provided for under Section 4(2) of the Securities Act as a “transaction not involving a public offering.” No commissions were paid, and no underwriter participated, in connection with any of these transactions. Each such issuance was made pursuant to individual contracts which are discrete from one another and are made only with persons who were sophisticated in such transactions and who had knowledge of and access to sufficient information about the Company to make an informed investment decision. Among this information was the fact that the securities were restricted securities.

During 2004, we sold 3,040,000 shares of our common stock in a series of private placements at $0.25/share to unaffiliated third party investors. These transactions generated net proceeds to the Company of approximately $740,000 after deducting certain transaction expenses. These transactions involved the issuance of unregistered stock to accredited investors in transactions that we believed were exempt from registration under Rule 506 promulgated under the Securities Act. All of these shares were subsequently registered on a SB-2 Registration Statement, which was declared effective by the SEC on August 1, 2005.

During the period January 1, 2005 to May 31, 2005, we sold 450,953 shares of our common stock in a series of private placements at $0.30 - $0.35/share to unaffiliated third party investors. These transactions generated net proceeds to the Company of approximately $146,000. These transactions involved the issuance of unregistered stock to accredited investors in transactions that we believed were exempt from registration under Rule 506 promulgated under the Securities Act. All of these shares were subsequently registered on a SB-2 Registration Statement, which was declared effective by the SEC on August 1, 2005.

On March 23, 2005, the Company entered into a Loan Agreement with Aspen Select Healthcare, LP (Aspen) to provide up to $1.5 million of indebtedness pursuant to a credit facility (the Credit Facility). As part of the Credit Facility transaction, the Company also issued to Aspen a five year Warrant to purchase up to 2,500,000 shares of its common stock at an original exercise price of $0.50/share. Steven C. Jones, our Acting Principal Financial Officer and a Director of the Company, is a general partner of Aspen.

On June 6, 2005, we entered into a Standby Equity Distribution Agreement (the SEDA) with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, the Company may, at its discretion, periodically sell to Cornell Capital Partners shares of our common stock for a total purchase price of up to $5.0 million.  Upon execution of the Standby Equity Distribution Agreement, Cornell Capital Partners received 381,888 shares of our common stock as a commitment fee under the Standby Equity Distribution Agreement. The Company also issued 27,278 shares of the Company’s common stock to Spartan Securities under a placement agent agreement relating to the Standby Equity Distribution Agreement.

On January 18, 2006, the Company entered into a binding letter agreement (the Aspen Agreement) with Aspen which provided, among other things, that:

(a) Aspen waived certain pre-emptive rights in connection with the sale of $400,000 of common stock at a purchase price of $0.20 per share and the granting of 900,000 warrants with an exercise price of $0.26 per share to SKL in exchange for five (5) year warrants to purchase 150,000 shares at an exercise price of $0.26 per share (the Waiver Warrants).

(b) Aspen had the right, up to April 30, 2006, to purchase up to $200,000 of restricted shares of the Company’s common stock at a purchase price per share of $0.20/share (1,000,000 shares) and receive a five (5) year warrant to purchase 450,000 shares of our common stock at an exercise price of $0.26 per share in connection with such purchase (the Equity Purchase Rights). On March 14, 2006, Aspen exercised its Equity Purchase Rights.

(c) Aspen and the Company amended the Loan Agreement, dated March 23, 2005 (the Loan Agreement) between the parties to extend the maturity date until September 30, 2007 and to modify certain covenants (such Loan Agreement as amended, the Credit Facility Amendment).

(d) Aspen had the right, until April 30, 2006, to provide up to $200,000 of additional secured indebtedness to the Company under the Credit Facility Amendment and to receive a five year warrant to purchase up to 450,000 shares of the Company’s common stock with an exercise price of $0.26/share (the New Debt Rights).  On March 30, 2006, Aspen exercised its New Debt Rights and entered into the definitive transaction documentation for the Credit Facility Amendment and other such documents required under the Aspen Agreement.

(e) The Company agreed to amend and restate the warrant agreement, dated March 23, 2005, to provide that all 2,500,000 warrant shares (the Existing Warrants) were vested and the exercise price per share was reset to $0.31 per share.

(f) The Company agreed to amend the Registration Rights Agreement, dated March 23, 2005 (the Registration Rights Agreement), by and between the parties to incorporate the Existing Warrants, the Waiver Warrants and any new shares or warrants issued to Aspen in connection with the Equity Purchase Rights or the New Debt Rights.

During the period from January 18 - 21, 2006, the Company entered into agreements with four other shareholders who are parties to a Shareholders’ Agreement, dated March 23, 2005, to exchange five year warrants to purchase an aggregate of 150,000 shares of stock at an exercise price of $0.26/share for such shareholders’ waiver of their pre-emptive rights under the Shareholders’ Agreement.

On January 21, 2006 the Company entered into a subscription agreement (the Subscription) with SKL whereby SKL purchased 2.0 million shares (the Subscription Shares) of the Company’s common stock at a purchase price of $0.20/share for $400,000. Under the terms of the Subscription, the Subscription Shares are restricted for a period of twenty-four (24) months and then carry piggyback registration rights to the extent that exemptions under Rule 144 are not available to SKL. In connection with the Subscription, the Company also issued a five year warrant to purchase 900,000 shares of the Company’s common stock at an exercise price of $0.26/share. SKL has no previous affiliation with the Company.

Unless otherwise specified above, the Company believes that all of the above transactions were transactions not involving any public offering within the meaning of Section 4(2) of the Securities Act, as amended, since (a) each of the transactions involved the offering of such securities to a substantially limited number of persons; (b) each person took the securities as an investment for his/her/its own account and not with a view to distribution; (c) each person had access to information equivalent to that which would be included in a registration statement on the applicable form under the Securities Act, as amended; (d) each person had knowledge and experience in business and financial matters to understand the merits and risk of the investment; therefore no registration statement needed to be in effect prior to such issuances.

ITEM 26. EXHIBITS

Exhibit No.	Description of Exhibit	Location

3.1	Articles of Incorporation, as amended	Incorporated by reference to the Company’s Registration Statement on Form SB-2 as filed with the SEC on February 10, 1999

3.2	Amendment to Articles of Incorporation filed with the Nevada Secretary of State on January 3, 2002	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on May 20, 2003

3.3	Amendment to Articles of Incorporation filed with the Nevada Secretary of State on April 11, 2003	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on May 20, 2003

3.4	Amended and Restated Bylaws, dated October 14, 2003	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB as filed with the SEC on November 14, 2003

3.5	NeoGenomics, Inc. 2003 Equity Incentive Plan	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB as filed with the United States SEC on November 14, 2003

3.6	Amended and Restated NeoGenomics Equity Incentive Plan, dated October 31, 2006	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, as filed with the SEC on November 17, 2006

5.1	Opinion of Counsel	Incorporated by reference to the Company’s Registration Statement on Form SB-2 as filed with the SEC on July 28, 2005

10.1	Loan Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P. dated March 23, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 30, 2005

10.2	Amended and Restated Registration Rights Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P. and individuals dated March 23, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 30, 2005

10.3	Guaranty of NeoGenomics, Inc., dated March 23, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 30, 2005

10.4	Stock Pledge Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated March 23, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 30, 2005

10.5	Warrants issued to Aspen Select Healthcare, L.P., dated March 23, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 30, 2005

10.6	Security Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated March 23, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 30, 2005

10.7	Employment Agreement, dated December 14, 2004, between Mr. Robert P. Gasparini and the Company	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 15, 2005

10.8	Standby Equity Distribution Agreement with Cornell Capital Partners, LP dated June 6, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on June 8, 2005

10.9	Registration Rights Agreement with Cornell Capital Partners, LP related to the Standby Equity Distribution dated June 6, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on June 8, 2005

10.10	Placement Agent Agreement with Spartan Securities Group, Ltd., related to the Standby Equity Distribution dated June 6, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on June 8, 2005

10.11	Amended and Restated Loan Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated March 30, 2006	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 1, 2006

10.12	Amended and Restated Warrant Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated January 21, 2006	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 1, 2006

10.13	Amended and Restated Security Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated March 30, 2006	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 1, 2006

10.14	Registration Rights Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated March 30, 2006	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 1, 2006

10.15	Warrant Agreement between NeoGenomics, Inc. and SKL Family Limited Partnership, L.P. issued January 23, 2006	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 1, 2006

10.16	Warrant Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P. issued March 14, 2006	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 1, 2006

10.17	Warrant Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P. issued March 30, 2006	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 1, 2006

10.18	Agreement with Power3 Medical Products, Inc. regarding the Formation of Joint Venture & Issuance of Convertible Debenture and Related Securities	Incorporated by reference to the Company’s Annual Report on Form 10-KSB, as filed with the SEC on April 2, 2007

10.19	Securities Purchase Agreement, dated April 17,2007, provided herewith by and between NeoGenomics, Inc. and Power3 Medical Products, Inc.

10.20	Convertible Debenture, dated April 17, 2007, provided herewith issued by Power3 Medical Products amount of $200,000

14.1	NeoGenomics, Inc. Code of Ethics for Senior Financial Officers and the Principal Executive Officer	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on April 15, 2005

23.1	Consent of Kingery & Crouse, P.A.	Provided herewith

ITEM 28. UNDERTAKINGS

The undersigned  Company hereby undertakes:

(1)           To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)           Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           Include any additional or changed information on the plan of distribution.

(2)           For determining liability under the Securities Act, the Company will treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)           Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Director, officer and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a Director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post-Effective Amendment No. 2 to be signed on our behalf by the undersigned, on May 24, 2007.

Date: May 24, 2007	NEOGENOMICS, INC.

By: /s/ Robert P. Gasparini
Name: Robert P. Gasparini
Title: President and Principal Executive Officer

By: /s/ Steven C. Jones
Name: Steven C. Jones
Title: Principal Financial Officer and Director

By: /s/ Jerome J. Dvonch
Name: Jerome J. Dvonch
Title: Acting Principal Accounting Officer

In accordance with the Securities Act, this Post-Effective Amendment No. 2 has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Michael T. Dent	Chairman of the Board	May 24, 2007
Michael T. Dent, M.D.

/s/ Robert P. Gasparini	President, Principal Executive Officer and Director	May 24, 2007
Robert P. Gasparini

/s/ Steven C. Jones	Principal Financial Officer and	May 24, 2007
Steven C. Jones	Director

/s/ Jerome. J. Dvonch	Acting Principal Accounting Officer	May 24, 2007
Jerome J. Dvonch

/s/ George G. O’Leary	Director	May 24, 2007
George G. O’Leary

/s/ Peter M. Peterson	Director	May 24, 2007
Peter M. Peterson